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FILE PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-112325

TREATY OAK BANCORP, INC.

A proposed bank holding company for
TREATY OAK BANK
(Approval Pending)

COMMON STOCK UP TO 1,440,000 SHARES

        We are offering for sale a minimum of 360,000 shares and a maximum of 1,440,000 shares of our common stock at a price of $8.33 per share to raise the money to capitalize and fund the operations of Texline State Bank, our banking subsidiary. Texline State Bank is a Texas state-chartered bank headquartered in Texline, Texas. We intend to establish banking operations in Austin, Texas, by relocating the headquarters of Texline State Bank to Austin, retain a branch in Texline, Texas, and rename the bank "Treaty Oak Bank." We are the holding company and own substantially all of the outstanding shares of Texline State Bank. Before this offering, there has been no public market for our common stock.

        To participate in the offering, you must subscribe to purchase at least 300 shares. You may subscribe for and purchase a maximum of 30,000 shares in the offering. If you subscribe for more than 30,000 shares, we intend to reject the portion of the subscription that exceeds 30,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. For every five shares of common stock you purchase, you will receive a warrant to purchase one additional share of common stock at a price of $10.00. The warrants will be exercisable until June 30, 2007.

        We will offer and sell the common stock on a best-efforts basis, and our directors and officers will receive no commissions or other compensation in connection with these activities but will be reimbursed for out-of-pocket expenses.

        The offering will end on June 30, 2004, unless we elect, in our sole discretion, to extend the offering to not later than September 30, 2004.

        All subscription funds will be held in an escrow account at TIB—The Independent BankersBank, Irving, Texas, which will act as the escrow agent. The escrow agent will hold the subscription funds for incremental release until we accept subscriptions for at least 360,000 shares. Thereafter, we will continue to release funds from escrow upon receipt of aggregate subscriptions of 120,000-share increments. If we are unable to sell at least 360,000 shares of common stock by September 30, 2004, the escrow agent will promptly return all subscription funds to investors, and our organizing shareholder will pay all remaining expenses. We will be unable to use any subscription funds until they are released from escrow. Any interest earned on the subscription funds held in escrow will be retained by Treaty Oak Bancorp, Inc.

        The shares are not listed on any national securities exchange or the Nasdaq Stock Market. Our common stock is not a deposit or a bank account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. Our common stock is subject to investment risk, including possible loss of principal.

An investment in our common stock involves risks, and you should not invest in this offering unless you can afford to lose all of your investment. We have described what we believe are the material risks of this investment in the section titled "Risk Factors," beginning on page 9.

        Neither the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Texas Department of Banking, the Federal Deposit Insurance Corporation, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The following summarizes the minimum and maximum proceeds that we expect to receive from the offering.

	Per share	Total minimum	Total maximum
Subscription price	$8.33	$2,998,800	$11,995,200
Fees and commissions	—	—	—
Proceeds to Treaty Oak Bancorp, Inc. (1)	$8.33	$2,998,800	$11,995,200

(1)
Before deducting organizational, other pre-opening, and offering expenses to be paid in cash, consisting of, among others, legal and accounting fees, and printing, distribution, and marketing expenses, estimated to total approximately $775,000. These expenses are expected to be funded by Treaty Oak Holdings, Inc., our organizing shareholder, from funds obtained through a working capital line of credit from TIB—The Independent BankersBank, Irving, Texas, and guaranteed, jointly and severally, by three of our organizers, Terry W. Hamann, William J. McLellan, and Jeffrey L. Nash. We will repay these expenses to Treaty Oak Holdings, Inc., from the proceeds of this offering unless we are unable to sell at least 480,000 shares of common stock, in which case, Treaty Oak Holdings, Inc., will bear the costs for any expenditures paid for organizational, other pre-opening, and offering expenses.

Prospectus dated May 7, 2004

SUMMARY

        This summary provides an overview of the key aspects of the offering. Because this is a summary, it may not contain all of the information that is important to you. For a more complete understanding of the offering, we urge you to read this entire prospectus carefully. When we refer in this prospectus to "Treaty Oak Bancorp," "the Company," "we," "our," and "us," we are referring to Treaty Oak Bancorp, Inc., unless the context indicates otherwise. When we refer to "the Bank" or "our banking subsidiary," we are referring to Treaty Oak Bank unless the context indicates otherwise.

        We are offering for sale a minimum of 360,000 shares and a maximum of 1,440,000 shares of our common stock at a price of $8.33 per share to raise the money to capitalize and fund the operations of Texline State Bank, our banking subsidiary. Texline State Bank is a Texas state-chartered bank headquartered in Texline, Texas. We intend to establish banking operations in Austin, Texas by relocating the headquarters of Texline State Bank to Austin, retain a branch in Texline, Texas, and rename the bank "Treaty Oak Bank." We are the holding company and own 99.97% of the outstanding shares of Texline State Bank. Following the establishment of the Austin banking operations, the current Texline State Bank facility will continue to operate in Texline, Texas, as a branch of Treaty Oak Bank.

        You must purchase at least 300 shares of the offered stock to participate; however, we may waive the minimum at our sole discretion.

Vision

        To be the preferred independent community bank in Austin through the delivery of exceptional personal relationship services.

Background and Acquisition

        Treaty Oak Bancorp, Inc. was formed in November 2003 for the purpose of serving as a holding company for Treaty Oak Bank. To date, our sole operations have been directed toward preparing and filing applications with various bank regulatory authorities for permission to acquire Texline State Bank, move its headquarters to Austin, and rename the bank "Treaty Oak Bank," and taking all other actions necessary to complete the Texline State Bank acquisition, including those actions related to raising capital under this offering.

        Prior to our formation, our founders began a search for an acceptable bank acquisition candidate to execute management's plan to relocate an acquired bank to Austin, Texas, and become our subsidiary. After approximately nine months of searching, our organizing shareholder, Treaty Oak Holdings, Inc., a Texas corporation incorporated on August 8, 2002 ("Treaty Oak Holdings"), entered into a definitive agreement for the acquisition of Texline State Bank on June 20, 2003. Treaty Oak Holdings assigned the acquisition agreement to us in connection with our initial capitalization, and we closed the acquisition on March 9, 2004.

        Texline State Bank is a small state-chartered bank located in Texline, Texas, in the northwest corner of the Texas panhandle. It has been operating in Texline, Texas, since 1977, and its lending activities focus primarily around agricultural and residential real estate and the agricultural industry, generally. As of December 31, 2003, Texline State Bank had total assets of approximately $11,930,000, and total deposits of approximately $9,560,000.

Business Overview

        As a small bank in a rural community, Texline State Bank has offered limited banking services to its customers, such as interest-bearing deposits and loans, primarily for agricultural purposes. Texline State Bank does not presently offer any form of automated teller service, direct deposit, on-line banking, investment services, insurance products, credit cards or other products offered by most banks in urban markets. Following approval, Treaty Oak Bank will provide a complete range of retail and commercial banking products and services comparable to most other banks in the Austin market. A list of services we intend to offer, although not all of these services will be immediately available, is:

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  commercial loans to small and medium-sized businesses;

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  individual consumer loans;

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  real estate loans;

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  development loans;

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  packaging and selling loans;

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  flexible financing opportunities for various community projects;

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  merchant card services;

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  letters of credit;

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  accounts receivable financing;

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  customized cash management services;

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  brokerage asset management;

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  mutual funds activities;

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  private banking; and

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  trust services when regulatory approval is granted.

Market Opportunity

        Consumers use credit, ATM, debit, and check cards to conduct everyday business with a flexibility that was not possible until recently. However, we believe that traditional banking has not kept up with the technology that has laced consumer finances together. In addition, we believe that banks have generally lost the ability to understand their clients. According to a recent study conducted by the American Bankers Association, 57% of all customers will sever their banking relationships within two years of beginning them.

        In the primary target area of West Lake Hills, Texas, a suburb of Austin, Texas, there are 12 different banks operating from 17 different locations. Few of these offer extended services, and most offer only a minimum level of service. They tend to be inflexible and checklist-oriented instead of open to opportunities to create innovative solutions for the sophisticated client. During on-site research at banks in the target area, we discovered that they show a surprising lack of interest in their customers. Considering the general consumer attitude of dissatisfaction and the general banking attitude of indifference, we believe that ample opportunity exists for an innovative, solution-driven company to succeed in the banking market in the target area. Please refer to "Business—Competition" on page 73 for additional information.

Regulation of Banking Activities

        In connection with our organization by Treaty Oak Holdings and our acquisition of Texline State Bank, we filed an application with the Federal Reserve Bank of Dallas on December 22, 2003, for approval to become a bank holding company through the acquisition of up to 100% of the outstanding capital stock of Texline State Bank. Treaty Oak Holdings joined in this application because it is deemed to be a bank holding company based on its ownership of our shares. The Board of Governors of the Federal Reserve System approved the application on February 19, 2004. In addition, a significant part of our business plan involves the relocation of the main office of Texline State Bank to Austin, Texas. This relocation requires the approval of the Texas Department of Banking and the Federal Deposit Insurance Corporation ("FDIC"). The applications to approve this relocation were filed on January 14, 2004, with the Texas Department of Banking and the FDIC.

        On April 13, 2004, we received a letter from the FDIC of proposed conditions for our approval to relocate to Austin, Texas. Our agreement to the conditions in writing would allow the FDIC to address and favorably resolve the seven factors listed in Section 6 of the Federal Deposit Insurance Act and approve our application. The proposed conditions are as follows:

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  The Bank shall operate within the parameters of the business plan submitted to the FDIC and shall notify the Regional Director during the first three years of operations of any proposed major change 60 days before such change;

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  Paid-in capital funds of not less than $6,500,000;

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  Tier 1 capital to assets leverage ratio is maintained at not less than 8% throughout the first three years of operations and that an adequate allowance for loan and lease losses is provided;

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  Any changes in proposed management or ownership of 10% or more of stock, including new acquisitions of or subscriptions to 10% or more of stock, is approved by the FDIC;

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  Where applicable, full disclosure has been made to all proposed directors and shareholders of the facts concerning the interest of any insider in any transactions being effected or then contemplated, including the identity of the parties to the transaction and the terms and cost involved. An insider is one who is or is proposed to be one of our directors, officers, or incorporators; a shareholder who directly or indirectly controls 10 or more percent of any class of our outstanding voting stock; or the associates or interests of any such person;

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  Written loan, asset/liability management and interest rate risk policies, acceptable to the Regional Director, are adopted by the Board of Directors;

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  Persons selected to serve as the principal operating officers shall be acceptable to the Regional Director;

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  The Bank is staffed with a sufficient number of personnel to enable appropriate internal routine and controls;

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  Insiders divest ownership of their individual limited partnership interests in PGI Equity Partners, L.P., by September 30, 2004; and

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  Pending background checks disclose no unfavorable information.

        We agreed to these conditions in writing on April 20, 2004.

        As of the date of this prospectus, we have not obtained any approval for the relocation from the Texas Department of Banking.

        As a bank holding company, we are subject to extensive governmental regulation, primarily by the Board of Governors of the Federal Reserve System pursuant to the provisions of the Bank Holding Company Act of 1956. As a Texas state non-member bank, our subsidiary bank is also subject to extensive governmental regulation, primarily by the Texas Department of Banking and the FDIC. As such, our operation and that of the Bank may be affected by future changes in banking laws, rules, and regulations, as well as the regulatory structure and environment. Please refer to "Supervision and Regulation," beginning on page 98, for additional information.

The Opportunity

        We believe that two external factors will have an effect on the Bank's performance and operations. The first is the monetary policy of the Federal Reserve Board. The Federal Reserve Board uses open market operations, changes in the rate charged on member bank borrowings, and changes in reserve requirements for member banks to influence the overall growth and distribution of bank loans, investments and deposits, as well as the interest rates charged by member banks on those loans or deposits. For example, purchases and sales of government securities and certain other securities in the open market influence the volume of money and credit in the economy. Purchases inject reserves into the banking system and stimulate growth of money and credit; sales do the opposite.

        The second factor is the local economy. General economic conditions affect the banking industry. The national recession has not had as dramatic an impact on Austin as did the recession that Texas experienced during the mid-to-late 1980s, which was driven primarily by the collapse of the real estate, banking, and oil and gas industries. While from early in 2000 until late in 2002 the Austin economy declined as a result of a slow-down in local technology manufacturing industries, a reduction in venture capital backed technology start-up businesses, the decline in the stock markets, and other factors which generally affected the global economy over the same period, recent months have shown signs of economic improvement and recovery evidenced by a decrease in the unemployment rates and an increase in sales tax revenues among other factors. Along with the national and state economies, the Austin economy is showing signs of growth and improving economic prosperity.

        The target market includes service-demanding individuals, small businesses and their owners, and the self-employed. This consumer group includes the majority of businesses operating in the West Lake Hills and surrounding area of Austin. According to the 2000 Census, there are more than 2,000 small businesses in the zip codes targeted by the Bank, employing 30,000 people. The target zip codes are rated among the highest income brackets in the nation and among the highest in home ownership in Texas.

Sources of Revenue

        We expect our primary source of revenue to be lending activities. We believe that we will be able to position the Bank to provide creative lending strategies while maintaining secure, ethical, and regulatory-compliant standards. The Bank expects other sources of revenue to include fees paid for the following:

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  deposit accounts;

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  investment activities, including interest-bearing securities;

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  cashiers' checks;

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  notary services;

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  safe deposit boxes; and

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  similar standard services.

Our Management

        Treaty Oak Bancorp is a Texas corporation formed to serve as a holding company for Texline State Bank. Our principal offices are located at 3811 Bee Cave Road, Suite 209, Austin, Texas 78746. Early in the second calendar quarter of 2004, we intend to move to a renovated 15,000 square-foot building located at 101 Westlake Drive, where we will lease 7,000 square feet to serve as our principal offices and the main headquarters of the Bank. Our current lease expires in April 2004.

        We have assembled members of a management team who understand both the business community and the needs of private clients in the Austin area. Prior to completion of this offering, we expect that the following individuals will serve as our directors and executive officers:

  Terry W. Hamann
  Chairman of the Board, President, and Chief Executive Officer

  William J. McLellan
  Vice-Chairman, Director, and Business Development Advisor to Management

  Jeffrey L. Nash
  Executive Vice President and Director

  Charles T. Meeks
  Director

  Sandra L. Ellsworth
  Chief Financial Officer

  Carl J. Stolle
  Director

  Toni A. Neal
  Director

  Marvin L. Schrager
  Director

  Hayden D. Watson
  Director

  Arthur H. Coleman
  Director

        We intend to identify and appoint an additional member to our Board of Directors prior to the close of this offering. In addition to their service on our Board of Directors or as one of our executive officers, Charles T. Meeks will serve as Chairman of the Board of Treaty Oak Bank (approval pending), Jeffrey L. Nash will serve as its president and chief executive officer, and Sandra L. Ellsworth will serve as its cashier. The following individuals have committed to serve on the Bank's Board of Directors, which we expect to consist of at least nine members but not more than 15:

• Terry W. Hamann	• Charles T. Meeks	• Tony White
• William J. McLellan	• Sandra L. Ellsworth	• Arthur H. Coleman
• Jeffrey L. Nash	• Toni A. Neal

        In addition, the following individuals, who will not serve as directors or executive officers, are serving as advisors: Darrell K. Royal, James "Happy" Feller, William Schneider, Allan "Bud" Shivers, Michael Vargas, Angelos Angelou, Ray Benson, Walter A. DeRoeck, and Donald Cox. Each of these individuals is playing an important role as we develop our business and corporate policies prior to commencing active banking operations.

        Our directors, advisors, and executive officers are local business and community leaders. We believe that their business experience and relationships will enable them to assist the Bank in developing and maintaining a loyal customer base. We expect that these individuals will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community. Please refer to "Management," beginning on page 76, for additional information.

Terms of the Offering

        We are offering for sale a minimum of 360,000 shares and a maximum of 1,440,000 shares of our common stock at a price of $8.33 per share to raise the money to capitalize and fund the operations of Texline State Bank. Texline State Bank is a Texas state-chartered bank headquartered in Texline, Texas. We intend to establish banking operations in Austin, Texas, by relocating the headquarters of Texline State Bank to Austin, retain a branch in Texline, Texas, and rename the bank "Treaty Oak Bank." We are the holding company and own substantially all of the outstanding shares of Texline State Bank. Before this offering, there has been no public market for our common stock.

        To participate in the offering, you must subscribe to purchase at least 300 shares. You may subscribe for and purchase a maximum of 30,000 shares in the offering. If you subscribe for more than 30,000 shares, we intend to reject the portion of the subscription that exceeds 30,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. For every five shares of common stock you purchase, you will receive a warrant to purchase one additional share of common stock at a price of $10.00. The warrants will be exercisable until June 30, 2007. We may issue up to 48,000 warrants if we raise the minimum amount of funds under this offering and up to 288,000 warrants if we raise the maximum amount of funds under this offering. Please refer to "Description of Capital Stock—Warrants/Stock Options—Investor Warrants" on page 94 for additional information.

        We will offer and sell the common stock on a best-efforts basis, and our directors and officers will receive no commissions or other compensation in connection with these activities but will be reimbursed for out-of-pocket expenses. Please refer to "The Offering—Plan of Distribution" on page 25 for additional information.

        Our officers, directors and/or promoters have the right to purchase shares for the purpose of meeting the minimum offering and related escrow requirements.

        The offering will end on June 30, 2004, unless we elect, in our sole discretion, to extend the offering until not later than September 30, 2004.

        All subscription funds will be held in an escrow account at TIB—The Independent BankersBank, Irving, Texas, which will act as the escrow agent. The escrow agent will hold the subscription funds for incremental release until we accept subscriptions for at least 360,000 shares. Thereafter, we will continue to release funds from escrow upon receipt of aggregate subscriptions of 120,000-share increments. Release of the escrow funds is not conditioned upon the receipt of final regulatory approval for the relocation of the main office to Austin, Texas. If we are unable to sell at least 360,000 shares of common stock by September 30, 2004, the escrow agent will promptly return all subscription funds to investors, and we will pay all remaining expenses. We will be unable to use any subscription funds until they are released from escrow. Any interest earned on the subscription funds held in escrow will be retained by Treaty Oak Bancorp.

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RISK FACTORS

        Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risk factors described below, together with all other information in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition, or operating results could be materially adversely affected. In such a case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks related to our Business

We have a limited operating history outside of Texline, Texas, upon which to base an estimate of our future financial performance.

        Treaty Oak Bancorp was formed in November 2003 and has just over two months of operating results, and substantially all of our efforts have been devoted to acquiring and funding the Bank. Our current assets consist of cash, intangible assets related to our organizational efforts, and our ownership of Texline State Bank.

        Our growth will be primarily dependent upon the operation of the Bank headquartered in Austin, Texas. Consequently, you will have little to no historical operating or financial information to help you decide whether to invest in Treaty Oak Bancorp.

We expect to incur losses during our initial years of operations.

        At December 31, 2003, we had an accumulated deficit account of $730,855, principally resulting from the organizational and pre-opening expenses that we have incurred in connection with our acquisition of Texline State Bank. Upon completion of this offering, the cash proceeds available to the Bank will be reduced by the expenses of this offering and the acquisition and relocation of Texline State Bank, which are estimated to be approximately $775,000 in the aggregate. Through December 31, 2003, we had incurred approximately $153,000 of these costs. In addition, due to the extensive regulatory oversight to which we will be subject, we expect to incur significant administrative costs. Our success will depend, in large part, on our ability to address the problems, expenses, and delays associated with integrating the operations of Texline State Bank and establishing and maintaining the main office of the Bank in Austin, Texas, as well as our ability to attract and retain customers for our services. We expect to sustain losses or achieve minimal profitability during our initial years of operations. We cannot assure you that we will ever become profitable. Please refer to "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Business," beginning on pages 34 and 64, respectively, for additional information.

If we do not become profitable, you may lose part or all of your investment.

        Our profitability will depend on the Bank's profitability, and we can give no assurance of when or if the Bank will operate profitably. We expect to incur substantial start-up expenses associated with our organization and this offering and do not expect to be profitable in our first year of operation. If the Bank is ultimately unsuccessful, you may lose part or all of your investment in the common stock. Your investment is not insured by the FDIC.

Any delay in beginning banking operations in Austin, Texas will result in additional losses.

        Any delay in relocating the main office of the Bank to Austin, Texas, will increase our organizational expenses and postpone realization of potential revenues. This will cause the accumulated deficit from organizational and acquisition expenses to increase because we must continue to pay salaries and other operating expenses during this period. We expect that we will receive final regulatory approval by May 31, 2004, and commence Austin operations by July 1, 2004, but we cannot assure you of this.

We will face intense competition from a variety of competitors.

        The banking business in our target banking market and the surrounding areas has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase. In the primary target area of West Lake Hills, Texas, a suburb of Austin, Texas, there are 12 different banks operating from 17 different locations. The profitability of the Bank (and thus our profitability) will depend on the Bank's ability to compete effectively in our banking market.

        Many non-bank competitors are not subject to the same degree of regulation as we are, have advantages over us in providing some services, and may be able to offer more favorable financing alternatives than the Bank. Many competitors are larger than we will be initially and have greater access to capital and other resources. The Bank also will compete with companies located outside of our banking market that provide financial services to persons within our banking market.

        If this competition forces us to offer aggressive loan and deposit rates, the Bank's net interest margin will be diminished. This may decrease net interest income and adversely affect our financial performance and results of operations. Many of our competitors will have established customer bases and offer services, such as extensive and established branch networks and trust services, which we either do not expect to provide or will not provide for some time.

        Though we believe that our approach to providing services will be unique and will allow us to be a successful competitor in the area's financial services market, there is no assurance that our business model will be well received by the public, nor can we assure you that we will be able to compete successfully with other financial service providers serving our target banking market. Our inability to compete effectively could have a material adverse effect on our growth and profitability. Please refer to "Business—Competition" on page 73 for additional information concerning our competition in the marketplace.

Departures of our key personnel or directors may impair our operations.

        Our performance depends on the services and performance of senior management and other key personnel, and our ability to attract and retain highly qualified senior management experienced in banking and financial services will influence our success. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy.

        In particular, we believe Terry W. Hamann, Jeffrey L. Nash, Sandra L. Ellsworth, and Charles T. Meeks are important to our success. Terry Hamann has been instrumental in our organization and will be our chief executive officer. Jeff Nash has also been instrumental in our organization and will directly oversee the Bank's daily operations. Sandra Ellsworth is our chief financial officer, will be the Bank's cashier, and will be responsible for all accounting and financial performance measurement tracking activities. Charles Meeks has over 40 years of banking experience and will serve as the Bank's chairman of the board of directors. We currently do not have any employment agreements with these individuals. If any of these individuals leaves his or her respective position, our financial condition and results of operations may suffer.

        Additionally, if the services of any of our other key personnel should become unavailable for any reason, we would be required to employ other persons to help manage and operate our business, and we cannot assure you that we would be able to employ qualified persons on terms acceptable to us. Additionally, our directors' and senior management's community involvement, diverse backgrounds, and extensive local business relationships are important to our success. If the composition of our management team changes materially, our business may suffer. Please refer to "Management," beginning on page 76, for additional information.

Our current management will have significant control after the offering.

        Upon the sale of shares constituting the minimum number of subscriptions under this offering, our founders and current directors will own 38.74% of our outstanding stock on a fully-diluted basis, and upon the sale of shares constituting the maximum number of subscriptions under this offering, our founders and current directors will own 21.87% of our outstanding stock on a fully-diluted basis. In addition, the majority of the 500,000 shares remaining available for issuance under our stock incentive plan is intended to be granted to officers, directors, and key employees. Moreover, following the offering, our largest shareholder is expected to be Treaty Oak Holdings. Assuming conversion of an outstanding convertible promissory note, if the minimum number of shares we are offering are sold, Treaty Oak Holdings will own 72.63% of our common stock, and if the maximum number of shares we are offering are sold, Treaty Oak Holdings will own 41.76% of our common stock. As a result, Treaty Oak Holdings will be able to assert considerable influence concerning matters submitted to our shareholders. Our directors and officers own 59.93% of Treaty Oak Holdings.

        In addition, our Board of Directors is classified into three classes of three directors each. Only directors in one respective class are elected each year at our annual shareholder meeting. Accordingly, directors of a class elected at an annual meeting of shareholders serve three-year terms.

        As a result, in addition to their day-to-day management roles, our senior officers and directors will be able to exercise significant influence on our business as shareholders, including influence over election of members of our Board of Directors and the authorization of other corporate actions requiring shareholder approval.

We could be affected adversely by lending activities.

        The Bank's loan portfolio and investments in marketable securities could subject us to a concentration of credit risk. Inherent risks in lending include the inability to compete with other lenders, lack of control over fluctuations in interest rates, and economic downturns. We will use high credit standards to reduce the risk of uncollectible loans and variable interest loans to offset the risk of interest rate fluctuations, will develop attractive loan products, and will take other measures to reduce inherent lending risks. During its initial years of operations, the Bank's legally mandated lending limits will be lower than those of many of our competitors because we will have less capital than many of our competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which may restrict our ability to establish relationships with larger businesses in our area. We plan to serve the needs of these borrowers by selling loan participations to other institutions where appropriate and acceptable to the clients. The Bank will maintain reserves against loan losses and will periodically reevaluate its credit standards, but its lending activities may have an adverse impact on our profitability.

Interest rate fluctuations may affect us negatively.

        The Bank's operations could be affected adversely due to interest rate movement. The Bank's profitability (and, therefore, our profitability) depends, in part, on its net interest income, which is the difference between the income that the Bank earns on its interest-earning assets, such as loans, and the expenses that the Bank incurs in connection with its interest-bearing liabilities, such as checking or savings deposits or certificates of deposit.

        Changes in the general level of interest rates and other economic factors can affect the Bank's net interest income by affecting the spread between interest-earning assets and interest-bearing liabilities. Interest rate risk arises in part from mismatches between the dollar amount of repricing or maturing assets and liabilities. More assets than liabilities repricing or maturing over a given time frame is considered asset-sensitive, and more liabilities than assets repricing or maturing over a given time frame is considered liability-sensitive. A liability-sensitive position will generally enhance earnings in a falling interest rate environment and reduce earnings in a rising interest rate environment, while an asset-sensitive position will generally enhance earnings in a rising interest rate environment and will reduce earnings in a falling interest rate environment.

        Changes in the general level of interest rates also affect, among other things, the Bank's ability to make new loans, the value of interest-earning assets and the Bank's ability to realize gains from the sale of such assets, the average life of interest-earning assets, and the Bank's ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors beyond the Bank's control, including government monetary policies and domestic and international conditions, both economic and political.

        We anticipate that the Bank will be no more or less interest rate sensitive than other commercial banks, generally. Texline State Bank is currently relatively insensitive to interest rate fluctuations with a rate structure such that Texline State Bank benefits with rate movements either up or down until rates move more than 300 basis points, a likelihood not anticipated in the near term. We intend for the Bank to maintain a similar interest rate strategy and offer only limited fixed rate loans. In addition, we intend to establish interest rates on deposit accounts that will diminish the likelihood of attracting transient or "volatile" funds; however, we cannot assure you that we will be able to maintain the same level of insulation with the Bank that it maintained prior to our acquisition of it. We will also attempt to maintain a favorable match between maturities or "repricing dates" of our interest earning assets and interest bearing liabilities. We intend to support a monitoring committee of senior officers and outside directors through simulation analysis, which will determine the impact of interest rate changes, balance sheet trends, and business strategies, and which should spur development and implementation of appropriate strategies. However, we cannot assure you that the Bank will achieve positive net interest income.

An economic downturn, especially one affecting our primary service area, may have an adverse effect on our financial performance.

        As a holding company for a community bank, our success will depend on the general economic condition of the region in which we operate, which we cannot forecast with certainty. Unlike many of our larger competitors, the majority of our borrowers and depositors will be individuals and small-to medium-sized businesses located or doing business in our local banking market. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in our local banking market could reduce our deposit base and the demand for our products and services, which may decrease our earnings.

Our growth plans and strategies associated with strategic alliances may lead to inefficiencies.

        We may enter into strategic alliances with third parties. Risks common to these alliances include:

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  difficulty in assimilation of the operations, technology, and personnel of the combined companies;

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  disruption of ongoing business;

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  inability to retain key personnel;

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  inability to integrate acquired businesses successfully;

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  additional expenses associated with the impairment of goodwill and the amortization of purchased intangible assets;

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  additional operating losses and expenses associated with the acquired businesses;

  •
  maintenance of uniform standards, controls, and policies; and

  •
  possible impairment of relationships with existing employees and customers.

        In addition, increases in our client base will produce increased demands on sales, marketing, administrative, and client service resources. To manage the expected growth of our operations and personnel and the strain on our available managerial and operational resources, we will need to implement new operational and financial systems or improve or expand the capabilities of existing systems and widen the scope of our internal procedures and controls, as well as recruit, hire, train, motivate, and manage our growing employee base. We also intend to promote new or complementary services. Our inability to generate satisfactory revenues from expanded services and products to offset the cost of developing and implementing them could have a material adverse effect on the Company's business, prospects, financial condition, and results of operations.

Monetary policy and other economic factors could affect our profitability adversely.

        The following factors will affect the demand for loans and the ability of the Bank and other banks to attract deposits:

  •
  changes in governmental economic and monetary policies;

  •
  the Internal Revenue Code and banking and credit regulations;

  •
  national, state, and local economic growth rates;

  •
  employment rates; and

  •
  population trends.

        The success of the Bank will depend in significant part upon its ability to maintain a sufficiently large interest margin between the rates of interest it receives on loans and other investments and the rates it pays out on deposits and other liabilities. The monetary and economic factors listed above, and the need to pay rates sufficient to attract deposits, may adversely affect the ability of the Bank to maintain an interest margin sufficient to result in operating profits. We do not anticipate significant risk from foreign currency transactions. However, with our proximity to Mexico and the development of global trading, we may be subject to limited foreign currency risk. Please refer to "Supervision and Regulation," beginning on page 98, for additional information.

If we are unable to timely develop our infrastructure or maintain it efficiently, we may not be able to compete effectively with other banking institutions, which may result in reduced revenues.

        In order to compete effectively with competitors that have significantly more resources, we will need to develop an infrastructure capable of implementing our business objectives as a community bank to provide a superior level and quality of services. This infrastructure will need to be flexible and adapt to technological changes; however, we will not have the same level of resources as some of our competitors. We will have a limited number of software and hardware suppliers, and we will need to hire competent, qualified personnel to develop or acquire our infrastructure. Furthermore, because we have not previously operated in Austin, Texas, we will not have had any prior experience with any local software and hardware suppliers or other vendors that might provide us with technology infrastructure. In addition, we will need to update our infrastructure continually and hire additional personnel to accommodate increases in the number of customers. Any inability to develop and maintain the appropriate infrastructure may cause unanticipated service disruptions, slower response times, reduced levels of customer service, impaired quality, or delays in reporting accurate financial information. We cannot assure you that we will be able to project accurately the rate or timing of increases, if any, in the subscriptions to services or upgrade and expand our systems in a timely manner or to integrate any newly developed systems smoothly. Our inability to do so could have a material adverse effect on our ability to compete effectively in our market and also on our business, financial condition, and results of operations.

Our principal offices have not yet been completed.

        We will lease approximately 7,000 square feet of a renovated property to serve as our principal offices and the main branch of the Bank. Remodeling construction began in October 2003, with the targeted opening of the facility to be early in the second calendar quarter of 2004. This opening date is contingent upon the successful completion of many phases of our business plan and is subject to many variables during the construction phase, any of which could cause delays. These delays could have a negative impact on our business.

Risks related to the Acquisition

We might not raise enough funds to receive approval for the relocation of Texline State Bank to Austin, Texas.

        Our business plan is dependent upon the relocation of the main office of Texline State Bank. We intend to relocate the bank headquarters to Austin, Texas, and retain a bank branch in Texline, Texas. We must obtain regulatory approval from the Texas Department of Banking and the FDIC to do so. On January 14, 2004, we filed applications with the Texas Department of Banking and the FDIC for approval to relocate the main office of the Bank to Austin, Texas, and to establish a branch of Treaty Oak Bank in Texline, Texas. This application is currently pending, and we expect approval from the Texas Department of Banking and the FDIC by May 31, 2004. If the pending application is not approved, or if the approval is delayed, there could be a material adverse effect on our business, financial condition, or results of operations.

        On April 13, 2004, we received a letter from the FDIC of proposed conditions for our approval to relocate to Austin, Texas. Our agreement to the conditions in writing would allow the FDIC to address and favorably resolve the seven factors listed in Section 6 of the Federal Deposit Insurance Act and approve our application. The proposed conditions are as follows:

  •
  The Bank shall operate within the parameters of the business plan submitted to the FDIC and shall notify the Regional Director during the first three years of operations of any proposed major change 60 days before such change;

  •
  Paid-in capital funds of not less than $6,500,000;

  •
  Tier 1 capital to assets leverage ratio is maintained at not less than 8% throughout the first three years of operations and that an adequate allowance for loan and lease losses is provided;

  •
  Any changes in proposed management or ownership of 10% or more of stock, including new acquisitions of or subscriptions to 10% or more of stock, is approved by the FDIC;

  •
  Where applicable, full disclosure has been made to all proposed directors and shareholders of the facts concerning the interest of any insider in any transactions being effected or then contemplated, including the identity of the parties to the transaction and the terms and cost involved. An insider is one who is or is proposed to be one of our directors, officers, or incorporators; a shareholder who directly or indirectly controls 10 or more percent of any class of our outstanding voting stock; or the associates or interests of any such person;

  •
  Written loan, asset/liability management and interest rate risk policies, acceptable to the Regional Director, are adopted by the Board of Directors;

  •
  Persons selected to serve as the principal operating officers shall be acceptable to the Regional Director;

  •
  The Bank is staffed with a sufficient number of personnel to enable appropriate internal routine and controls;

  •
  Insiders divest ownership of their individual limited partnership interests in PGI Equity Partners, L.P., by September 30, 2004; and

  •
  Pending background checks disclose no unfavorable information.

        We agreed to these conditions in writing on April 20, 2004. We believe that for us to comply with the specified condition of paid-in capital funds of not less than $6,500,000, we need to inject approximately $5,000,000 of new capital into Texline State Bank. Texline State Bank's current capital is approximately $1,600,000, which includes an additional injection of $500,000 from us prior to this offering. While compliance with this condition is not assured, we have no reason to believe otherwise if we raise at least $6,000,000 under this offering, inject approximately $5,000,000 of new capital into the Bank, some or all of which may be used to provide additional cash reserves to fund the Bank's lending activities, and pay all of the expenses incurred during the start-up phase. However, we may raise as little as $3,000,000, in which case we would not fulfill the capital funds condition required by the FDIC, and our ability to execute our business plan may be materially affected.

        In the event that we are unable to raise the funds necessary to relocate the Bank to Austin, we believe the minimum offering funds we could raise (i.e. $3,000,000) would allow us to continue to operate the Bank in Texline, Texas, for at least the next 12 months, and we would continue to fund the additional operating burden of approximately $500,000 that would be placed on Texline State Bank and pursue other financing alternatives to raise the additional money needed to relocate to Austin. The additional operating burden would consist primarily of salaries for personnel hired to manage the Austin, Texas office, which our management believes would be sustained while we analyzed whether to retain operations in Texline, Texas or pursue additional financing. In the event we need to pursue additional financing, we may issue additional shares of our common stock or issue shares of preferred stock, which may have terms more favorable and/or for a price less than those issued to investors under this offering. We may also issue debt instruments or trust notes as additional financing vehicles. We anticipate that any of the foregoing additional financing arrangements would have a material dilutive impact for investors.

        Accordingly, our inability to raise $6,000,000 and relocate the Bank to Austin may have a materially adverse effect on our business operations and financial condition. Please refer to "Use of Proceeds," beginning on page 27, and "The Offering—Release from Escrow" on page 25 for additional information.

We engaged a bank appraiser to render an opinion on the valuation of the pricing of the offering; however, such valuation does not constitute a recommendation to purchase shares in this offering.

        We engaged James R. Miller to evaluate relevant financial, organizational, and operational information concerning the Company. Mr. Miller is a securities analyst and bank appraiser, with a particular expertise concerning community banks, but there are not any licensing requirements for appraisers of this nature. On December 1, 2003, Mr. Miller provided to our Board of Directors his opinion that, based upon and subject to the assumptions and other matters described therein, a fair valuation for the offering of the common shares to the public will yield an "at rest" (i.e. immediately following the offering and including funds raised in the offering) price to book value, of Treaty Oak Bancorp following the maximum offering, of 150% to 170% of hard book value (i.e. determined without reference to any goodwill).

        However, Mr. Miller's opinion is directed only to valuation and the pricing and financial terms of our offering and does not constitute a recommendation to any investor to purchase shares of our common stock in this offering. Furthermore, Mr. Miller's opinion should not be interpreted to be indicative of the Bank's or the Company's future performance nor our business decision to acquire the Bank or conduct this offering. Please see Mr. Miller's opinion attached to this prospectus as Appendix B, which sets forth the assumptions made, matters considered, limitations on, and scope of Mr. Miller's review.

Texline State Bank has incurred losses in the last two fiscal years.

        Over the last two fiscal years Texline State Bank has experienced losses from operations stemming primarily from its past operations in Houston, Texas. For the fiscal year ended September 30, 2003, Texline State Bank reported an operating loss of $52,000 and for the preceding fiscal year, Texline State Bank reported a loss of $318,000. Financial information for the preceding two fiscal years can be summarized as follows:

	Fiscal Year Ended September 30, 2003	Fiscal Year Ended September 30, 2002	Three Months Ended December 31, 2003
Gross Revenues	$969,000	$1,107,000	$242,000
Total Expenses	$1,021,000	$1,425,000	$206,000
Net Income (Loss)	$(52,000)	$(318,000)	$36,000
Total Assets	$11,462,000	$12,593,000	$11,930,000
Deposit Liabilities	$9,115,000	$10,179,000	$9,560,000
Other Liabilities	$1,336,000	$1,350,000	$1,322,000
Shareholders' Equity	$1,011,000	$1,064,000	$1,048,000

        For a discussion of the financial performance and condition of Texline State Bank for the fiscal years ended September 30, 2003 and 2002, and the three months ended December 31, 2003 and 2002, please refer to "Management's Discussion and Analysis" which begins on page 34. There are no assurances that we will be able to improve upon the financial performance of Texline State Bank over the last two fiscal years. Please refer to the financial statements of Texline State Bank beginning on page F-14.

        Agricultural and residential real estate loans currently comprise over 70% of Texline State Bank's loan portfolio. Because of this loan concentration, if business deteriorates in these two areas or if either or both of these industries were specifically negatively impacted by unforeseen economic events, there could be a material adverse effect on our business, financial condition, or results of operation.

We are subject to extensive regulatory oversight, which could restrain our growth and profitability.

        Federal and state regulation of the banking industry, along with tax and accounting laws, regulations, rules, and standards, may limit our operations significantly and control the methods by which we conduct business, as they do those of other banking organizations. Many of these regulations are intended to protect depositors, the public, or the FDIC insurance funds, not shareholders. Regulatory requirements will affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our operations, and the adoption of new laws and changes to or repeal of existing laws may have a further impact on our business, results of operations, and financial condition. Also, the burden imposed by those federal and state regulations may place banks in general, and Treaty Oak Bank in particular, at a competitive disadvantage compared to less regulated competitors. We are particularly susceptible to this risk due to the constraints imposed upon us by a Memorandum of Understanding with the FDIC that requires Texline State Bank's compliance and reporting obligations. Any failure to comply with these laws, regulations, rules, and standards or with the Memorandum of Understanding could lead to termination or suspension of licenses, rights of rescission for borrowers, class action lawsuits, and administrative enforcement actions, any of which could have a material adverse impact on the our financial condition and results of operations. Please refer to "Business—Regulatory Matters" on page 65 and "Supervision and Regulation," beginning on page 98, for additional information concerning the regulation of the banking industry applicable to our business.

        We have obtained a special use permit for the operation of a banking facility at our proposed headquarters. The permit is not transferable, may be revoked in certain instances, and must be renewed every two years by the West Lake Hills City Council. Although we expect to be able to renew the permit, there is no assurance that the Company will be able to do so, and a failure to renew the permit could have a negative impact on our business.

        We are also subject to requirements with respect to the confidentiality of information obtained from clients concerning their identity, business and personal financial information, employment, and other matters. We will require the Bank's personnel to agree to keep all such information confidential and will monitor compliance. Failure to comply with confidentiality requirements could result in material liability and adversely affect our business.

We may have additional costs associated with, and our operations could be further restrained by, the Memorandum of Understanding with Texline State Bank.

        In addition to extensive governmental regulation, primarily by the Federal Reserve, the Texas Department of Banking, and the FDIC, Texline State Bank is subject to a Memorandum of Understanding with the FDIC that imposes compliance and reporting requirements upon Texline State Bank. During the last two fiscal years, Texline State Bank incurred losses and has seen an increase in the level of classified and nonperforming assets, resulting, in part, from the closing of the branch operations of Texline State Bank located in Houston, Texas. These issues led to an examination of Texline State Bank by the FDIC and, as a result of such examination, Texline State Bank is subject to a Memorandum of Understanding, dated August 10, 2001, with the FDIC and the Texas State Banking Commission. Under the terms of the Memorandum of Understanding, Texline State Bank and and/or its board of directors has agreed to take certain corrective actions including, among other things, the following:

  •
  reducing the level of classified assets of Texline State Bank;

  •
  revising the Bank's existing profit plan and taking certain measures to improve profitability;

  •
  evaluating the qualifications of management of the Bank and ensuring each management position is filled with qualified and experienced personnel;

  •
  maintaining of an adequate allowance for loan and lease losses;

  •
  improving the Bank's liability posture and minimize dependence on volatile funding sources;

  •
  revising the Bank's interest rate risk measurement model;

  •
  revising the Bank's loan documentation system and eliminate certain identified technical exceptions;

  •
  revising existing loan policies and internal credit review system; and

  •
  developing a written audit program.

        In addition, the Memorandum of Understanding requires that the Bank maintain a Tier 1 leverage capital ratio of 8% and precludes the Bank from paying dividends without the prior written consent of the FDIC and Texas State Banking Commission. The Memorandum of Understanding requires the Bank to submit quarterly reports to the FDIC and the Texas State Banking Commission outlining its progress toward complying with the Memorandum of Understanding. The Memorandum of Understanding remains in place with the Bank even though new management is in place as a result of the acquisition. As a result of the Memorandum of Understanding, we may be subject to additional regulatory oversight that could limit certain of our operations. Violations of the Memorandum of Understanding could result in the imposition of regulatory sanctions against us, our Board of Directors, and our management. In addition, the compliance and reporting requirements will likely divert management time and resources from activities that could otherwise be devoted to our operations. Any of these actions could have a material adverse effect on our business.

        We believe the Bank is in compliance with the Memorandum of Understanding. As of the last examination date (conducted by the Texas Department of Banking) , January 20, 2004, Texline State Bank was in compliance with all but one provision of the Memorandum of Understanding related to liquidity, with which we are in "substantial compliance" according to the examination report. The Bank's current capital is approximately $1,600,000, which includes an additional injection of $500,000 in March 2004. Although we believe the Bank is currently in compliance with the Memorandum of Understanding due to the change in ownership and the recent injection of additional capital into the Bank and further believe the Memorandum of Understanding will ultimately be lifted, we cannot assure you when, if at all, it will be lifted. Please refer to "Management's Discussion and Analysis," beginning on page 34 and "Business—Regulatory Matters" on page 65 for additional information.

We may be required to provide capital resources support to the Bank.

        The Board of Governors of the Federal Reserve System requires a bank holding company to act as a source of financial and managerial strength to its subsidiary bank. The Federal Reserve Board may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to do so. We intend to use the proceeds of the offering to, among other things, make capital injections into the Bank and fund business operations in Austin. While we believe that such capital injections are in line with current guidelines, we may be required in the future to make further capital injections into the Bank under this policy.

We may incur adverse accounting consequences due to the Texline State Bank acquisition.

        We plan to account for our acquisition of Texline State Bank as a purchase transaction in accordance with GAAP. Under this accounting treatment, and in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, the purchase price will be assigned to the fair value of the net tangible and intangible assets acquired, with any amounts in excess thereof being assigned to "goodwill," and we anticipate that approximately $1,200,000 of the purchase price will be assigned to "goodwill." The valuation of intangibles, if any, will be made as of the effective date of the acquisition. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, qualifying intangibles, such as core deposit intangibles, will be amortized by charges to future earnings over their expected useful lives. Amortization of core deposit intangibles is non-deductible for tax purposes. The remaining goodwill will be capitalized and evaluated for impairment (diminished value) on an annual basis or if circumstances arise in which it is more likely than not that the fair market value of the related reporting unit has been reduced. If such goodwill were to be deemed impaired, that impairment would be measured, and any such amount would be charged against current earnings.

We may be unable to acquire all of the issued and outstanding shares of common stock of Texline State Bank.

        Because we acquired Texline State Bank in a voluntary stock purchase transaction from the shareholders of Texline State Bank, it is possible that we will decide to acquire the stock of the remaining shareholders of Texline State Bank who did not agree to sell their shares to us. We own approximately 99.97% of the outstanding shares of common stock of Texline State Bank. In the event that we decide to acquire the remaining shares of common stock of Texline State Bank from the remaining shareholders, it would be necessary to engage in a compulsory cash-out merger or other similar transaction that would likely give those shareholders dissenters' rights under Texas law, whereby the shareholders would be entitled to receive the fair cash value for their shares of common stock of Texline State Bank. We could incur additional expense in order to acquire 100% of the common stock of Texline State Bank.

We may not be able to integrate the Texline State Bank operations with our business efficiently.

        It is possible that Texline State Bank could lose customers as a result of our acquisition. To mitigate against the loss of customers, we have retained Texline State Bank's current president, Tony White, as the Texline branch president to ensure continuity of local management. Additionally, Texline State Bank's board chair will serve in a similar capacity with Treaty Oak Bank during an interim transitional period. Further, the banking facility in Texline, Texas, will be known as Texline State Bank, a Branch of Treaty Oak Bank. Integration of operations between Texline and Austin poses a risk in ensuring accurate and timely reporting of financial information. However, continued outsourcing of data processing functions of the Bank should make the proper capture and reporting of bank and customer information no more error prone for the Bank and the Texline branch than for two branches located within the same community.

We may have additional losses associated with the acquisition.

        Texline State Bank's loan portfolio may contain loans of questionable quality that have not been previously identified and, where necessary, reserved for. We also may lose customers because of dissatisfaction associated with the transition. We believe this risk is lessened by the fact that the president of Texline State Bank has continued with us. However, we cannot assure you that we will not incur losses from Texline State Bank's acquired loan portfolio or that existing customers of Texline State Bank will continue to bank with us.

Risks Related to the Offering

Our business plan significantly depends on the offering proceeds, which are being obtained under a "best efforts" offering, and we may not be able to raise the minimum amount.

        We will use the proceeds from this offering primarily to capitalize the Bank. You will be relying upon our management's ability to sell the shares under the offering. We are selling shares directly without the assistance of a broker-dealer, and we will use our best efforts to identify and contact buyers, but we cannot assure you that we will be able to receive a sufficient number of subscriptions to raise the $12,000,000 we hope to raise or even the $6,000,000 needed to relocate the Bank to Austin. If we are unable to raise the minimum offering amount of $3,000,000 by September 30, 2004, all subscription funds will be returned without charge or interest.

Our ability to pay dividends is limited.

        We expect initially to have no material source of income other than dividends that we receive from the Bank. Therefore, our ability to pay dividends to our shareholders will depend on the Bank's ability to pay dividends to us. The Board of Directors of the Bank intends to retain earnings to promote growth, build capital, and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the Bank in the foreseeable future. In addition, banks and bank holding companies are both subject to certain regulatory restrictions on the payment of cash dividends. Texline State Bank is currently subject to a Memorandum of Understanding that restricts payments of dividends without prior regulatory approval. Please refer to "Business—Regulatory Matters" on page 65 for additional information.

Your share ownership may be diluted by the issuance of additional stock in the future.

        In recognition of the additional financial risk taken by our initial shareholders by investing in the offering, we will also issue to each initial shareholder a warrant to purchase one share of common stock for every five shares that he or she purchases in the offering. These warrants will be exercisable at a price of $10.00 per share until June 30, 2007. Please refer to "Description of Capital Stock—Warrants/Stock Options—Investor Warrants" on page 94 for additional information.

        We have reserved 500,000 shares of authorized but unissued shares of our common stock for the purpose of granting stock-based incentives to attract, encourage, and retain directors, key executive officers, and other employees. We intend to grant options to employees, directors and advisors for the purchase, in the aggregate, of up to 220,000 shares of common stock at an exercise price of $8.33 per share. These options vest in three equal annual installments over the optionees' three-year period of service from the grant date. Please refer to "Management—2004 Stock Incentive Plan" and "Description of Capital Stock—Warrants/Stock Options—Director Stock Options" on pages 84 and 94, respectively, for additional information.

        It is probable that the warrants and the stock options will be exercised during their respective terms if the fair market value of our common stock exceeds the exercise price of the particular warrant or option. If the warrants or stock options are exercised, your share ownership will be diluted. In addition, if you receive but do not exercise your initial shareholder warrants, and other shareholders exercise their initial shareholder warrants, your share ownership will be diluted.

        Finally, our articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock but do not provide for preemptive rights. Any authorized but unissued shares following the offering will be available for issuance by our Board of Directors. However, persons who subscribe for shares in the offering will not have the right to subscribe for additional shares of common stock issued at any time in the future. As a result, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in Treaty Oak Bancorp.

We have broad discretion on the use of our offering proceeds.

        Our management may apply the proceeds of this offering to uses that our shareholders may not agree with and in ways that do not improve our efforts to achieve profitability or increase our share price. Although in "Use of Proceeds" on page 27, we have specified some ways in which we initially intend to use a portion of this offering, our management will have considerable discretion in the application of the net proceeds received by us from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our share price. Pending application of the net proceeds from this offering, they may be placed in investments that do not produce income or that lose value.

The book value of our common stock will be immediately reduced when Treaty Oak Bank opens.

        At December 31, 2003, we had an accumulated deficit account of approximately $730,855, principally resulting from the organizational and pre-opening expenses that we have incurred in connection with our acquisition of Texline State Bank. Upon completion of this offering, the proceeds available to the Bank will be reduced by organizational and pre-opening expenses and by the expenses of this offering and the acquisition of Texline State Bank, which are estimated to be approximately $775,000 in the aggregate. Through December 31, 2003, we had incurred approximately $153,000 of these costs. If we raise at least $4,000,000 under this offering, these expenses will result in a reduction in our shareholders' equity, which, depending on the amount of capital raised, we expect will result in a reduction in book value of between $0.55 and $0.31 per share.

        Because certain of our organizers, including some of our officers and directors, have previously purchased 1,040,000 shares of our common stock at an average purchase price of $2.00 per share for cash and other consideration, you can expect an immediate reduction in net tangible book value of $5.44 per share (assuming the minimum number of shares are purchased in this offering) or $3.32 per share (assuming the maximum number of shares of purchased in this offering).

The determination of the offering price was arbitrary, and you may be unable to resell your shares at or above the offering price.

        Due to our lack of operating history, the Board of Directors could not set the offering price of $8.33 per share or the Warrant exercise price of $10.00 per share with reference to any historical measures of the financial performance of Treaty Oak Bancorp. We cannot assure you that you will be able to resell your shares for more than the $8.33 offering price or that our common stock will reach a value in excess of the exercise price of the Warrants. However, we engaged an independent third-party to render an opinion concerning our valuation, and this opinion is included as an appendix to this prospectus. Other than this opinion, our Board of Directors has not taken any steps to determine whether the offering price bears any relationship to established criteria of value such as assets, earnings, or book value, and the offering price or Warrant exercise price should not be regarded as an indication of future market price. Please refer to "Business—Opinion of Valuation Expert as to the Pricing of the Offering" on page 66 for additional information.

There is no active trading market for your shares.

        Immediately following the offering, our shares of common stock will not be traded on a national securities exchange or the small-cap markets, so there will be no active trading market for your shares in the near future. Accordingly, you could find it difficult to resell your shares. Although we anticipate applying for listing of our common stock on the small-cap market in the future and we intend to have market makers for our common stock following the completion of this offering, you should be prepared to hold your shares indefinitely. In the event you want to dispose of your common stock, you may not be able to find a buyer willing to pay the price that you paid per share or within an anticipated timeframe.

Provisions in our charter documents limit your ability to approve or deny matters affecting our operations and could delay or prevent a change in corporate control.

        Under our charter documents, our Board of Directors and officers have broad powers to make most of the decisions affecting our operation without further shareholder approval. Those powers include the authority to issue preferred stock in one or more series, to fix the rights, designations, preferences, privileges, qualifications, and restrictions of the preferred stock, and, to the extent hereafter permitted by law, to amend our articles of incorporation to fix the voting rights of any unissued or treasury shares of any class of preferred stock. Additionally, our Board of Directors, without shareholder approval, will be able to issue shares of preferred stock with conversion, voting, and other rights that could affect the rights of our common shareholders adversely. These provisions have the effect of limiting your ability as a shareholder to approve or deny matters affecting our operations. Please refer to "Description of Capital Stock—Preferred Stock" on page 93 for additional information.

        In addition, certain provisions of our amended and restated articles of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, prevent, or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of current management.

        These provisions include the classification of our Board of Directors and certain provisions regarding shareholders' ability to bring matters before a meeting of shareholders and to attempt to obtain control of our company. Please refer to "Description of Capital Stock—Texas Law and Certain Charter and Bylaw Provisions—Protective Provisions," beginning on page 95 for additional information.

We may not be able to raise additional capital on terms favorable to us.

        In the future, if we need additional capital to support our business, expand our operations, or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering.

Your shares are not an insured deposit.

        Your investment in Treaty Oak Bancorp common stock would not be a bank deposit and would not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Your investment would be subject to investment risk, and you must be capable of affording the loss of your entire investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains various "Forward-Looking Statements" about Treaty Oak Bancorp and the Bank that are subject to risks and uncertainties. These statements include discussions of the Company's business strategy, future financial performance, projected plans, and objectives. Information about markets for our products and services and trends in sales, as well as statements preceded by, followed by, or that otherwise include the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "may increase," "may fluctuate," and similar expressions of future or conditional verbs such as "will," "should," "would," and "could" are generally forward-looking in nature and not historical facts. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. You should understand that the following important factors, in addition to those discussed elsewhere in this prospectus or in the documents referenced by this prospectus, could affect our future results following the offering and could cause results to differ materially from those expected in the forward-looking statements:

  •
  our ability to obtain all required regulatory approvals in a timely manner;

  •
  the effect of economic conditions and interest rates on a local, state, or national basis;

  •
  the performance of the Bank;

  •
  the competitive pressures in the financial services industry;

  •
  the financial resources of, and products available to, competitors;

  •
  changes in laws and regulations to which Treaty Oak Bancorp, the Bank, our customers, competitors, and potential competitors are subject, including those related to banking, tax, securities, insurance, and labor;

  •
  the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels; and

  •
  opportunities that we may pursue following the offering.

        The forward-looking statements involve risks and uncertainties in addition to the risk factors described above. We cannot foresee or identify all of these factors. You should consider the areas of risk described in this prospectus in connection with any forward-looking statements that may be made by Treaty Oak Bancorp and the Bank or anyone acting for either or both institutions. Except for any ongoing obligations to disclose material information under federal or state securities laws, we do not undertake any obligations to update any forward-looking statement, or to disclose any facts, events, or circumstances after the date of this prospectus that may affect the accuracy of any forward-looking statement.

THE OFFERING

General

        We are offering for sale a minimum of 360,000 shares and a maximum of 1,440,000 shares of our common stock at a price of $8.33 per share, for an aggregate maximum price of approximately $12,000,000. Our officers, directors and/or promoters have the right to purchase shares for the purpose of meeting the minimum offering and related escrow requirements. To participate in the offering, you must subscribe to purchase at least 300 shares. You may subscribe for and purchase a maximum of 30,000 shares in the offering. If you subscribe for more than 30,000 shares, we intend to reject the portion of the subscription that exceeds 30,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. For every five shares of common stock, you will receive a warrant to purchase one additional share of common stock at a price of $10.00. The warrants will be exercisable until June 30, 2007. We may issue up to 72,000 warrants if we raise the minimum amount of funds under this offering and up to 288,000 warrants if we raise the maximum amount of funds under this offering. Please refer to "Description of Capital Stock—Warrants/Stock Options—Investor Warrants" on page 94 for additional information.

Offering Period

        The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m., Austin, Texas, time on June 30, 2004, whichever occurs first. However, at our discretion, we may extend the offering to a subsequent date that we determine at the time of the extension, but not later than September 30, 2004. We also reserve the right to end the offering at any time after we have received subscriptions for 360,000 shares. We will promptly notify subscribers of any extensions or if the offering has been terminated. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the "expiration date."

Acceptance of Subscriptions

        We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of our banking market. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,440,000 shares. Not later than 10 business days after the expiration date, we will notify all subscribers whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds.

Escrow

        We will promptly deposit all offering proceeds in an escrow account with our escrow agent, TIB—The Independent BankersBank. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in our common stock and has not approved, endorsed, or passed upon the merits of our common stock. We will retain any interest earned on the subscription funds held in escrow to defray organizational expenses.

Release from Escrow

        We intend to conduct multiple closings in order to utilize the funds to, among other things, supplement the lending base of Texline State Bank prior to the relocation of the Bank's headquarters to Austin, Texas. Subscription proceeds will be released to us from escrow when we have accepted subscriptions, and received subscription proceeds for, an aggregate of at least 360,000 shares of common stock. Thereafter, funds will continue to be released from escrow upon receipt of aggregate subscriptions of 120,000-share increments independent of further regulatory approval. If we have not accepted subscriptions and received subscription proceeds for an aggregate of at least 360,000 shares of common stock by September 30, 2004, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds will be returned to the subscribers without interest or charge within five business days after the expiration date, which will be no later than September 30, 2004.

Plan of Distribution

        We plan to market our shares by delivering a copy of the prospectus to potential investors located primarily in Texas. In addition, we intend to conduct informational meetings for prospective investors. All communications regarding the offering will be coordinated, issued, and authorized by Mr. Hamann although our officers and directors will assist in the offering process by informing Mr. Hamann of inquiries they receive regarding the offering, responding to routine inquiries regarding the offering terms, participating in the informational meetings, and providing the necessary administrative support.

        The offering is not underwritten, and we will not be using any broker/dealers to sell the common stock. Relying upon Rule 3a4-1 of the Securities Exchange Act of 1934, our officers and directors will offer and sell the common stock on a best-efforts basis and will not receive any commissions or other compensation for soliciting sales of our common stock. They will, however, be reimbursed for reasonable out-of-pocket expenses that they incur in the offering process, such as hotel, air fare, mileage and meals.

        To participate in the offering, you must subscribe to purchase at least 300 shares. The offering will end on June 30, 2004, unless we elect, in our sole discretion, to extend the offering to not later than September 30, 2004. All subscription funds will be held in an escrow account at TIB—The Independent BankersBank, Irving, Texas, which will act as the escrow agent.

Determination of Offering Price

        Due to our lack of operating history, the Board of Directors could not set the offering price of $8.33 per share or the Warrant exercise price of $10.00 per share with reference to any historical measures of the financial performance of Treaty Oak Bancorp. However, we engaged an independent third-party to render an opinion concerning our valuation, and this opinion is included as an appendix to this prospectus. Other than this opinion, our Board of Directors has not taken any steps to determine whether the offering price bears any relationship to established criteria of value such as assets, earnings, or book value, and the offering price or Warrant exercise price should not be regarded as an indication of future market price. Please refer to "Business—Opinion of Valuation Expert as to the Pricing of the Offering" on page 66 for additional information.

How to Subscribe

        Each prospective investor who (together with the investor's affiliates) desires to purchase 300 or more shares should do the following:

  •
  Complete, date, and sign the subscription agreement that accompanies this prospectus;

  •
  Make a check payable to "TIB—The Independent BankersBank—Escrow Account for Treaty Oak Bancorp, Inc.," in an amount equal to the subscription price of $8.33 times the number of shares for which the prospective investor has subscribed; and

  •
  Return the completed subscription agreement and check as follows:

    BY HAND DELIVERY or FIRST-CLASS MAIL:
    Treaty Oak Bancorp, Inc.
    Attn: Terry W. Hamann
    3811 Bee Cave Road, Suite 209
    Austin, Texas 78746

        WHEN WE RECEIVE YOUR SUBSCRIPTION AGREEMENT, IT WILL BECOME BINDING AND IRREVOCABLE. ADDITIONALLY, WE RESERVE THE RIGHT TO ACCEPT OR REJECT ANY SUBSCRIPTION, ALL OR IN PART, IN OUR SOLE DISCRETION.

        If we are unable to sell at least 360,000 shares of common stock by September 30, 2004, our escrow agent will promptly return all subscription funds to investors. If you have any questions about the offering or how to subscribe, please call Terry W. Hamann at Treaty Oak Bancorp, Inc., at (512) 617-3600. His e-mail address is terry_hamann@treatyoakfinancial.com. You should retain a copy of the completed subscription agreement for your records.

USE OF PROCEEDS

        We anticipate that the gross proceeds of our offering will be a maximum of approximately $12,000,000; however, we may raise as little as approximately $3,000,000 in this offering. The following tables summarize the anticipated use of the proceeds in their priority by Treaty Oak Bancorp and the Bank, respectively, based on the sale of the range of number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.

Treaty Oak Bancorp

Sources and Uses of Funds	Minimum (360,000 shares)	480,000 shares	720,000 shares	Maximum (1,440,000 shares)
Gross proceeds from offering (amounts are approximate)	$3,000,000	$4,000,000	$6,000,000	$12,000,000
Stock offering/issuance costs(1)(2)	$(307,116)	$(832,116)	$(832,116)	$(832,116)

Net Proceeds	$2,692,884	$3,167,884	$5,167,884	$11,167,884
Organizational and other pre-opening costs (to be expensed)(2)	$—	$(250,000)	$(250,000)	$(250,000)
Additional Bank funding/capitalization(3)	$(2,692,884)	$(2,917,884)	$(4,917,884)	$(5,500,000)
Purchase price of Texline State Bank(4)	$—	$—	$—	$(1,100,000)

Remaining proceeds(3)(5)	$—	$—	$—	$4,317,884

(1)
Stock offering/issuance costs are charged against additional paid-in-capital upon each closing under this offering. Total stock offering/issuance costs are expected to be $832,116. Treaty Oak Holdings contributed $307,116 of these costs to our capital on December 8, 2003, which amount is not subject to the Expense Reimbursement Agreement. Treaty Oak Holdings, our organizing shareholder, was initially proposed to be the registrant for this offering and, consequently, these costs, which included legal and other fees related to this offering incurred by Treaty Oak Holdings prior to our organization do not include any costs associated with an aborted offering or other costs that should be expensed. The remaining stock offering/stock issuance costs of $525,000 described in this table are subject to the Expense Reimbursement Agreement. Please refer to "Related Party Transactions—Expense Reimbursement Agreement" on page 89 for additional information.
(2)
Organizational, other pre-opening and stock offering/issuance costs are being funded by our organizing shareholder, Treaty Oak Holdings. This funding is primarily being provided through a line of credit obtained by Treaty Oak Holdings. We will reimburse Treaty Oak Holdings for these costs under the terms of an Expense Reimbursement Agreement, if we raise at least $4,000,000 under this offering. The amounts presented in this table reflect the total amount we expect to pay for these costs between December 9, 2003 and the completion of the offering. We incurred costs of $132,896 between December 9, 2003 and December 31, 2003 that are subject to the Expense Reimbursement Agreement. In addition, we have included $20,000 of acquisition costs related to the acquisition of Texline State Bank in the amount recorded as "Due to related party" as of December 31, 2003. Please refer to our balance sheet on page F-3. This amount is not subject to the Expense Reimbursement Agreement and will not be paid from the gross proceeds of this offering. Please refer to "Related Party Transactions—Expense Reimbursement Agreement" on page 89 for additional information.
(3)
As shown, we will use approximately $2,700,000 to provide additional capitalization to the Bank if we sell the minimum offering of 360,000 shares and at least $5,500,000 if we sell the maximum offering of 1,440,000 shares. At this time, we intend to invest a portion of the remaining net proceeds in United State government securities and deposit the balance with the Bank.

(4)
Although our first priority for the use of the net proceeds is to provide additional capitalization to the Bank, assuming we raise at least $7,000,000, we intend to use the net proceeds of this offering to satisfy $1,100,000 of our obligation to certain former shareholders of Texline State Bank under unsecured promissory notes issued in connection with the delivery of the purchase price upon the closing of the purchase. Please refer to "Business—Texline State Bank Acquisition" on page 65 for additional information.
(5)
If we are successful in selling the maximum offering of 1,440,000 shares, we will use the expected remaining net proceeds to satisfy the Bank's capital requirements mandated by the federal and state banking regulatory agencies to relocate the Bank to Austin, Texas. We estimate that the total minimum capital requirement will require us to inject approximately $5,000,000 of new capital from this offering. In addition, we will provide additional cash reserves to fund the Bank's lending activities by depositing some or all of these funds with the Bank. We anticipate that any additional proceeds, not used for these purposes, will be invested in United States government securities. The amount of proceeds deposited with the Bank will be determined primarily by the growth of the Bank, the minimum working capital requirements mandated by federal and state bank regulators and our desired loan to deposit ratio goals.

Treaty Oak Bank

Sources and Uses of Funds	Minimum (360,000 shares)	480,000 shares	720,000 shares	Maximum (1,440,000 shares)
Capital injection from Treaty Oak Bancorp	$2,692,884	$2,917,884	$4,917,884	$5,500,000
Furniture, fixtures, equipment, and bank facility finish-out	$(400,000)	$(400,000)	$(400,000)	$(400,000)
Repayment of Federal Home Loan Bank advances(1)			$(700,000)	$(700,000)
Funds to be used for loans to customers, investment, and other general purposes	$(2,292,884)	$(2,517,884)	$(3,817,884)	$(4,400,000)

Remaining proceeds	$—	$—	$—	$—

(1)
The balance of the Federal Home Loan Bank advances as of December 31, 2003 was $1,300,000. On February 23, 2004, and subsequently on March 22, 2004, $700,000 of this amount was renewed for 28 days at an interest rate of 1.04%.

Organizational, Other Pre-Opening, and Offering Costs

        Since our initial capitalization on December 8, 2003, we have incurred and will continue to incur until the Bank opens for business as "Treaty Oak Bank" in Austin, Texas, substantial pre-opening and organizational expenses. Treaty Oak Holdings paid a portion of our organizational expenses as part of the consideration for our common stock that Treaty Oak Holdings received from our initial capitalization. The following table sets forth the offering expenses and remaining pre-opening and organizational expenses that we expect to incur between December 9, 2003, and the completion of the offering.

Expenses	Amounts
Offering Costs:
Legal, accounting and other professional fees	$250,000
Consulting fees	$110,000
Other direct offering costs	$165,000

Total Offering Costs (1)	$525,000

Pre-Opening and Organizational Costs:
Filing fees, regulatory applications etc.	$10,000
Rent, utilities and insurance	$20,000
Marketing and advertising	$10,000
Salaries, benefits and other personnel costs	$200,000
Other miscellaneous costs	$10,000

Total Pre-Opening and Organizational Costs	$250,000

Total Organizational, Other Pre-Opening, and Offering Costs	$775,000

(1)
Total Offering Costs anticipated to be incurred between December 9, 2003, and completion of the offering. In addition, Treaty Oak Holdings had incurred on our behalf $307,116 in stock offering/issuance costs through December 8, 2003, which is the date of our organization. Treaty Oak Holdings was initially proposed to be the registrant for this offering, and consequently, these costs were included in Treaty Oak Holdings' contribution to our capital and will be treated as an offset to additional paid-in-capital. This results in total offering costs to be charged against additional paid-in-capital of $832,116, but only $525,000 of which are required to be paid in cash from gross proceeds of this offering. Total stock offering/issuance costs incurred on our behalf by Treaty Oak Holdings between December 9, 2003, and December 31, 2003, which are subject to the Expense Reimbursement Agreement, were $76,800. In addition, Treaty Oak Holdings had incurred $56,096 in organizational and pre-opening expenses under the Expense Reimbursement Agreement. Therefore, through December 31, 2003, we have incurred $132,896 of the Total Organizational, Other Pre-Opening, and Offering Costs, which are subject to the Expense Reimbursement Agreement.

        Under the terms of our Expense Reimbursement Agreement with Treaty Oak Holdings, we will reimburse Treaty Oak Holdings for organizational, other pre-opening, and offering expenses paid primarily from a line of credit if we raise at least $4,000,000 under this offering. The organizational and other pre-opening expenses to be incurred between December 9, 2003, and the completion of the offering are estimated at approximately $250,000. These costs are expensed as incurred. The offering expenses to be incurred between December 9, 2003, and the completion of the offering are estimated at approximately $525,000. These costs will be charged against additional paid-in-capital periodically in conjunction with each closing under the offering. We intend to satisfy our reimbursement obligation to Treaty Oak Holdings from the proceeds from this offering. If we are unsuccessful in raising at least $4,000,000, these costs will be added to additional paid-in capital as a reduction to the "Due to related party." Please refer to our balance sheets on page F-3 for more information. Please refer to "Related Party Transactions—Expense Reimbursement Agreement" on page 89 for additional information.

DIVIDEND POLICY

        We have never declared or paid any dividends on our capital stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon, among other factors, our results of operations, financial condition, and capital requirements.

        We expect initially to have no material source of income other than dividends that we receive from the Bank. Therefore, our ability to pay dividends to our shareholders will depend on the Bank's ability to pay dividends to us. The Board of Directors of the Bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the Bank in the foreseeable future. In addition, banks and bank holding companies are both subject to certain regulatory restrictions on the payment of cash dividends. Texline State Bank is currently subject to a Memorandum of Understanding that restricts payments of dividends without prior regulatory approval. Please refer to "Business—Regulatory Matters" on page 65 and "Supervision and Regulation—Treaty Oak Bancorp—Dividends" on page 101 for additional information.

CAPITALIZATION

        The following table sets forth our capitalization:

  •
  on an actual basis at December 31, 2003; and

  •
  on a pro forma as adjusted basis at December 31, 2003, to give effect to the receipt of the net proceeds from the sale of 360,000 shares, 480,000 shares, 720,000 shares, and 1,440,000 shares of common stock in the offering.

        The number of shares of common stock shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of:

  •
  stock options or warrants to be issued to our organizers;

  •
  warrants to shareholders who purchased shares in the offering; and

  •
  stock options issuable under our 2004 Stock Incentive Plan.

        You should read the following table in conjunction with our financial statements and the notes to those statements, which are included in this prospectus. Please refer to "Description of Capital Stock—Warrants/Stock Options—Investor Warrants" and "Management—2004 Stock Incentive Plan" on pages 94 and 84, respectively, for additional information regarding the number and terms of the warrants and stock options.

As of December 31, 2003

Shareholders' equity	Actual	As adjusted (360,000 shares sold)	As adjusted (480,000 shares sold)	As adjusted (720,000 shares sold)	As adjusted (1,440,000 shares sold)
Common stock, $0.01 par value, 20,000,000 shares authorized; 1,040,000, 1,400,000, 1,520,000, 1,760,000 and 2,480,000 shares, respectively, issued and outstanding	$10,400	$14,000	$15,200	$17,600	$24,800

Additional paid-in-capital(1)	$2,351,734	$5,343,334	$6,345,334	$8,342,134	$14,332,534
Less: stock issuance costs (2)	$—	$(383,916)	$(832,116)	$(832,116)	$(832,116)

Net Additional paid-in-capital	$2,351,734	$4,959,418	$5,513,218	$7,510,018	$13,500,418

Accumulated deficit (3)	$(730,855)	$(730,855)	$(924,646)	$(924,646)	$(924,646)

Total shareholders' equity	$1,631,279	$4,242,563	$4,603,772	$6,602,972	$12,600,572

Total capitalization	$1,631,279	$4,242,563	$4,603,772	$6,602,972	$12,600,572

(1)
Additional paid-in-capital as reflected in the "Actual" column reflects our initial capitalization and includes payroll and other administrative expenses incurred on our behalf by Treaty Oak Holdings related to this offering and the acquisition of Texline State Bank which have been expensed by us and included in accumulated deficit as of December 8, 2003. The amount reflected in additional paid-in-capital as of December 31, 2003, includes is $342,246 of these contributed expenses. Additional costs incurred between December 9, 2003, and December 31, 2003, of $56,096 and included in accumulated deficit as of December 31, 2003, are included in "Due to related party" on our balance sheet as of December 31, 2003. Please refer to our balance sheets on F-3 for more information.
(2)
The stock offering/stock issuance costs were incurred on our behalf through December 31, 2003 by Treaty Oak Holdings. Treaty Oak Holdings was initially proposed to be the registrant for the offering, and consequently, the costs incurred prior to December 8, 2003, which totaled $307,116, were contributed to our capital as part of the initial issuance of shares to Treaty Oak Holdings. These costs are reflected as deferred stock issuance costs and as additional paid-in-capital on our balance sheets. These costs are not costs associated with an aborted offering. Stock offering/issuance costs incurred between December 9, 2003, and December 31, 2003, totaled $76,800. Under the Expense Reimbursement Agreement, the stock offering/issuance costs to be incurred between December 9, 2003, and the completion of the offering, which are anticipated to total $525,000, are included in "Due to related party" and as deferred stock issuance costs on our balance sheets. The costs incurred prior to December 31, 2003, are not reflected as a reduction to Additional paid-in-capital in the "Actual" column because this offering is pending. These costs will be charged against additional paid-in-capital upon closing of the minimum offering of $3,000,000. The "Due to related party" on our balance sheet includes only costs incurred through December 31, 2003. The remaining offering costs subject to the Expense Reimbursement Agreement of $448,299 ($525,000 estimated total offering costs less $76,800 incurred through December 31, 2003) are not included in stock issuance costs in the "As Adjusted" 360,000 shares sold column because they would have no effect on additional paid-in-capital. (At this offering level, these costs would increase additional paid-in-capital and stock issuance costs by the same amount.) The $76,800 of costs incurred between December 9, 2003, and December 31, 2003, are included in this column because they had been incurred as of that date and are reflected in our balance sheets. Please refer to out balance sheets on page F-3 for more information.
(3)
The "As Adjusted" columns for accumulated deficit reflect the "actual" accumulated deficit increased for the additional start-up and pre-opening expenses of $250,000, as reflected under "Organizational, Other Pre-Opening and Offering Costs" on page 29.

DILUTION

        Our historical net tangible book value at December 31, 2003, was $1,047,791 or $1.01 per share. Historical tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 31, 2003. Net tangible book value on the date of organization, December 8, 2003, was $1,200,800 or $1.15 per share.

        Our pro forma net tangible book value at December 31, 2003, was:

  •
  $2.89 as adjusted to reflect the sale of 360,000 shares in the offering;

  •
  $2.91 as adjusted to reflect the sale of 480,000 shares in the offering(1);

  •
  $3.65 as adjusted to reflect the sale of 720,000 shares in the offering; and

  •
  $5.01 as adjusted to reflect the sale of 1,440,000 shares in the offering.

(1)
Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. The following table illustrates the per share dilution after giving effect to the sale of our common stock in this offering at a price of $8.33 per share and after deducting estimated organizational, other pre-opening, and offering expenses if we raise at least $4,000,000.

	360,000 shares	480,000 shares	720,000 shares	1,440,000 shares
Public offering price	$8.33	$8.33	$8.33	$8.33
Historical net tangible book value per share	$1.01	$1.01	$1.01	$1.01
Increase in net tangible book value per share attributable to offering	$1.88	$1.90	$2.64	$4.00
Pro forma net tangible book value per share after offering	$2.89	$2.91	$3.65	$5.01
Dilution per share to new investors	$5.44	$5.42	$4.68	$3.32

        The following table summarizes, on a pro forma basis at December 31, 2003, after giving effect to the pro forma adjustments described above, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us, and the average price per share paid by our existing shareholders and by new investors purchasing shares of common stock in this offering.

	Shares Purchased by Existing Shareholders(1)					Shares Purchased by New Investors(1)
	Shares Purchased		Consideration			Shares Purchased		Consideration
Total Shares Purchased					Average Price Per Share(2)					Average Price Per Share
	Number	Portion	Amount	Portion		Number	Portion	Amount	Portion
1,400,000	1,040,000	74.3%	$2,080,000	41.0%	$2.00	360,000	25.7%	$2,998,800	59.0%	$8.33
1,520,000	1,040,000	68.4%	$2,080,000	34.2%	$2.00	480,000	31.6%	$3,998,400	65.8%	$8.33
1,760,000	1,040,000	59.1%	$2,080,000	25.8%	$2.00	720,000	40.9%	$5,997,600	74.2%	$8.33
2,480,000	1,040,000	41.9%	$2,080,000	14.8%	$2.00	1,440,000	58.1%	$11,995,200	85.2%	$8.33

(1)
This discussion and table assume no exercise of any stock options or warrants granted or issued in connection with this offering. However, to the extent any warrants or options are exercised, there will be no further dilution to new investors because the weighted average exercise price per share will not be less than $8.33.

(2)
This was the price set for the shares by our Board of Directors and the stated value of the consideration received in accordance with the Texas Business Corporation Act. However, accounting treatment of certain assets contributed result in a net book value of $1.62 per share immediately following the initial issuance.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        Prior to this offering, there has been no public trading market for our common stock. Following the offering, our common stock will not be traded on a national securities or small-cap exchange or an over-the-counter market. We will have limited market-makers for our common stock following this offering.

        We have 1,040,000 shares of common stock issued and outstanding and intend to grant stock options with an exercise price of $8.33 per share for an aggregate of 220,000 common shares in connection with this offering. 1,030,000 shares of our issued and outstanding common stock are held by four affiliates and one non-affiliate holds 10,000 shares of our issued and outstanding common stock. These shares are deemed "restricted securities" under Rule 144 of the Securities Act of 1933, as amended, and may be sold under Rule 144 (and Rule 701 with respect to our non-affiliate) because the securities were acquired directly from the issuer in a transaction not involving a public offering.

        We have never declared or paid any dividends on our capital stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon regulatory requirements, and our results of operations, financial condition, and capital requirements, among other factors. We expect initially to have no material source of income other than dividends that we receive from the Bank. Therefore, our ability to pay dividends to our shareholders will depend on the Bank's ability to pay dividends to us. The Board of Directors of the Bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the Bank in the foreseeable future. In addition, banks and bank holding companies are both subject to certain regulatory restrictions on the payment of cash dividends, and Texline State Bank is currently subject to a Memorandum of Understanding that restricts payments of dividends without prior regulatory approval. Please refer to "Business—Regulatory Matters" on page 65 and "Supervision and Regulation—Treaty Oak Bancorp—Dividends" on page 101 for additional information.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND PLAN OF OPERATION

Introduction

        As we have recently acquired Texline State Bank, the historical performance of Texline State Bank is the result of previous management's decisions and guidance. We believe that the growth prospects in Texline, Texas, are very limited, and, while the Bank has seemingly addressed the challenges that arose from its decision to establish in 1998, and subsequently to close in 2002, a branch in Houston (the Banco Tejano branch), it would not likely produce significant growth were it to continue only in the Texline market. Significant losses were experienced by the Bank during and immediately following the operation of the Banco Tejano branch; however, the Bank's performance has improved since the Banco Tejano branch was phased out.

        Our goal is to locate the Bank's headquarters to Austin, Texas, where growth and financial performance opportunities are anticipated to be greater. We intend to expand on the Bank's basic banking services, in order to provide a complete range of retail and commercial banking products and services to compete successfully with other local, regional, or national banks and financial institutions in both the Austin and Texline markets. The Bank will offer commercial loans to small businesses, individual consumer loans, real estate loans, agricultural loans (Texline market only), and development loans, as well as other lending services that we identify as market needs and future revenue sources. In addition, we anticipate eventually providing a wide array of fee-based income products, which include merchant card services, letters of credit, customized cash management services, brokerage asset management and mutual funds activities, private banking, and, upon subsequent regulatory approval, trust services.

        We expect to establish our own policies at the Bank upon relocation of the Bank's headquarters to Austin, Texas. Two critical factors in this regard are the Bank's overall liquidity and capitalization goals.

Plan of Operation

  General

        We intend to support the existing and remaining management team in Texline in continuing the improvement of that branch's financial performance. Additionally, given the greater growth potential in Austin, we expect to focus our efforts on establishing a community-oriented effort out of our headquarters in the leased facility that we will occupy at 101 Westlake Drive (at Bee Cave Road), Austin, Texas, 78746. The Bank will occupy approximately 7,000 square feet in a building that is currently under renovation and expect to execute a 15-year lease. The Bank's budget for leasehold improvements, furniture, fixtures, and technology infrastructure and equipment is approximately $400,000. We anticipate that the Bank will open with seven or eight full-time employees in Austin and that we will retain a staff of approximately five in Texline.

        To mitigate the inconvenience and potential competitive disadvantage of a single location in Austin, we intend to offer a courier service to pick-up non-cash deposits from our customers and will reimburse customers for a set number of ATM transactions per month. Our proposed plan anticipates the establishment of a second branch late in our second year of operation, two branches in the third year, and a fifth branch in the fourth year. All decisions to add branches will be dependent upon the demands of our market, the growth and profitability of the Bank, and our capital adequacy.

        Assuming we raise the maximum funds under this offering, we intend to immediately infuse an additional $5,500,000 into the Bank from the proceeds of this offering, the majority of which will be used for bank customer loans, investments, and other general business purposes. The remainder of the capital raised in this offering will be retained at the holding company for later infusion into the Bank as capital requirements necessitate. We have not fully developed the products and services that the Bank will initially offer its customers and do anticipate engaging in additional product research and development during the 12-month period following the offering, but we believe that the initial offering proceeds will adequately fund our business operations for at least the first three years of operations. Accordingly, we do not anticipate raising additional capital in the next three years. However, we cannot assure you that we will not need to raise additional capital in the next three years.

        Where required in the preparation of the Bank's financial statements in accordance with generally accepted accounting principles estimates are made by management to present fairly the financial condition of the Company. The notes to the Consolidated Financial Statements of Texline State Bank included as a part of this prospectus describe the Bank's significant accounting policies including the use of estimates by noting that "the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the period. Accordingly, actual results could differ from those estimates."

        Estimates made in preparation of the financial statements included herein are the estimates of the current management of the Bank. Although we believe that the estimates used lead to the fair presentation, in all material respects, of the financial statements for the Bank, accounting estimates could have a material effect on the financial results of the Bank. While management uses estimates to record items such as prepaid expenses, accrued expenses, accrued taxes and similar items, we do not believe that any of these estimates are material, or that they could lead to a material misstatement in the financial statements.

        The critical estimates of the Bank are centered in three areas: the treatment of certain loans, the allowance for loan losses, and goodwill.

  Estimates as they relate to loans

        When a loan is considered to be "impaired," management has concluded that based upon current information and events, the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Management's conclusions regarding the status of a loan are estimates. Management then chooses the method by which this loan will be accounted for from one of three methods: (1) The loan is accounted for at the net present value of expected future cash flows, discounted at the loan's effective interest rate, (2) the observable market price of the loan or (3) at the fair value of the collateral if the loan is collateral dependent. The impact of such method and the underlying estimate of classification, varies dependent upon which of these approaches is deemed to be appropriate for the loan. Each of these methods essentially revalues the underlying loan and the difference between the carrying value and the calculated loan value is reflected as a charge to the Allowance for Loan Losses. Depending upon the number of loans subject to revaluing and the amount charged-off, this could create a material additional charge to the Provision for Loan Loss expense. In each case, management uses its best efforts to evaluate problem loans and provide adequately for their collectibility based on all the facts available. However, the under or over valuing of loans could materially affect the performance and financial condition of the Bank. The actual results of collection efforts, regardless of the method selected, could vary significantly, thereby impacting reported earnings, reserves and asset values.

  Estimates as they relate to the allowance for loan losses

        The "allowance for loan losses" for the Bank is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management, in its best estimate, believes will be adequate to absorb estimated losses on existing loans. There are generally two components utilized to determine the allowance for loan losses; the first is a charge determined in the evaluation of specific loans identified by management and deemed to be "impaired" or "troubled," with the second being an estimate generally based upon the overall size of the loan portfolio and the bank's recent loan loss experience. If for example, as a result of changes in economic conditions, collateral valuations or other factors that could impact a borrower's ability to repay or the underlying value of collateral securing loans, actual losses that occur could be greater or less than the allowance for losses established by management, in turn resulting in additional charges against earnings or a recovery that would positively impact earnings.

        Failure of management to adequately reserve against future losses could materially affect the Bank's condition and performance. Likewise, an excessive reserve could also materially affect the Bank's performance and condition. Management does not believe that they have selected any methods that would result in a material difference in the presentation of the financial statements over the methods employed in the current periods. Further, management does not believe that the use of any alternative estimates in the financial statements would have differed materially from financial statements as presented.

  Estimates as they relate to goodwill

        In addition to the two critical estimates discussed above, the Bank also used estimates in evaluating certain intangible assets including the goodwill recorded as part of the acquisition transaction. Goodwill is no longer amortizable under generally accepted accounting principles, instead management periodically reviews goodwill (and other similar intangibles) to determine whether a decline in value exists which requires a charge to earnings and a reduction to the net goodwill reflected on the statement of financial condition of the Bank. Under SFAS 142, an intangible asset with an indefinite useful life is tested for impairment at least annually and more frequently if circumstances indicate that the asset could be impaired. To test for impairment, the fair value of the asset is compared to its carrying amount and if the fair value is less than its carrying value, the company will recognize an impairment loss. If the fair value exceeds the carrying amount, no increase in the carrying amount is recorded. In addition, if following the recognition of an impairment loss, the fair value increases back to or in excess of the carrying amount prior to the recognition of the loss, no reversal of the impairment is recorded.

  Other Estimates

        In addition to the three critical estimates discussed above, the Bank also uses estimates in the valuation of Other Real Estate Owned ("OREO") and other repossessed assets. While in larger banks this estimate could be significant, the Bank does not generally have material amounts of these assets. When the Bank forecloses on real estate, it seeks a third party assessment of the asset value, and if available, an appraisal, generally from a real estate broker familiar with the area. In addition, the Bank uses its best efforts to value other foreclosed assets. While the Bank has experienced write-downs of these values, these adjustments have not been material and do not materially impact the Bank's financial performance. As of December 31, 2003, and 2002, the Bank held $18,000 and $10,000, respectively, in OREO, which represented 0.14% and 0.08% of gross assets, respectively.

  Bank Liquidity

        The Bank's liquidity management will be monitored by the Asset/Liability Management Committee and the Board of Directors, who will review historical funding requirements, current liquidity position, sources and stability of funding, marketability of assets, options for attracting additional funds, and anticipated future funding needs, including the level of unfunded commitments.

        The Bank's primary sources of funds will be retail and commercial deposits, loan and securities repayments, other short-term borrowings, and other funds provided by operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions, and competition. The bank will maintain investments in liquid assets based upon management's assessment of (1) the need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets, and (4) objectives of the asset/liability management program. We anticipate eliminating the need for borrowed funds upon infusion of additional cash and cash equivalents.

        We will retain the facility in Texline, Texas, as a branch of Treaty Oak Bank. Since, as noted, this facility has both a concentration and an expertise in agricultural lending we will continue to service the existing loans and make new agricultural loans when possible in the Texline market. Since loan growth has been flat for a number of years in Texline, and since a greater opportunity for and expertise in commercial lending will exist in Austin, it is our expectation that the majority of new loan growth, particularly commercial and executive and professional loan demand, will come from the Austin market. Growth in industries outside agriculture will allow us to dilute that existing concentration.

        Indeed, greater loan demand will result in greater pressure on the Bank's liquidity, however, it is our intention to maintain a conservative loan to deposit ratio in the range of 80 percent over time. Given this goal, we will not aggressively pursue lending opportunities if sufficient funding sources (i.e. deposits, Fed Funds, etc.) are not available, nor will we seek to attract transient volatile, non-local deposits with above market interest rates. As of December 31, 2003, and 2002, the loan to deposit ratios were 91% and 98%, respectively.

        The Bank believes that it is in compliance with the Memorandum of Understanding. As of the date of the last examination of the Bank (conducted by the Texas Department of Banking), January 20, 2004, the Bank was in compliance with all requirements under the Memorandum of Understanding except for the requirement related to liquidity, with which we are in "substantial compliance" according to the examination report. The question of liquidity and whether the Bank is in compliance is not expressed in a numeric formula, but is instead a subjective analysis. To supplement its funding sources to meet loan demand when deposit funds are limited or more costly, the Bank has pursued a philosophy in recent years to use short-term or medium-term borrowings from the Federal Home Loan Bank (a common practice among banks of all sizes), which can be borrowed at nominal interest rates instead of paying premium interest rates to attract deposits from outside of the Texline area, a practice management seeks to avoid. This has been largely predicated on the fact that there are limited additional depositor resources in the Texline area. Since liquidity is typically measured as a ratio between loans and deposits, the availability and use of these short-term borrowings is often excluded from the analysis performed by banking examiners. However, in the current rate environment, these borrowings are, in management's opinion, useful sources of liquidity. After relocation, the Bank's access to the much larger deposit pool in Austin may cause us to alter our funding strategy.

        Texline State Bank's current capital is approximately $1,600,000, which includes an additional injection of $500,000 from Treaty Oak Bancorp prior to this offering. We believe this injection of additional capital has adequately addressed the liquidity concerns regarding the Memorandum of Understanding.

        In the event that additional short-term liquidity is needed, the Bank will retain established relationships created by Texline State Bank with several large regional banks. For example, Texline State Bank has an existing correspondent banking relationship with Plains Capital Bank in Lubbock, Texas. Texline has utilized this relationship as a source of liquidity in the past, and we expect to utilize the facility going forward if needed. Also, Texline State Bank has been a frequent borrower of Fed Funds in the past and at present. In the current rate environment where rates on Fed Funds are at historical lows, Texline State Bank has relied upon this source as an alternative to attracting more expensive deposit funds that would carry a slightly higher interest cost. While we do not intend to rely as heavily on Fed Funds as has Texline State Bank (we intend to repay these funds from the capital raised from this offering assuming we raise at least $6,000,000), the source will remain available to the Bank going forward.

        Through Treaty Oak Holdings, Inc. the Bank has an existing line of credit with The Independent Banker'sBank (TIB) in the amount of $950,000, of which $175,000 remains available.

        We believe that we will be able to use correspondent banking relationships already existing with Texline State Bank, the relationship we have established with The Independent BankersBank and other correspondent relationships we expect to establish to meet short term borrowing needs in the future. Finally, as a contingency plan for significant funding needs, the Asset/Liability Management committee may also consider the sale of investment securities, selling securities under agreement to repurchase, sale of certain loans, and/or the temporary curtailment of lending activities.

        Cash and cash equivalents totaled $2,249,000 and $1,017,000, or 18.9% and 8.9% of total assets, at December 31, 2003, and September 30, 2003, respectively, compared to $2,572,000 and $1,452,000, or 20.0% and 11.5% of total assets at December 31, 2002, and September 30, 2002, respectively. The Bank had available $2,355,000 of rate-sensitive assets which mature within one year or less as of December 31, 2003. With the additional capital injection from the proceeds of the offering, the Bank should have more than adequate liquidity to meet anticipated future funding needs.

Interest Rate Analysis

        The purpose of the interest rate shock analysis, as required by regulatory authorities, is to ensure that the Bank's management is aware of and is appropriately managing the structure of its interest sensitive assets and liabilities.

        The tables below reflect the balance sheet and interest rate "shock" analysis as of December 31, 2003 and September 30, 2003.

        The columns titled "Normal Income/Expense Decrease per 1% Decrease" and "Normal Income/Expense Increase per 1% Increase" measure the dollar impact of rates moving up or down under "normal" circumstances, meaning no other factors (e.g. deposits might be withdrawn and invested in alternative investments when interest rates decline), except for interest rates, are changed.

Shock Effect of Interest Rate Changes

	As of December 31, 2003
	Balance	Normal Income/Expense decrease per 1% Decrease	Normal Income/Expense increase per 1% Increase
Assets
Federal Funds	$1,750,000	$(17,500)	$17,500
U.S. Treasury Notes	199,000	(1,990)	1,990
Loans
Fixed Rate Loans	4,671,300	(46,713)	46,713
Floating Rate Loans	3,977,000	(39,770)	39,770

Total	$10,597,300	$(105,973)	$105,973

Liabilities
NOW Accounts	$1,019,300	$(10,193)	$10,193
Money Market Demand Accounts	164,000	(1,640)	1,640
Savings Accounts	405,500	(4,055)	4,055
CDs< $100,000	4,527,100	(45,271)	45,271
CDs> $100,000	1,088,900	(10,889)	10,889
FHLB Loan	1,300,000	(13,000)	13,000

	$8,504,800	$(85,048)	$85,048

Actual Rate Change Effect on Interest Income and Interest Expense

Percentage Change	Change in Interest Income One Year	Change in Interest Expense One Year	Change in Net Interest Income One Year
+1%	$105,980	—	$105,980
+2%	147,100	$31,880	115,220
+3%	253,080	83,740	169,340
-1%	(19,500)	(71,930)	52,430
-2%	(21,500)	(102,330)	80,830
-3%	(23,500)	(133,230)	109,730

Shock Effect of Interest Rate Changes

	As of September 30, 2003
	Balance	Normal Income/Expense decrease per 1% Decrease	Normal Income/Expense increase per 1% Increase
Assets
Federal Funds	$300,000	$(3,000)	$3,000
U.S. Treasury Notes	200,000	(2,000)	2,000
Loans
Fixed Rate Loans	4,861,581	(48,616)	48,616
Floating Rate Loans	4,673,700	(46,737)	46,737

Total	$10,035,281	$(100,353)	$100,353

Liabilities
NOW Accounts	$1,043,200	$(10,432)	$10,432
Money Market Demand Accounts	207,100	(2,071)	2,071
Savings Accounts	364,200	(3,642)	3,642
CDs< $100,000	4,591,700	(45,917)	45,917
CDs> $100,000	985,000	(9,850)	9,850
FHLB Loan	1,300,000	(13,000)	13,000

	$8,491,200	$(84,912)	$84,912

Actual Rate Change Effect on Interest Income and Interest Expense

Percentage Change	Change in Interest Income One Year	Change in Interest Expense One Year	Change in Net Interest Income
+1%	$16,568	—	$16,568
+2%	74,637	$55,839	18,798
+3%	131,346	132,678	(1,332)
-1%	(5,000)	(97,839)	92,839
-2%	(7,000)	(145,606)	138,606
-3%	(9,000)	(168,456)	159,456

        The "shock effect of interest rate changes" table illustrates a method that banks may use to test the balance sheet for the effects of sudden interest rate increases or decreases, and the effect of those sudden rate changes on interest income and interest expense over a one year period. This table assumes that the Bank's interest rates change by the same percent as the market interest rates change (1%, 2% and 3%).

        Rate shock refers to the impact of a sudden change up or down in interest rates. In the shock table, when calculating the effect of changes in interest rates on the value of the Bank's interest earning assets and interest paying liabilities the liabilities are assumed to immediately re-price at the same time as interest earning assets. In practice, interest paying liabilities generally re-price more slowly than interest earning assets and generally realize a smaller rate increase or decrease than interest earning assets. In addition, the shock table assumes that all financial instruments, whether fixed rate or floating rate, immediately re-price, and that there are no balance fluctuations through early withdrawals of deposits or prepayments on variable rate loans. Thus, the shock tables for December 31, 2003, and September 30, 2003, reflect that based on the Bank's then existing asset and liability mixes, a 1% decrease in the interest rates, would result in an approximate decrease in net interest income of $21,000 and $15,000, respectively. Whereas, an increase in the prevailing interest rate of 1% would result in an increase in net interest income of the same amounts.

        The "actual rate change table" illustrates how the Bank's net interest income would actually respond to prevailing market rate changes. The change in net interest income for a one year period is calculated by multiplying the percentage of rate increase that the Bank intends to use if market interest rates increase/decrease by 1%, 2% or 3%. The columns labeled "Change in Interest Income One Year" and "Change in Interest Expense One Year" reflect the dollar amount by which actual interest income or expense is expected to increase or decrease (decreases are in parentheses) based on the stated increase or decrease in interest rates reflected on an annual basis. For example, as of September 30, 2003, if interest rates decreased by 2%, the Bank would expect to realize a $7,000 decrease in interest income, but a $145,606 decrease in interest expense, resulting in a $138,606 increase in net interest income.

        The majority of the fixed and floating rate loans have a floor of 7.75%. These currently bear interest at prime plus 3%, which as of December 31, 2003, was 7%. Because of the floor on these loans, there are no material adverse effects from a decline in interest rates. Texline State Bank does not currently extend any loans for less than 7.75%. All mortgage loans and installment loans, as well as many other loans, have fixed rates. Any further rate reduction would affect interest earned on Federal Funds Sold as they generally re-price on a daily basis; however, a portion of these funds will be converted to agricultural loans, at a minimum rate of 7.75%, Conversion of lower earning Federal Funds sold into higher earning agricultural loans will increase the amount of interest income earned. Since the loan portfolio is currently priced above market, the Bank does not plan on raising rates on new and renewed loans until such time as a rising rate environment exhibits market increases approaching 3.0%. Thus, no adverse effect in the delinquency rate of the loan portfolio is projected in a rising rate environment scenario.

        Further, $2.355 million of rate-sensitive assets maturing within one year or less (see the "Bank Liquidity" section of Management's Discussion) are loans that are currently priced at above market rates and will re-price at a floor of 7.75%. The Bank's lending market has been able to support this above-market level for several years in a declining rate environment and we do not anticipate any deviations to this trend.

        Additionally, if rates decline 1%, 2% or 3% the Bank will not decrease its rate charged for loans from the current floor of 7.75%. Rates paid on interest paying liabilities will be lowered only 50 basis points for interest bearing demand and savings deposits for all three rate scenarios, since rates are currently at their lowest levels seen in many years. Rates paid on time deposits will be lowered to match the percentage decreases of prevailing rates of 1%, 2% and 3%. Since the rate charged on loans does not decrease, the net interest income to the Bank will increase in this scenario.

        "Change in Interest Expense One Year" shows zero (0) change in interest expense at a 1% change in prevailing rates because the Bank does not intend to increase the rates paid on deposits if market rates increase 1%. Since some of the rates paid on certain certificates of deposit are far in excess of the market rates, reductions are calculated at 2% for both a 1% and 2% prevailing rate reduction. As of December 31, 2003, the rates paid on deposits were as follows:

Savings accounts	0.50%
NOW accounts	0.50%
Money market accounts	1.00%

        Future rate drops will reduce these accounts by no more than 0.005%

        There have been no increases in the interest rates paid on the Bank's Savings, NOW or Money Market accounts in over five years. For this analysis it is assumed that if the prevailing rates increase by at least 2% then the Bank will increase the rates by .50%. If the rates increase by at least 3%, the Bank will increase its rates by 1%. Because of the rates being earned by many of the CDs, and because many of them will mature within the next 12 months, the interest paid on these funds will likely decrease, even if interest rates increase in the near future. The FHLB loan is a fixed rate loan that matured on February 23, 2004. The Bank renewed $700,000 of this loan for 28 days at 1.04%. The Bank intends to renew this loan under similar terms on March 22, 2004. Since the floor on Texline State Bank's loan portfolio is 7.75%, no rate increases are computed until the rate exceeds 7.75%. Current loan rates will increase 0.25% above the floor when prevailing rates use 1%, which will continue to position the portfolio above market. With a 2% rise in the prevailing rates, the loan pricing will increase 1.25% and at a 3% rise, loan rates will be raised 2.25% over the current floor and still above market. The majority of the Houston mortgages currently held by Texline State Bank contain 5-year call provisions, most of which can now be exercised, permitting the Bank to call and refinance at a higher rate, any of these loans. There will be no change in these interest rates until the rate environment increases over 3%.

        Interest rates on loans reflect zero percent (0%) decreases at 1%, 2% and 3% declines in prevailing rates, so there is no effect to interest income on loans due to rate decreases, since the 7.75% floor will be maintained.

        As of December 31, 2003 and September 30, 2003, if rates suddenly decreased 1%, net interest income would decrease $20,935 and $15,441 respectively. Conversely, if rates suddenly increased 1%, net interest income would increase $20,935 and $15,441 respectively. Since rates are historically at a low point, the risk to the bank's earnings is minimal, since a rising rate environment seems more likely to occur than additional rate decreases.

        For example, as of December 31, 2003, in year 1, if prevailing interest rates increase by 1%, the Bank would realize an increase in the rate it charges for loans of 0.25%, the rate it earns on U.S. Treasury Notes of 1%, and the rate it earns on Federal Funds Sold of 1%. On the liability side of the balance sheet, the Bank will not increase the rates it pays on deposits. This means that if rates increase, the interest earning assets will earn more interest for the Bank, while the expense to the Bank for the interest paying liabilities will not change, thus increasing the net interest margin and profits to the Bank. Due to the long-term banking relationship with its current depositors and because of the scarcity of competitors in the area immediately surrounding Texline, Texas, the Bank does not anticipate material runoffs of deposits or material changes in delinquency rates as a result of these policies.

        As of December 31, 2003 and September 30, 2003, the "actual rate change effect" tables show increases in net interest income across all rate change scenarios with the exception of one category indicating $1,332.00 decrease in net interest income. The Bank is positively positioned for either a rising or falling rate environment, employing its method of re-pricing its earning assets and paying liabilities.

        In the 2% and 3% rising rate scenarios, interest rates charged on loans will increase 1.25% and 2.25% respectively (from the current above-market rate floor of 7.75%), while the remaining interest earning assets will mirror the rise in prevailing rates. Liabilities are re-priced by 50 basis points and by 1% at the 2% and 3% shock intervals for interest bearing demand and savings deposits and by 1% and 2% for time deposits. This re-pricing strategy allows the Bank to increase its interest income at a rate greater than its increased interest expense.

  Holding Company Liquidity

        We closed the acquisition of Texline State Bank on March 9, 2004, independently of raising funds under this offering. In connection with the closing, certain of Texline State Bank's shareholders have agreed to accept delivery of an unsecured promissory note in satisfaction of payment of the purchase price attributable to their shares. Treaty Oak Bancorp's only debt obligations are expected to be such notes payable to former shareholders of Texline State Bank as part of the purchase consideration for the Bank. It is intended that these notes will be paid in full not later than the completion of this offering, and $1,100,000 of our obligation will be satisfied from proceeds of this stock sale. However, should sufficient funds not be generated from the stock sale, the notes will be amortized over their 10-year stated maturities. Treaty Oak Bancorp's main source of liquidity, aside from cash on hand, will be dividends from the Bank.

        The Bank will be subject to various regulatory capital requirements administered by federal and state banking agencies, which could affect its ability to pay dividends to Treaty Oak Bancorp. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on our financial statements. The minimum ratios required for the Bank to be considered "well capitalized" for regulatory purposes, and therefore eligible to consider the payment of dividends to Treaty Oak Bancorp, will be 10% total capital to risk weighted assets, 6% tier 1 capital to risk weighted assets and 5% tier 1 capital to average assets. At December 31, 2003, and September 30, 2003, Texline State Bank was considered "well capitalized" by regulatory standards.

        In conjunction with the purchase of Texline State Bank, we borrowed $500,000 from Treaty Oak Holdings, Inc., to provide a cash injection to Texline State Bank. The note bears interest at 2% per annum, is due in one year and there is no penalty for prepayment. (Please refer to "Related Party Transactions—Additional Bank Capitalization" on page 89.) This note, including accrued interest, will automatically convert to 61,342 shares of common stock on March 9, 2005, based upon a conversion price of $8.33 per share. Because the note will be converted to shares of common stock, it will have no effect on liquidity or cash flow of Treaty Oak Bancorp or the Bank.

  Capital Resources

        The equity capital base of Texline State Bank declined slightly from September 30, 2002, until September 30, 2003, as a result of operating losses. At the same time, however, total assets declined as well resulting in a net increase in Texline State Bank's equity capital ratio. Assuming we raise the maximum funds under this offering, we intend to immediately infuse an additional $5,500,000 into the Bank from the proceeds of this offering. These funds will more than offset first year operating losses of Treaty Oak Bank forecasted to be approximately $750,000, resulting in a net increase in the Bank's overall liquidity and capitalization.

        As of December 31, 2003, and September 30, 2003, shareholder's equity was $1,048,000 and $1,011,000, respectively, or 8.8% of total assets as of both dates, compared to $1,046,000 and $1,064,000 or 8.1% and 8.4% of total assets at December 31, 2002, and September 30, 2002, respectively. The increase in equity of $2,000 combined with a decrease in assets of 7.4%, or $952,000, contributed to the 8.6% increase in the Bank's equity capital ratio between December 31, 2002, and December 31, 2003. The decrease in total equity capital from September 30, 2002, to September 30, 2003, of $53,000, combined with a decrease in assets of 9.0%, or $1,131,000, contributed to the 4.8% increase in the Bank's equity capital ratio between September 30, 2002, and September 30, 2003.

        The Bank will be subject to the risk-based capital regulations administered by the banking regulatory agencies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under the regulations, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. Under the prompt corrective action regulations, to be adequately capitalized a bank must maintain minimum ratios of total capital to risk-weighted assets of 8.00%, Tier 1 capital to risk-weighted assets of 4.00%, and Tier 1 capital to total assets of 4.00%. Further, under the Memorandum of Understanding, Texline State Bank is currently required to maintain an 8% tier 1 leverage ratio. Failure to meet these capital requirements may initiate certain mandatory, and possibly additional discretionary actions by regulators that if undertaken could have a direct material adverse effect on the Bank's financial statements. At December 31, 2003, and September 30, 2003, Texline State Bank was in full compliance with all capital adequacy requirements.

Results of Operations—Texline State Bank Historical Analysis

  General

        The discussion and analysis that follow are regarding the results of Texline State Bank prior to its acquisition by Treaty Oak Bancorp for the three months ended December 31, 2003, and 2002, and for fiscal years ended September 30, 2003, and 2002. Historical references to the "Bank" in this review concern the operating performance of Texline State Bank unless otherwise noted as forward looking, in which case the discussion assumes the acquisition has been consummated and Texline State Bank is going forward as the Bank. The analysis has been conducted with the cooperation, assistance, and input of current management at Texline State Bank, which has provided us with access to the books and records of Texline State Bank. In presenting this discussion and analysis, we have relied upon the views and opinions of current Texline State Bank management.

  Net Income—General

        The Bank's fiscal year ends on September 30. Net income for the three month period ended December 31, 2003, was $36,000 and the net loss for the 12-month period ended September 30, 2003, was $52,000, compared to net losses of $19,000 and $318,000 for the three months ended December 31, 2002, and the fiscal year ended September 30, 2002, respectively. Expenses and losses associated with the Bank's Houston, Texas, branch during fiscal year 2002 accounted for the bulk of the variance in net loss between the periods ending September 30, 2003, and 2002, and also accounted for a significant portion of the shift from a $19,000 loss to $36,000 in income for the three month periods ending December 31, 2002, and December 31, 2003, respectively.

        The profitability of the Bank's operations depends primarily on net interest income, which is defined as the difference between total interest earned on interest earning assets (investments and loans) and total interest paid on interest bearing liabilities (deposits, borrowed funds). The Bank's net income is affected by its provision for loan losses, as well as other income and other expenses. The provision for loan losses reflects the amount considered to be adequate to cover probable credit losses in the loan portfolio. Non-interest income or other income consists of service charges on deposits, gain on sale of loans, and other operating income. Other expenses include salaries and employee benefits, occupancy expenses, data processing expenses, marketing, supplies, and other operating expenses.

        The amount of net interest income is affected by changes in the volume and mix of interest earning assets, the level of interest rates earned on those assets, the volume and mix of interest bearing liabilities, and the level of interest rates paid on those interest bearing liabilities. The provision for loan losses is dependent upon changes in the loan portfolio and management's assessment of the collectibility of the loan portfolio, as well as economic and market conditions. Other income and other expenses are impacted by growth of operations and growth in the number of accounts through both acquisitions and core banking business growth. Growth in operations affects other expenses as a result of additional employees, branch facilities, and promotional marketing expense. Growth in the number of accounts affects other income including service fees, as well as other expenses such as computer services, supplies, postage, telecommunications, and other miscellaneous expenses.

  Net Interest Income

        For the three months ended December 31, 2003, net interest income increased $14,000 to $179,000 from $165,000 for the three months ended December 31, 2002. This increase resulted from a decrease in interest expense of $22,000 (31%) that was greater than the decrease in interest income of $8,000 (3.4%). For the fiscal year ended September 30, 2003, net interest income increased $62,000 to $664,000 from $602,000 for fiscal year ended September 30, 2002. The increases in net interest income resulted from a decrease in interest expense that were greater than the decreases in interest income. For both periods, interest expense decreased due to a decrease in rates paid on interest bearing liabilities as new and renewed fixed rate liabilities were booked at rates less than those of maturing liabilities.

        For the comparative periods of December 31, 2003, and December 31, 2002, the average rate on interest-bearing liabilities declined 60 basis points, which along with a decline in volume of $1.4 million, accounted for a net decrease in interest expense of $22,000. The annualized average yield on interest earning assets increased 32 basis points resulting in an increase in interest income of $135,000. This increase was offset by a decline in volume of interest earning assets of $688,000,which accounted for a decrease in interest income of $143,000, for a net decrease in interest income of $8,000. Net interest margin for the three months ended December 31, 2003, increased 25 basis points to 1.69% compared with 1.44% for the three months ended December 31, 2002.

        For the comparative periods of September 30, 2003, and September 30, 2002, the average rate on interest-bearing liabilities declined 118 basis points, which accounted for a decrease in interest expense of $93,000, along with a decline in volume of $1.12 million, which accounted for a decrease in interest expense of $60,000. Interest income was not as susceptible to declining interest rates due to an interest rate "floor" established by the Bank, as reflected in the overall average rate decline of 19 basis points though the overall change in interest income due to changes in rate increased by $20,000. However, interest income did decrease due to a decline in volume of interest earning assets of $760,000, which accounted for a decrease of $111,000 for a net change in interest income of $91,000. Net interest margin for the fiscal year ended September 30, 2003, increased 97 basis points to 6.24% compared with 5.27% for the fiscal year ended September 30, 2002.

        The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets, and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates. The averages are computed using the daily averages for each item noted. Yields are reflected on an annualized basis.

	Fiscal Year Ended September 30,						Three Months Ended December 31,
	2003			2002			2003			2002
	Average Balance	Interest(2)	Yield/ Rate	Average Balance	Interest(2)	Yield/ Rate	Average Balance	Interest(2)	Yield/ Rate	Average Balance	Interest(2)	Yield/ Rate
Interest Earning Assets:
Loans(1)	$9,174,000	$883,000	9.63%	$10,406,000	$963,000	9.25%	$8,733,000	$222,000	10.16%	$9,100,000	$224,000	9.84%
Taxable investment securities	378,000	11,000	2.91%	563,000	22,000	3.91%	312,000	2,000	2.56%	441,000	4,000	3.64%
Federal funds sold	937,000	10,000	1.07%	288,000	5,000	1.74%	1,317,000	2,000	0.60%	1,514,000	4,000	1.04%
Federal Home Loan Bank Stock	205,000	6,000	2.93%	197,000	7,000	3.55%	208,000	1,000	1.92%	203,000	1,000	1.96%

Total interest earning assets	10,694,000	910,000	8.51%	11,454,000	997,000	8.70%	10,570,000	227,000	8.60%	11,258,000	233,000	8.28%
Non-interest earning assets	1,454,000			2,134,000			1,228,000			1,641,000

Total Assets	$12,148,000			$13,588,000			$11,798,000			$12,899,000

Interest Bearing Liabilities:
Deposits:
NOW and money market deposits	$1,399,000	$14,000	1.00%	$1,317,000	$17,000	1.29%	$1,270,000	$2,000	0.64%	$1,528,000	$4,000	1.04%
Savings deposits	342,000	2,000	0.58%	464,000	5,000	1.08%	390,000	500	0.52%	371,000	1,000	1.08%
Time Deposits	6,117,000	168,000	2.75%	7,060,000	312,000	4.42%	5,533,000	31,000	2.24%	6,659,000	51,000	3.08%
Short-term borrowings	1,300,000	59,000	4.54%	1,432,000	59,000	4.12%	1,300,000	15,000	4.60%	1,300,000	15,000	4.60%
Long-term borrowings

Total interest bearing liabilities	9,158,000	243,000	2.65%	10,273,000	393,000	3.83%	8,493,000	48,500	2.28%	9,858,000	71,000	2.88%
Demand deposits—non-interest bearing	1,872,000			2,037,000			2,165,000			1,941,000
Other non-interest bearing liabilities	27,000			62,000			21,000			26,000
Shareholders' equity	1,091,000			1,216,000			1,119,000			1,074,000

Total liabilities and shareholders' equity	$12,148,000			$13,588,000			$11,798,000			$12,899,000

Net interest income		$667,000			$604,000			$178,500			$162,000

Interest rate spread(3)			5.86%			4.87%			6.32%			5.40%
Net interest margin(4)			6.24%			5.27%			1.69%			1.44%

(1)
Non-accrual loans are included in average loans.
(2)
Interest income includes loan fees of $6,500 and $14,000 for the three months ended December 31, 2003 and December 31, 2002, respectively and $49,000 and $28,000 for the fiscal years ended September 30, 2003 and September 30, 2002, respectively.
(3)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(4)
Net interest margin represents net interest income as a percentage of average interest earning assets.

  Volume, Mix and Rate Analysis of Net Interest Income

        The following table presents the extent to which changes in volume, changes in interest rates, and changes in the interest rates times the changes in volume of interest earning assets and interest bearing liabilities affected the Bank's interest income and interest expense during the periods indicated. Information is provided on changes in each category due to (1) changes attributable to changes in volume (change in volume times the prior period interest rate), (2) changes attributable to changes in interest rate (changes in rate times the prior period volume), and (3) changes attributable to changes in rate/volume (changes in interest rate times changes in volume). Changes attributable to the combined impact of volume and rate have been allocated proportionally to the changes due to volume and the changes due to rate:

	Fiscal Year Ended September 30, 2003 Compared to Fiscal Year Ended September 30, 2002			Three Months Ended December 31, 2003 Compared to Three Months Ended December 31, 2002
	Change Due to Volume	Change Due to Rate	Total Change	Change Due to Volume	Change Due to Rate	Total Change
Interest Earning Assets:
Loans	$(120,000)	$37,000	$(83,000)	$(37,000)	$35,000	$(2,000)
Taxable investment securities	1,000	(12,000)	(11,000)	(102,000)	100,000	(2,000)
Federal funds sold	8,000	(3,000)	5,000	(2,000)	—	(2,000)
Federal Home Loan Bank stock and other	—	(2,000)	(2,000)	(2,000)	—	(2,000)

Total increase (decrease) in interest income	(111,000)	20,000	(91,000)	(143,000)	135,000	(8,000)
Interest Bearing Liabilities:
NOW and money market deposit accounts	1,000	(4,000)	(3,000)	(3,000)	1,000	(2,000)
Savings deposits	(2,000)	(1,000)	(3,000)	1,000	(1,000)	—
Time deposits	(51,000)	(94,000)	(145,000)	(50,000)	30,000	(20,000)
Short-term borrowings	(8,000)	6,000	(2,000)	—		—
Long-term borrowings	—	—	—	—	—	—

Total increase (decrease) in interest expense	(60,000)	(93,000)	(153,000)	(52,000)	30,000	(22,000)

Increase (decrease) in net interest income	$(51,000)	$113,000	$62,000	$(91,000)	$105,000	$14,000

  Other Income

        For the three months ended December 31, 2003, other income decreased $3,000 (16.7%) to $15,000 from $18,000 recorded for the three months ended December 31, 2002. For the fiscal year ended September 30, 2003, other income decreased $47,000 (43%) to $62,000 from $109,000 recorded for fiscal year ended September 30, 2002. The majority of the decline for the three months ended December 31, 2003 and for the fiscal year ending September 30, 2003 was in service charges on deposit accounts and insufficient and returned check charges that decreased $43,000 collectively. This decrease occurred primarily as a result of the closing of the Houston, Texas, branch.

  Provision for Loan Losses

        The provision for loan losses is an expense determined by management as the amount necessary to increase the allowance for loan losses after net charge-offs have been deducted to a level that, in management's best estimate, is necessary to absorb probable losses in the loan portfolio. The amount of the provision is based on management's review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral. The provision is calculated monthly and a charge to expense is made, as required, to increase the allowance to the calculated level. For any particular month, in the event the required allowance is less than or equal to the current allowance, no expense is charged or reversed.

        Our management does not have specific experience with the loan portfolio of Texline State Bank, although we have thoroughly analyzed such loan portfolio in connection with the acquisition of Texline State Bank. Further, given that we will be establishing the primary location of the Bank in Austin, rather than Texline, we anticipate the majority of new loan growth to come from this new market where the Bank does not have the benefit of specific loan performance from which to base future forecasts or projections. Management will continue to calculate the monthly provision to the loan loss reserve using current methods employed by Texline State Bank which are described in detail in "Allowance for Loan Losses" on page 54.

        For the three months ended December 31, 2003, the Bank's provision for loan losses was $0 compared with $33,000 for the three months ended December 31, 2002. For the three months ended December 31, 2003, the Bank charged off $50,000 in commercial and consumer loans, compared with $7,000 for the three months ended December 31, 2002. At December 31, 2003, and December 31, 2002, the allowance for loan losses totaled $168,000 and $284,000, respectively. For fiscal year ended September 30, 2003, the Bank's provision for loan losses was $70,000, compared with $257,000 for the fiscal year ended September 30, 2002. For fiscal year 2003, the Bank charged off $127,000 in commercial and consumer loans, compared with $333,000 for fiscal year 2002. The amount of the provision for the fiscal year ended September 30, 2003, decreased based primarily upon improvements in the loan portfolio and gradual slowing of loan growth. At September 30, 2003, and September 30, 2002, the allowance for loan losses totaled $217,000 and $252,000, respectively.

        The reduction in the provision recorded during the three months ended December 31, 2003, over the three months ended December 31, 2002, and for the year ending September 30, 2003 over the year ending September 30, 2002, resulted from multiple factors. During the year ended September 30, 2002, the Bank was required to charge-off $241,000 in commercial loans primarily originating at the Houston, Texas, (Banco Tejano) branch. Because of this higher than normal volume of loan charge-offs, the Bank was required to increase its loan loss provision for the year ended September 30, 2003 in anticipation that this level of actual loss experience might continue in the future. When the actual loss experience declined for the year ended September 30, 2003, the loan loss provision was appropriately reduced for that fiscal year. (Please refer to the Table reflecting the analysis of the allowance for loan losses, beginning on page 57, reflecting total net charge-offs for the year ending September 30, 2002 of $321,000 compared to $105,000 for the year ended September 30, 2003.) The charged off loans were not concentrated in a particular segment of the Bank's loan portfolio. While the number of potential problem loans was increased as of December 31, 2003 and September 30, 2003, over the potential problem loans as of December 31, 2002 and September 30, 2002 (Please refer to "Potential Problem Loans" on page 58), the specific reserves allocated to the loans was significantly lower over the same time periods based on the facts related to each loan. As of September 30, 2002, the allowance related to specific reserves was approximately $142,000 ($126,000 as of September 30, 2003), whereas as of December 31, 2003, it was $57,000 ($157,000 as of December 31, 2002). In general, the loans currently classified as potential problem loans are better collateralized loans than the majority that were classified as potential problem loans as of December 31, 2002 and September 30, 2002.

  Other Expenses

        For the three months ended December 31, 2003, other expenses decreased $11,000 (5.7%) to $158,000 from $169,000 recorded for three months ended December 31, 2002. Salaries and employee benefits decreased by $11,000 (12.9%), primarily as a result of the closing of the Bank's Houston, Texas, branch. Other operating expenses decreased by 23,000 resulting in part from the closure of the Houston, Texas branch and the balance from decreased costs of collections and other cost saving measures.

        For the fiscal year ended September 30, 2003, other expenses decreased $64,000 (8.3%) to $708,000 from $772,000 recorded for fiscal year ended September 30, 2002. Salaries and employee benefits decreased by $99,000 (25%), as a result of the closing of the Bank's Houston, Texas, branch. Other operating expenses increased by $40,000 (14%), the bulk of which is represented by a loss on sale of fixed assets associated with the closing of the Houston, Texas, branch ($35,000), along with increased expenses relating to collection expenses on bad debts, OREO, and repossessions.

  Income Taxes

        No tax expense has been recorded for fiscal years ended September 30, 2003, and September 30, 2002, or for the three months ended December 31, 2003, and ended December 31, 2002, based upon net operating losses incurred and carried forward in each of these years. Cumulative net operating loss available to carry forward for tax purposes amounted to approximately $500,000 as of September 30, 2003.

Financial Condition of Texline State Bank

  Loan Portfolio

        Net loans decreased $528,000 (5.80%) to $8,572,000 from $9,100,000 between December 31, 2002, and December 31, 2003, and $552,000 (5.6%) to $9,271,000 at September 30, 2003, from $9,823,000 at September 30, 2002. The decrease was primarily attributable to the combined decline in commercial real estate, residential real estate, and consumer loans. Agricultural loans increased by $781,000 due primarily to the expertise in agricultural lending by Texline's current president, Tony White, who will remain with the Bank post acquisition as president of the Texline branch of Treaty Oak Bank.

  Loan Portfolio Mix

        The following tables set forth the composition of the loan portfolio:

	At September 30,				At December 31,
	2003		2002		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Agriculture	$3,540,000	37.3%	$2,759,000	27.4%	$3,545,000	40.6%	$3,144,000	33.5%
Commercial	1,064,000	11.2%	977,000	9.7%	833,000	9.5%	903,000	9.6%
Commercial real estate	1,078,000	11.4%	1,871,000	18.6%	1,057,000	12.1%	1,076,000	11.5%
Residential real estate	3,240,000	34.2%	3,582,000	35.6%	2,797,000	32.0%	3,411,000	36.4%
Construction real estate
Installment and other	566,000	6.0%	886,000	9.0%	508,000	5.8%	851,000	9.1%

Total Loans	9,488,000	100%	10,075,000	100%	8,740,000	100%	9,361,000	100%
Unearned Income

Gross Loans	9,488,000		10,075,000		8,740,000		9,361,000
Allowance for Loan Losses	(217,000)		(252,000)		(168,000)		(285,000)

Net Loans	$9,271,000		$9,823,000		$8,572,000		$9,100,000

        Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions.

        Given its location in a heavily agricultural section of the state, the Bank has been predominantly an agricultural lender. Accordingly, at present, a concentration in agricultural loans exists in the Bank's portfolio. Recent years have produced increasing trends in agricultural lending as area farmers have enjoyed several years of adequate rainfall and growing conditions and as more land has come under irrigation. Despite the increased prevalence of irrigation farming, weather can have a significant impact on farming yields, and accordingly no assurances can be offered regarding future farming production.

        When the Bank opened its branch office in Houston, Texas, a second portfolio concentration developed with loans of one-to-four family residential real estate. Approximately $2,100,000 of the Bank's residential real estate portfolio is comprised of single family residences in Houston. The majority of these loans originated between 1996 and 1998 for 15-year terms with fixed rates of 8.75% or greater. These loans additionally have five-year call provisions exercisable at the Bank's discretion.

        This "book of business" is expected to remain flat or possibly trend down slightly. The majority of new loan growth is expected to originate from the Austin market and reflect a broader, more diverse mix of industries and borrowers. As new loans are generated for non-agricultural and non residential real estate purposes, the percentage of the total loan portfolio creating the concentrations described above will be reduced thereby diminishing undue risk associated with industry concentration.

        Management may renew loans at maturity when requested by a customer whose financial strength appears to support such a renewal or when such a renewal appears to be in the best interest of the Bank. The Bank requires payment of accrued interest in such instances and may adjust the rate of interest, require a principal reduction, or modify other terms of the loan at the time of renewal.

  Loan Maturities

        As of December 31, 2003 and September 30, 2003, 32% and 38%, respectively, of the loan portfolio consisting of agricultural, commercial, and real estate loans, or $2,794,000 and $3,398,000, respectively, matures or reprices within one year or less. $4,033,000 and $4,595,000, respectively, of the represented loan portfolio, or 46.1% and 51.5%, respectively, are variable rate loans. The following table presents the contractual maturity ranges for agricultural, commercial, and real estate loans outstanding at December 31, 2003 and September 30, 2003, and also presents for each maturity range the portion of loans that have fixed interest rates or interest rates that fluctuate over the life of the loan in accordance with changes in the interest rate environment as represented by the base rate:

	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years
December 31, 2003	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Total
Agricultural	$90,000	1,610,000	297,000	847,000	9,000	692,000	$3,545,000
Commercial	330,000	290,000	59,000	154,000	—	—	833,000
Real Estate	307,000	167,000	1,604,000	153,000	1,503,000	120,000	3,854,000
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years
September 30, 2003	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Total
Agricultural	$76,000	1,786,000	59,000	971,000	—	648,000	$3,540,000
Commercial	374,000	502,000	60,000	128,000	—	—	1,064,000
Real Estate	326,000	334,000	1,872,000	175,000	1,560,000	51,000	4,318,000

  Investment Securities

        The primary purposes of the investment portfolio are to provide a source of earnings for liquidity management purposes, to provide collateral to pledge against public deposits, and to control interest rate risk. In managing the portfolio, the Bank seeks to attain the objectives of safety of principal, liquidity, diversification, and maximized return on investment.

        The following tables set forth the amortized cost and fair value of the Bank's securities portfolio by accounting classification category and by type of security as indicated:

	As of September 30, 2003		As of September 30, 2002		As of December 31, 2003		As of December 31, 2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale:
U.S. Government Agencies	$90,000	$92,000	$114,000	$117,000	$84,000	$88,000	$105,000	$110,000
Other mortgage backed securities	8,000	8,000	107,000	107,000	6,000	6,000	73,000	73,000

Total Securities Available for Sale	$98,000	$100,000	$221,000	$224,000	$90,000	$94,000	$178,000	$183,000

Securities Held to Maturity:
U.S. Treasury securities	$199,000	$199,000	$202,000	$202,000	$200,000	$200,000	$201,000	$201,000
U.S. Government agencies	21,000	21,000	47,000	50,000	15,000	16,000	40,000	42,000

Total Securities Held to Maturity	$220,000	$220,000	$249,000	$252,000	$215,000	$216,000	$241,000	$243,000

        U.S. Treasury securities and securities of U.S. Government agencies generally consist of fixed rate securities with maturities of three months to five years.

        Other mortgage backed securities consists of fixed rate mortgage pass-through securities with a maturity of five to fifteen years.

        The following table sets forth certain information regarding contractual maturities and the book yields of the Bank's securities portfolio as of December 31, 2003 and September 30, 2003:

	As of December 31, 2003
	Due in One Year or Less		Due after One Year through Five Years		Due after Five Years through 10 Years		Due after 10 Years or no stated Maturity
	Balance	Book Yield	Balance	Book Yield	Balance	Book Yield	Balance	Book Yield
Securities Available for Sale:
U.S. Government Agencies	$—	—	$—	—	$84,000	5.48%	$—	—
Other mortgage backed securities	—	—	6,000	5.19%	—	—	—	—

Total	$—	—	$6,000	5.19%	$84,000	5.48%	$—	—

Securities Held to Maturity
U.S. Treasury Securities	$200,000	9.27%	$—	—	$—	—	$—	—
U.S. Government Agencies	—	—	5,000	6.67%	8,000	6.06%	2,000	7.93%

Total	$200,000	9.27%	$11,000	5.86%	$92,000	5.53%	$2,000	7.93%

	As of September 30, 2003
	Due in One Year or Less		Due after One Year through Five Years		Due after Five Years through 10 Years		Due after 10 Years or no stated Maturity
	Balance	Book Yield	Balance	Book Yield	Balance	Book Yield	Balance	Book Yield
Securities Available for Sale:
U.S. Government Agencies	$—	—	$—	—	$92,000	5.50%	$—	—
Other mortgage backed securities	—	—	9,000	5.25%	—	—	—	—

Total Securities Available for Sale	$—	—	$9,000	5.25%	$92,000	5.50%	$—	—

Securities Held to Maturity
U.S. Treasury Securities	$199,000	9.00%	$—	—	$—	—	$—	—
U.S. Government Agencies	—	—	—	—	8,000	6.04%	12,000	7.00%

Total Securities Held to Maturity	$199,000	9.00%	$9,000	5.25%	$100,000	5.95%	$12,000	7.00%

        The Bank has minimal investment in its securities portfolio and little exposure to loss. Yields are above market but have minimal effect on the income statement due to the small volume of investments. The Bank does not currently own any tax exempt securities, but should it acquire any in the future, the yields on those securities would be computed on a tax equivalent basis.

        The Bank provides general commercial lending services for business clients as a part of its efforts to serve the local communities in which it operates. Certain risks are involved in granting loans, primarily related to the borrower's ability and willingness to repay the debt. Before extending a new loan to a customer, these risks are assessed through a review of the borrower's past and current credit history, the collateral being used to secure the transaction in the event the customer does not repay the debt, the borrower's character, and other factors. Once the decision has been made to extend credit, these factors are monitored throughout the life of the loan. Any loan identified as a problem credit by management during the internal loan review process or otherwise is assigned to the "watch" loan list and is subject to ongoing monitoring to ensure appropriate action is taken if and when deterioration occurs.

  Asset Quality

        The following table sets forth the amount of non-performing loans and non-performing assets at the dates indicated:

	At September 30,		At December 31,
	2003	2002	2003	2002
Non-accruing loans	$454,000	$309,000	$139,000	$584,000
Loans 90 days or more past due, still accruing interest	—	379,000	—	17,000

Total non-performing loans	454,000	688,000	139,000	601,000
Other real estate owned	27,000	30,000	10,000	18,000
Other repossessed assets	14,000	—	26,000	12,000

Total non-performing assets	$495,000	$718,000	$175,000	$631,000

Total non-performing loans to total loans	4.78%	6.83%	1.59%	6.40%
Allowance for loan losses to non-performing loans	48%	37%	96%	45%
Total non-performing assets to total assets	4.32%	5.70%	1.47%	4.90%

  Non-performing Loans

        Non-performing loans include (1) loans accounted for on a non-accrual basis, (2) accruing loans contractually past due 90 days or more as to interest and principal, and (3) troubled debt restructurings. Management reviews the loan portfolio for problem loans on an ongoing basis.

        During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of loan agreements. Such loans are placed under close supervision with consideration given to placing the loan on a non-accrual status, increasing the allowance for loan losses, and (if appropriate) partial or full charge-off. After a loan is placed on non-accrual status, any current year interest previously accrued but not yet collected is reversed against current income. When payments are received on non-accrual loans, such payments are applied to principal and not taken into income. Loans are not placed back on accrual status unless all back interest and principal payments are made. If interest on non-accrual loans had been accrued, such income would have amounted to approximately $2,900 and $60,000 for the three months ended December 31, 2003 and the year ended September 30, 2003, respectively. This amount was not included in interest income during this period.

        Under federal and Texas law, any loan 90 or more days past due is required to be placed on non-accrual basis unless specifically identified mitigating circumstances exist. The Bank's policy is to place loans 90 days past due on non-accrual status. An exception is made when management believes the loan will become current and there is documented evidence of the borrower's ability to repay. Non-accrual loans are further classified as impaired when underlying collateral is not sufficient to cover the loan balance and it is probable that the Bank will not fully collect all principal and interest. As of December 31, 2003 and December 31, 2002, respectively, the Bank had $139,000 and $584,000 in non-accrual loans. As of September 30, 2003, and September 30, 2002, the Bank had $454,000 and $309,000, respectively, in non-accrual loans. Loans contractually past due over 90 days which continued to accrue interest totaled $17,000 and $379,000 at December 31, 2002 and September 30, 2002, respectively, based upon specific information available at that time to the previous management of Texline State Bank. There were no loans over 90 days past due and still accruing interest at December 31, 2003 or September 30, 2003. By regulatory statute any loan 90 or more days past due is required to be placed on non-accrual unless specifically identified mitigating circumstances exist. In compliance with this statute we have developed pro forma financial statements assuming that no loans will continue to accrue interest if the become 90 days past due, and instead transfer all such loans to non-accruing status.

        A "troubled debt restructuring" is a restructured loan upon which interest accrues at a below market rate or upon which certain principal has been forgiven so as to aid the borrower in the final repayment of the loan, with any interest previously accrued, but not yet collected, being reversed against current income. Interest is accrued based upon the new loan terms. There were no troubled debt restructurings outstanding as of December 31, 2003, December 31, 2002, September 30, 2003, or September 30, 2002.

        Non-performing assets also consist of other repossessed assets and other real estate owned ("OREO"). OREO represents properties acquired through foreclosure or other proceedings and is recorded at the lower of cost or fair market value less the estimated cost of disposal. OREO is evaluated regularly to ensure that the recorded amount is supported by its current fair market value. Valuation allowances to reduce the carrying amount to fair market value less estimated costs of disposal are recorded as necessary. Revenues and expenses from the operations of OREO and changes in the valuation are included in other income and other expenses on the income statement. As of December 31, 2003 and September 30, 2003, the Bank had $10,000 and $27,000, respectively, of other real estate owned compared to $18,000 and $30,000 of OREO at December 31, 2002 and September 30, 2002, respectively.

        Repossessed assets totaled $26,100 at December 31, 2003, $14,000 at September 30, 2003, $12,500 at December 31, 2002 and $0 at September 30, 2002.

        In summation, at December 31, 2003 and September 30, 2003, total non-performing assets decreased $456,000 and $223,000, respectively, from $631,000 and $718,000 at December 31, 2002 and September 30, 2002, respectively, due to decreases in non-performing loans of $462,000 and $234,000, respectively, which was partially offset by net increases in other real estate plus other assets valued at approximately $6,000 and $11,000, respectively, that were repossessed.

  Allowance for Loan Losses

        The allowance for loan losses is a reserve against losses in the loan portfolio that is calculated monthly based upon a specific reserve and a general allocation as described herein. Increases to the allowance are made by charging the expense, Provision for Loan Losses. Please refer to "Provision for Loan Losses" on page 48 for more information. We believe the accounting policies governing the allowance for loan losses are critical to the portrayal and understanding of the Bank's financial condition and its results of operations.

        Loans subject to specific allocations to the allowance for loan losses are loans that have generally first been placed on the Bank's "Watch List." The fact that a loan is placed on the Watch List does not necessarily indicate that the Bank has experienced a problem with the loan but indicates that the Bank has had some indication that the loan may become a problem loan. The Bank and the regulators each, independently, perform review of the Bank's loans. The regulators (the Texas Department of Banking and the FDIC) will generally specifically review each loan on the Bank's Watch List and a random sampling of other loans as well. As a result of these examinations the regulators may place additional loans on the Watch List. There are a variety of factors influencing the Bank's decision to place a loan on the Watch List. Factors other than a failure to make one or more payments, which may result in a loan being included on the Watch List include a general economic trend impacting a concentration of loans such as adverse trends in agriculture, a declining trend in a particular banking customer's deposits, negative trends in financial statements which are provided on a routine basis for business loans, and in a rural community such as Texline, Texas, personal knowledge of the existence of a financial hardship to a customer by one of the Bank's officers is not uncommon. Thus to some degree, a category of loans, such as agricultural loans, may be separately reviewed based on known additional risks to which the category may be subject. Placement of a loan on the Watch List from any of these factors may be the result of a determination by the board of directors, bank management, the servicing officer, or by the banking regulators during their periodic examinations of the Bank.

        Through this process the Bank addresses the particular risks inherent in different concentrations of loans. Historically, the Bank's allowance has been adequate to absorb the losses experienced by the Bank.

        Once a loan is placed on the Watch List it may be classified as "Watch," "Substandard," "Doubtful," or "Loss." These classifications are also based on numerous factors but these are general groupings of the loans that receive different levels of scrutiny and have different methods for determining whether a specific reserve should be made for each loan applied to them. If a loan is classified as a "Watch," then it merely indicates that circumstances exist that may, but have not yet, jeopardized the collection of the loan. These loans generally do not have a specific reserve charged against them but are instead subject to the historical loss percentage discussed below.

        Substandard loans are those loans that are considered to have some deficiency relative to loans generally considered to be of acceptable loan quality (be it cash flow, collateral value, or otherwise) but that are not specifically considered to have loss exposure. Each such loan is considered separately, and allocations range from 15% to 0% on some loans within the classification. Factors such as collectibility, collateral values, borrower strength, and past due status may influence the amount of reserve to be specifically allocated. A 0% specific reserve may occur when a loan is classified as substandard but is fully collateralized with collateral such as a certificate of deposit held by the Bank.

        As of December 31, 2003, and September 30, 2003, the Bank had $1,178,000 and $997,000, respectively, in Substandard or Doubtful loans with specific reserves of $57,000 and $93,000, respectively. Loss loans were immaterial but totaled $1,574 and $2,934 as of December 31, 2003, and September 30, 2003, respectively. Loans classified as "loss" also have specific allocations of 100% of loan principal balance.

        A historical loss percentage is applied to the balance of the loan portfolio, including those loans on the Watch List for which there has been no specific reserve and excluding loans secured by cash on deposit and loans that are guaranteed by governmental agencies, At September 30, 2003, this percentage was 1.208% which is based upon the actual historical loss experience of the bank over the past five (5) years and was mandated by the regulators. This percentage was still in effect as of December 31, 2003.

        After the required reserve has been calculated by adding together the specific reserves and the general allocation discussed above, the current balance in the allowance for loan losses is compared to the calculated required allowance and to the extent an addition is necessary, the allowance is increased by a charge to expense through the provision for loan losses.

        The following table shows the calculation for allowance for loan losses as applied on September 30, 2003. All amounts are approximate and are rounded:

September 30, 2003
Gross Loans	$9,488,000
Substandard, doubtful or loss loans	(1,000,000)
CD secured or guaranteed	(938,000)

Net loans	7,550,000
Historical loss percentage	1.208%

General allowance	91,000
Specific allowance	126,000

Total allowance	$217,000

        The amount of the allowance represents the cumulative total of the provisions made from time to time, reduced by loan charge-offs and increased by recoveries of loans previously charged-off. The allowance was $168,000 or 1.92% of gross loans at December 31, 2003, compared to $285,000 or 3.04% of gross loans at December 31, 2002. The allowance was $217,000 or 2.29% of gross loans at September 30, 2003, compared to $252,000 or 2.50% of gross loans at September 30, 2002.

        Credit and loan decisions are made by management and the board of directors in conformity with loan policies established by the board of directors. The Bank's practice is to charge-off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower's failure to meet repayment terms, the borrower's deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loan's classification as a loss by regulatory examiners, or other reasons. The Bank charged off $44,000 in commercial loans and $6,000 in consumer loans during the three months ended December 31, 2003. During the three months ended December 31, 2002, the Bank charged off $4,000 in residential real estate loans and $7,000 in consumer loans. The Bank charged off $35,000 in commercial loans, $26,000 in residential real estate loans, and $66,000 in consumer loans during the fiscal year ended September 30, 2003. During the fiscal year ended September 30, 2002, the Bank charged off $241,000 in commercial loans, $36,000 in residential real estate loans, and $56,000 in consumer loans.

        Recoveries totaled $1,000 and 11,000 for the three months ended December 31, 2003 and December 31, 2002, respectively, and $22,000 and $12,000 for fiscal years ended September 30, 2003 and 2002, respectively.

        The following table presents an analysis of the allowance for loan losses for the periods presented:

	Fiscal Year Ended September 30,		Three Months Ended December 31,
	2003	2002	2003	2002
Balance at beginning of period	$252,000	$316,000	$217,000	$252,000
Provision for loan losses	70,000	257,000	—	33,000
Charge-offs:
Agricultural	—	—	—	—
Commercial	35,000	241,000	44,000	—
Commercial Real Estate	—	—	—	—
Residential Real Estate	26,000	36,000		4,000
Installment and other	66,000	56,000	6,000	7,000

Total Charge-offs	127,000	333,000	50,000	11,000
Recoveries
Agricultural	—	—	—	—
Commercial	1,000	—	1,000	—
Commercial Real Estate	—	—	—	—
Residential Real Estate	6,000	—	—	6000
Installment and other	15,000	12,000	5,000	—

Total Recoveries	22,000	12,000	1,000	11,000

Net Charge-offs	105,000	321,000	49,000	—

Balance at end of Period	$217,000	$252,000	$168,000	$285,000

Gross Loans at end of Period	9,488,000	10,075,000	8,740,000	9,385,000
Ratio of loan loss allowance to gross loans	2.29%	2.50%	1.92%	3.04%
Ratio of net charge-offs to gross loans	1.11%	3.19%	0.56%	0.00%

        The net charge-offs for the three months ended December 31, 2003, totaled $49,000, compared with $0 for 2002. The allowance for loan losses decreased a total of $117,000 between December 31, 2002, and 2003, based upon many factors including management's actions with respect to current non-performing loans as well as slowed growth in total loans.

        The net charge-offs for fiscal year ended September 30, 2003, totaled $105,000, compared with $321,000 for 2002.

        The following table sets forth the specific allocation of the allowance for loan losses for the years presented and the percentage of allocated possible loan losses in each category to total gross loans. An allocation for a loan classification is only for internal analysis of the adequacy of the allowance and is not an indication of expected or anticipated losses:

	At September 30,				At December 31,
	2003		2002		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Agricultural	9,000	0.09%	15,000	0.15%	6,000	0.07%	5,000	0.05%
Commercial	39,000	0.41%	42,000	0.42%	24,000	0.27%	62,000	0.66%
Commercial Real Estate	2,000	0.02%	2,000	0.02%	0	0.00%	5,000	0.05%
Residential Real Estate	19,000	0.20%	68,000	0.67%	22,000	0.25%	51,000	0.54%
Installment and Other	24,000	0.25%	15,000	0.15%	6,000	0.07%	34,000	0.36%
Unallocated	124,000	1.31%	110,000	1.09%	110,000	1.26%	128,000	1.36%

Total	217,000	2.29%	252,000	2.50%	168,000	1.92%	285,000	3.04%

        The Bank maintains the allowance for loan losses at a level that management believes will be adequate to absorb probable losses on existing loans based on an evaluation of the collectibility of loans and prior loss experience. Three methods are used to evaluate the adequacy of the allowance for loan losses: (1) historical loss experience, based on loss experience by quality classification in the previous 20 calendar quarters; (2) specific identification, based upon management's assessment of loans and the probability that a charge-off will occur in the upcoming quarter; and (3) loan concentrations, based upon current or expected economic factors in the geographic and industry sectors where management believes the Bank may eventually experience some loan losses.

        Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, are determined based upon a variety of factors, as indicated above. Although management believes the allowance for loan losses is sufficient to cover probable losses inherent in the loan portfolio, there can be no absolute assurance that the allowance will prove sufficient to cover actual future loan losses.

  Potential Problem Loans

        The Bank utilizes an internal asset classification system as a means of reporting problem and potential problem assets. At scheduled Board of Directors meetings each month, a "watch" list is presented, showing all loans listed as "Watch" or "Special Mention," "Substandard," "Doubtful," and "Loss." An asset is classified Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent in those classified Substandard, with the added characteristic that the weaknesses present make collection or liquidation in full highly unlikely on the basis of currently existing facts, conditions, and values. Assets classified as Loss are those considered uncollectible and viewed as non-bankable assets, worthy of charge-off. Assets that do not currently expose the Bank to sufficient risk to warrant classification into one of the aforementioned categories but possess weaknesses that may or may not be within the control of the customer, are deemed to be Watch or Special Mention.

        The Bank's determination as to the classification of its assets and the amount of the valuation allowance is subject to review by its primary regulator(s), which can order the establishment of additional general or specific loss allowances. The FDIC, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan losses. The policy statement provides guidance for financial institutions on the responsibilities of management for the assessment and establishment of adequate allowances and for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that (a) institutions have effective systems and controls to identify, monitor, and address asset quality problems; (b) management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and (c) management establish acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Management believes it has established an adequate allowance for probable loan losses. The Bank analyzes its processes regularly, with modifications made if needed, and reports those results monthly at Board of Directors meetings. However, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to materially increase our allowance for loan losses at the time. Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

        The aggregate principal amounts of potential problem loans as of December 31, 2003, and 2002, were approximately $2,152,000 and $1,874,000, respectively. The aggregate principal amounts of potential problem loans as of September 30, 2003, and 2002, were approximately $2,405,000 and $2,107,000, respectively. Included in these potential problem loan totals are non-accrual, Watch or Special Mention, Substandard, and Doubtful classifications, which comprise the watch list presented monthly to the Board of Directors. All loans classified as Loss have been charged-off. Loans in this category generally include loans that were classified for risk management and regulatory purposes. It should be noted, however, that the inclusion of loans categorized as "Watch" or "Special Mention" in the total amount of problem loans is a more conservative approach than that required by federal regulations. Only "Substandard" and "Doubtful" classifications are deemed to be "problem loans" for regulatory reporting purposes. At December 31, 2003 and December 31, 2002, these classifications totaled $1,180,000 and $1,034,000, respectively. At September 30, 2003, and September 30, 2002, these classifications totaled $996,000 and $1,158,000, respectively.

  Sources of Funds

  General

        Deposits, short-term and long-term borrowings, loan and investment security repayments and prepayments, proceeds from the sale of securities, and cash flows generated from operations are the primary sources of our funds for lending, investing, and other general purposes. Loan repayments are a relatively predictable source of funds except during periods of significant interest rate declines, while deposit flows tend to fluctuate with prevailing interests rates, money markets conditions, general economic conditions, and competition.

  Deposits

        The Bank offers a variety of deposit accounts with a range of interest rates and terms. Core deposits consist of checking accounts (non-interest bearing), "NOW" accounts, savings accounts, and non-public certificates of deposit. These deposits, along with public fund deposits and short-term borrowings, are used to support the Bank's asset base. Deposits are obtained predominantly from the geographic trade areas surrounding the Bank's office location. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Bank's ability to attract and retain deposits.

        The following table sets forth the maturities of time deposits $100,000 and over at December 31, 2003 and September 30, 2003:

	At September 30, 2003	At December 31, 2003
Time deposits $100,000 and over:
Maturing within three months	$100,000	$224,000
After three months but within six months	276,000	256,000
After six months but within 12 months	609,000	609,000
After 12 months	—	—

Total time deposits $100,000 and over:	$985,000	$1,089,000

  Return on Equity and Assets

        The following table sets forth certain information regarding the Bank's return on equity and assets for the periods indicated:

	For the Fiscal Year Ended September 30,		For the Three Months Ended December 31,
	2003	2002	2003	2002
Return of assets	-0.45%	-2.53%	0.30%	-0.15%
Return on equity	-5.14%	-29.89%	3.44%	-1.82%
Dividend payout ratio	—	—	—	—
Equity to assets ratio	8.82%	8.45%	8.78%	8.12%

  Borrowings

        The Bank has access to a variety of borrowing sources and uses short-term borrowings to support its asset base. Short-term borrowings include federal funds purchased and advances from Federal Home Loan Bank with remaining maturities less than one year.

        The following table sets forth certain information regarding the Bank's borrowings for the periods indicated:

	At September 30,		At December 31,
	2003	2002	2003	2002
Short-term Borrowings:
Average balance outstanding	$1,300,000	$1,432,000	$1,300,000	$1,300,000
Maximum outstanding at any month-end during the period	1,300,000	1,800,000	1,300,000	1,300,000
Balance outstanding at end of period	1,300,000	1,300,000	1,300,000	1,300,000
Average interest rate during the period	4.54%	4.12%	4.60%	4.60%
Long-term Borrowings:
Average balance outstanding	—	—	—	—
Maximum outstanding at any month-end during the period	—	—	—	—
Balance outstanding at end of period	—	—	—	—
Average interest rate during the period	—	—	—	—

Bank Liquidity

        Liquidity management is monitored by the Bank's management and Board of Directors, who review historical funding requirements, current liquidity position, sources and stability of funding, marketability of assets, options for attracting additional funds, and anticipated future funding needs, including the level of unfunded commitments.

        The Bank's primary sources of funds are retail and commercial deposits, borrowings, public funds, and funds generated from operations. Funds from operations include principal and interest payments received on loans and securities. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions, and competition strongly influence mortgage prepayment rates and deposit flows, reducing the predictability of the timing on sources of funds.

        At December 31, 2003, the Bank had outstanding loan origination commitments and unused commercial and retail lines of credit of $1.79 million and standby letters of credit of $90,000. Management believes the Bank has sufficient funds available to meet current origination and other lending commitments. Certificates of deposit that are scheduled to mature within one year totaled $5.3 million at December 31, 2003.

        The following table summarizes the Bank's significant contractual obligations and other potential funding needs at December 31, 2003 and September 30, 2003.

	At September 30,				At December 31,
	Time Deposits	Long-term Borrowings	Operating Leases	Total	Time Deposits	Long-term Borrowings	Operating Leases	Total
2004	$5,332,000	—	—	5,332,000	5,339,000	—	—	5,339,000
2005	$245,000	—	—	245,000	277,000	—	—	277,000
2006	—	—	—	—	—	—	—	—
2007	—	—	—	—	—	—	—	—
2008	—	—	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—	—	—

Although the main office of the Bank will be located in Austin, Texas, the banking house in Texline, Texas will remain open as a branch office. With the Texline facility remaining open with its staff essentially in tact, and since this is the only bank in Texline (the nearest community with available banking services is 10 miles away in Clayton, New Mexico) it is anticipated that these CDs, that have historically been very stable, will be retained.

Capital Resources

        The risk-based capital regulations established and administered by the banking regulatory agencies discussed previously are applicable to the Bank. As explained previously, risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under the regulations, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. Under the prompt corrective action regulations, to be adequately capitalized a bank must maintain minimum ratios of total capital to risk-weighted assets of 8.00%, Tier 1 capital to risk-weighted assets of 4.00%, and Tier 1 capital to total assets of 4.00%. Failure to meet these capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements.

        As of December 31, 2003, the most recent notification from the federal banking regulators categorized Texline State Bank as well capitalized. A well capitalized institution must maintain a minimum ratio of total capital to risk-weighted assets of at least 10.00%, a minimum ratio of Tier 1 capital to risk weighted assets of at least 6.00%, and a minimum ratio of Tier 1 capital to total assets of at least 5.00% and must not be subject to any written order, agreement, or directive requiring it to meet or maintain a specific capital level. There are no conditions or events since that notification that the Bank's management believes have changed Texline State Bank's capital classification.

        The Bank was in full compliance with all capital adequacy requirements to which it is subject as of December 31, 2003. The required and actual amounts and ratios for the Bank as of December 31, 2003 and September 30, 2003, are presented below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2003
Total Capital (to risk-weighted assets)	$1,165,000	12.65%	$736,000	8%	$921,000	10%
Tier 1 capital (to risk-weighted assets)	1,049,000	11.39%	368,000	4%	553,000	6%
Tier 1 capital (to average assets)	1,049,000	9.04%	463,000	4%	580,000	5%
As of December 31, 2003
Total Capital (to risk-weighted assets)	1,048,000	12.19%	688,000	8%	860,000	10%
Tier 1 capital (to risk-weighted assets)	1,044,000	12.14%	344,000	4%	516,000	6%
Tier 1 capital (to average assets)	1,044,000	8.85%	472,000	4%	590,000	5%

Statement of Cash Flows

        Cash and cash equivalents include cash due from banks and federal funds sold. Cash and cash equivalents decreased $323,000, as of December 31, 2003, compared to December 31, 2002. Cash and cash equivalents decreased $435,000 as of September 30, 2003, compared to September 30, 2002. However, cash increased $1,232,000 between September 30, 2003 and December 31, 2003, and by $1,120,000 between September 30, 2002 and December 31, 2002. Losses experienced related to the operations in the Banco Tejano branch prior to its closure were the primary cause for the uses in cash for the fiscal years ending September 30, 2002 and September 30, 2003.

        The Bank's cash flow statement is composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities was $76,000 and $51,000, respectively, for the three months ended December 31, 2003, and 2002, which reflects an increase in cash provided by operations of $25,000. Net cash provided by operating activities was $17,000 and $157,000, or a decrease of $140,000, for the fiscal years ended September 30, 2003, and 2002, respectively. The $25,000 increase in cash provided from operating activities between the three months ended December 31, 2002 and December 31, 2003, results primarily from an increase in net income partially offset by a decrease in provision for loan losses. For the fiscal years ended September 30, 2003 and 2002, this accounted for a decrease in cash flow of $60,000, as quantified by the difference between cash provided by changes in accrued interest receivable of $41,000 for the fiscal year ended September 30, 2002 and cash used by changes in accrued interest receivable of $19,000 for the fiscal year ended September 30, 2003.

        Net cash provided by investing activities in the three months ended December 31, 2003, decreased $24,000, to $712,000 from $736,000 in three months ended December 31, 2002, due primarily to decrease in principal repayments and maturities on investment securities of $39,000. Net cash provided by investing activities in the fiscal year ended September 30, 2003, decreased $181,000, to $612,000 from $793,000 in fiscal year ended September 30, 2002, due to the combination of a decreasing loan portfolio ($173,000) and the decrease in principal repayments and maturities on investment securities of $42,000, offset by the purchase of equipment totaling $24,000, Federal Home Loan Bank stock purchase of $4,000, and the sale of equipment of $8,000 account for the balance of changes.

        Increases in deposits of $444,000 and $333,000 for the three months ended December 31, 2003 and December 31, 2002, respectively, account for the cash provided by financing activities in those periods. Decreases in deposits of $1,064,000 during fiscal year ended September 30, 2003, and $1,745,000 in fiscal year ended September 30, 2002, account for the net cash used in financing activities.

        As the Bank's portfolio and customers are largely in the agricultural sector, apart from the $2.1 million block of residential real estate loans in the Houston area, cash flows are affected by agricultural trends which can be seen by the increase in deposits and decreases in loans in the first fiscal quarter each year. This coincides with the timing for cash receipts by depositors from the sales of crops and livestock that occur in the fall each year. Similarly, there is a significant decrease in cash and an increase in loans during the first 150 days of the calendar year. As a result of the closing of the Banco Tejano branch, there was an associated decrease in overall deposits and in loans, resulting from the closing of deposit accounts, the charge-off of the problem commercial loans payments on commercial loans and other factors related to the closing of the Banco Tejano branch. This is reflected in the decrease in commercial, commercial real estate and installment or other loans of $1,030,000 between September 30, 2002, and September 30, 2003. For additional information refer to the table on page 50, "Loan Portfolio Mix."

        To summarize, apart from the results from the Banco Tejano branch, the Bank is highly susceptible to the cash flow trends of agricultural lending, and therefore also subject to the risks associated with agricultural trends. Following the closure of the Banco Tejano branch, the Bank's activity appears to be stabilizing, as indicated by the reduced net loss between fiscal years ending September 30, 2002 and 2003, and the profitable three months ended December 31, 2003, over the net loss experienced in the same period of 2002 coupled with the decreased reduction in loans for the fiscal year ended September 30, 2003 over the prior fiscal year.

BUSINESS

Overview

  Holding Company

        We are a corporation incorporated under the laws of the State of Texas on November 18, 2003. Our organizing shareholder is Treaty Oak Holdings, Inc. ("Treaty Oak Holdings"), a corporation incorporated under the laws of the state of Texas on August 8, 2002. Initially, we will have no material business operations other than owning and managing the Bank.

        On December 22, 2003, as part of our organization, we filed an application with the Board of Governors of the Federal Reserve System to become a bank holding company through our acquisition of Texline State Bank, and the application was approved on February 19, 2004. We have chosen a holding company structure because we believe it will provide flexibility in accommodating our business objectives. With a holding company structure, we may assist the Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to the Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, if we elect to be a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which the Bank would be prohibited from engaging. Although we do not presently intend to engage in these financial activities, we would be able to do so without notice to or a filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities, and that these activities would be profitable. Please refer to "Supervision and Regulation," beginning on page 98, for additional information.

  Bank

        The principal focus of the offering is to raise the money to capitalize Texline State Bank, a Texas state-chartered bank and to fund operations related to our expansion into the Austin, Texas, market. We will establish banking operations in Austin by relocating the headquarters of Texline State Bank to Austin, retain a branch in Texline, Texas, and rename the bank "Treaty Oak Bank." Texline State Bank is a small state-chartered bank located in Texline, Texas, in the northwest corner of the Texas panhandle. It has been operating in Texline, Texas, since 1977, and its lending activities focus primarily around agricultural and residential real estate and the agricultural industry, generally. As of December 31, 2003, Texline State Bank had total assets of approximately $11,900,000 and total deposits of approximately $9,500,000.

        Our mission is to restore personal banking. We believe that we can accomplish the following:

  •
  demonstrate that banking can be built on interpersonal relationships and still be profitable;

  •
  create a bank driven by client needs and expectations;

  •
  use technology to enhance the relationship between the Bank and its clients instead of to replace that relationship;

  •
  empower clients through education; and

  •
  facilitate an open dialogue between clients and our staff.

        We believe that banking in Austin depends on establishing and developing relationships with existing and potential clients. In most banking relationships, we believe that there has been a communication breakdown between clients and bank personnel and that most banks are structured on a hub-and-spoke model that shuffles a customer around haphazardly without focusing on personal service so that there is no single person responsible for the client. This lack of responsibility results in lost opportunities to capitalize on additional business and to build client loyalty. We intend to empower our employees with both the authority and the responsibility to ensure that each client's inquiry is resolved in a timely and satisfactory manner.

        Our goal is to begin operations in the first quarter 2004. Our objective is to provide our clients with the resources and power to achieve their own goals so that they consider the Bank to be a partner on their financial team.

Texline State Bank Acquisition

        We closed the stock purchase agreement to purchase approximately 99.97% of the outstanding stock of Texline State Bank on March 9, 2004. We are the holding company and own substantially all of the outstanding shares of Texline State Bank. Following the establishment of the Austin banking operations, the current Texline State Bank facility will continue in operation as a branch of Treaty Oak Bank.

        The purchase price per share represented two times the book value per share subject to a maximum aggregate consideration of $2,225,000. We paid $35.89 per share, including certain adjustments for charge-offs, deferred federal net operating benefit, and excess loan loss reserve, for an aggregate purchase price of approximately $2,225,000. Certain of Texline State Bank's shareholders have agreed to accept delivery of an unsecured promissory note in satisfaction of payment of the purchase price attributable to their shares. Approximately $1,163,000 of the aggregate purchase price was paid via such notes, and we intend to use the proceeds of this offering to satisfy $1,100,000 of our obligation under these notes. The material terms of the notes are as follows:

  •
  note is unsecured and becomes due and payable in 10 years, subject to acceleration in the event we receive at least $7,000,000 of proceeds in the offering;

  •
  interest is payable at a fixed rate of 5%; and

  •
  no prepayment premium or penalty.

Regulatory Matters

        In recent years, Texline State Bank has incurred losses and seen an increase in the level of classified and nonperforming assets. Management of Texline State Bank believes that these problems primarily resulted from the failure to achieve and retain profitability of the branch it established in Houston, Texas. As a consequence of these problems and as a result of an examination of the Bank by the FDIC, Texline State Bank voluntarily entered into a Memorandum of Understanding dated August 10, 2001, with the FDIC and the Texas State Banking Commissioner, which places certain restrictions on the Bank's activities and imposes additional reporting obligations upon Texline State Bank. Under the terms of the Memorandum of Understanding, Texline State Bank and and/or its board of directors has agreed to take certain corrective actions including, among other things, the following:

  •
  reduction of the level of classified assets of Texline State Bank;

  •
  revising the Bank's existing profit plan and taking certain measures to improve profitability;

  •
  evaluating the qualifications of management of the Bank and ensuring each management position is filled with qualified and experienced personnel;

  •
  maintaining of an adequate allowance for loan and lease losses;

  •
  improving the Bank's liability posture and minimize dependence on volatile funding sources;

  •
  revising the Bank's interest rate risk measurement model;

  •
  revising the Bank's loan documentation system and eliminate certain identified technical exceptions;

  •
  revising existing loan policies and internal credit review system; and

  •
  developing a written audit program.

        In addition, the Memorandum of Understanding requires that the Bank maintain a Tier 1 leverage capital ratio of 8% and precludes the Bank from paying dividends without the prior written consent of the FDIC and Texas State Banking Commission. The Memorandum of Understanding requires the Bank to submit quarterly reports to the FDIC and the Texas State Banking Commission outlining its progress toward complying with the Memorandum of Understanding.

        Previous management of the Bank established action plans to address the concerns identified in the Memorandum of Understanding and to achieve full compliance with its terms. In April 2003, the FDIC advised the Board of Directors of Texline State Bank that Texline State Bank failed to achieve full compliance with the Memorandum of Understanding. In its last accounting report to the FDIC, Texline State Bank reported that it was in full compliance with every provision of the Memorandum of Understanding except for one regarding Texline State Bank's liquidity. We have taken corrective action to comply with this provision by injecting approximately $500,000 in capital into the Bank. However, there can be no assurance that we will maintain compliance or that the Memorandum of Understanding will be lifted. Violation of the Memorandum of Understanding could result in the imposition of regulatory sanctions against the Bank, its board of directors and management.

        We believe the injection of additional capital, coupled with the addition of the new board of directors members and management team will allow the Memorandum of Understanding to be lifted by the FDIC and the Texas State Banking Commissioner. However, we have received no assurances from the FDIC or the Texas State Banking Commissioner to that effect.

Opinion of Valuation Expert as to the Pricing of the Offering

        We engaged James R. Miller to render an opinion to our Board of Directors as to the valuation of the pricing of this offering at $8.33 per share. We selected Mr. Miller to render this opinion because the banking and investment communities recognize Mr. Miller as a highly regarded securities analyst and bank appraiser, with particular expertise concerning community banks. Mr. Miller possesses a broad base of experience in the securities industry spanning over two and a half decades, including management, research, and corporate finance. As an investment professional, Mr. Miller serves as a buy-side analyst for a select group of private clients for whom he constructs a portfolio of bank stocks centering on the shares of regional, sub-regional, and community banks. As an industry appraiser, Mr. Miller has rendered dozens of fairness opinions and independent valuations.

        In arriving at his opinion, Mr. Miller reviewed and considered financial and other matters that he deemed relevant, including, among other things:

  •
  the pro forma financial statements of Treaty Oak Bancorp dated November 16, 2003, giving effect to the purchase of Texline State Bank at 2,225,000.

  •
  the general economic environment;

  •
  discussions with members of senior management of Treaty Oak Bancorp and discussions with other parties informed and knowledgeable about Treaty Oak Bancorp and Texline State Bank;

  •
  Treaty Oak Bancorp's and Texline State Bank's financial and general condition;

  •
  an analysis of the capitalization structure regarding the offering's proposed pricing and content;

  •
  a comparison of peer bank market valuations on both an as is status for Texline State Bank and a pro forma valuation comparison to peer group relating to the "at rest" institution post offering and acquisition; and

  •
  the status of the area's banking industry;

  •
  a comparison of peer bank financial performance factors.

        On December 1, 2003, James R. Miller provided to our Board of Directors his opinion that, based upon and subject to the assumptions and other matters described in the opinion, a fair valuation for the offering of the common shares of Treaty Oak Bancorp to the public will yield an "at rest" (i.e. immediately following the offering and including the funds raised in the offering) price to book value in the range of 150% to 170% of hard book value (i.e. determined without reference to any goodwill). Furthermore, if the offering involves a structure where warrants are also issued to investors, the warrants would not hinder the valuation and could (depending upon fundamental performance of Treaty Oak Bancorp and market pricing) add to investor value in the future. Based upon the offering price of $8.33 per share and net tangible book value per share of $5.01 (assuming the maximum number of shares are sold in the offering), the "at rest" price to book value calculation for the offering is approximately 166%. Please refer to "Dilution," beginning on page 32 for more information.

        Mr. Miller's opinion is addressed to our Board of Directors, is directed only to our valuation and to the pricing and financial terms of our offering, and does not constitute a recommendation to any investor to purchase shares of our common stock in this offering. In addition, Mr. Miller was not asked to consider, and his opinion does not address, our underlying business decision to acquire Texline State Bank or to conduct this offering. The complete text of Mr. Miller's opinion, which sets forth the assumptions made, matters considered, limitations on, and scope of the review Mr. Miller undertook, is included in this prospectus as Appendix B. This summary of Mr. Miller's opinion is qualified in its entirety by reference to the opinion. You are urged to read Mr. Miller's opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Mr. Miller.

        In conducting his review and arriving at his opinion, with our consent, Mr. Miller assumed and relied upon the accuracy and completeness of the pro forma plans prepared by our organizers for Texline State Bank, Treaty Oak Bancorp, and Treaty Oak Holdings and additional financial and other information provided to him without independent investigation. Mr. Miller did not undertake any responsibility for the accuracy, completeness, reasonableness, or independent verification of this information, and he further relied upon the assumption that key management personnel, Terry W. Hamann and Jeffrey L. Nash in particular, will continue to be participants in our day-to-day business operations following the offering.

Primary Clients and Markets

        The Bank's target market is the greater Austin metropolitan area. Based upon population growth data and average household income figures generated by the U.S. Census Bureau for the 10-year period ending in 2000, historical trends and economic forecasts indicate that economic conditions and trends in the Austin metropolitan area are generally more favorable than the economic conditions and trends in other similar metropolitan areas of the United States.

        The Bank will concentrate on small and middle market businesses and individual clients with net worth in excess of $1 million. The diverse nature of the prospective customers in the target market will provide a varied client base and allow the Bank to spread lending risk over different industries. We will seek to develop lasting client relationships based on service and convenience. We plan to open additional branches through internal growth and capital expansion but do not plan to compete on a retail basis with the large national banks that have branches all over Austin.

Banking Operations

        Core services will include traditional banking activities, such as personal and commercial deposit accounts and loans, as well as finance, consulting, and treasury services. Ancillary services could include notary services, cashiers' checks and money orders, traveler's checks, wire transfers, and other services.

        The Bank expects to be an active business lender, with approximately 50% of its total loans as commercial loans and the balance in real estate and personal lending. The Bank's primary targeted businesses are those requiring aggregate loans in the $100,000 to $10,000,000 range. Although not all of these services will be offered immediately, the Bank anticipates offering business-oriented banking products and services, including the following:

  •
  commercial loans for businesses to finance internal growth;

  •
  acquisitions;

  •
  equipment leasing;

  •
  real estate and construction loans;

  •
  cash management services;

  •
  commercial trust and escrow services; and

  •
  international services, including letters of credit.

        The Bank also expects to provide consumer-oriented banking services, which include consumer loans, checking accounts with debit cards and overdraft protection available, credit card services, traditional savings accounts and certificates of deposit, personal trust services, and 24-hour telephone and Internet banking.

Existing Operations of Texline State Bank

        The region of the Texas panhandle where Texline State Bank is located is predominantly agricultural. Accordingly, its loan portfolio is composed of primarily agriculture loans (corn, cotton, and cattle) and loans for the purpose of supporting the agriculture industry (equipment, etc.). Texline State Bank's president has more than 20 years of experience lending to the agricultural industry and will remain with us under the terms of an employment contract executed contemporaneously with the closing of the acquisition.

        In 1997, Texline State Bank established a branch ("Banco Tejano") in a predominantly Latin community in the eastern section of Houston, Texas, in an effort to attract greater loan demand and to serve a historically under-served market. Within months of the branch opening, two large regional, Hispanic-owned banks also opened branches in close proximity to the Texline branch. One of the regional competitors also hired the majority of the staff that had been assembled at the Texline branch. As a result of the competition that arose from better capitalized and established banks coupled with poor quality loans that were originated by the subsequent staff hired by Texline State Bank, Texline State Bank cumulatively lost $564,000 for 2001 and 2002. As a result, Texline State Bank closed this branch in December 2002.

        In addition to the heavy agriculture influence, Texline State Bank also has a significant number of intermediate term single family mortgage loans in Houston, Texas, that were originated out of the Banco Tejano branch. These loans include a call provision and are priced at a minimum rate of interest of 8.75%. We may consider the bundled sale of these loans following the acquisition although these loans are not currently classified as available for sale. Please refer to "Management's Discussion and Analysis of Financial Condition and Plan of Operation—Financial Condition of Texline State Bank" on page 49 for additional information.

Business Strategies

        Our primary objective is to take advantage of expansion opportunities while maintaining efficiency and individualized client service using the following strategies:

  •
  Develop Middle Market Commercial and Private Client Banking. We intend to recruit and develop bankers who have lending expertise in specific industries.

  •
  Increase Customer Base through Affiliated Services. We intend to develop lasting and diverse client relationships by taking advantage of opportunities to cross-sell the financial products and services offered by our affiliates, and we will use training, incentives, and technology to encourage employee cross-selling efforts.

  •
  Improve Efficiency. We intend to maintain stringent cost control practices and policies.

  •
  Increase Loan Volume and Diversify Loan Portfolio. Please refer to "Lending Services" on page 70 for specific information.

  •
  Expand Operations. Factors used to evaluate expansion opportunities include the following:

  •
  nature and projected profitability of the market;

  •
  opportunity to enhance image and market presence; and

  •
  potential to enhance shareholder value.

        We intend to develop systems and train personnel to deliver the level of banking experience that is the cornerstone of our business. We expect to begin marketing through a series of established relationships, including current clients, friends, and business partners of the advisors and directors. By working with community and business leaders, we expect to develop a bank that is an integral part of the community. We plan to create professional relationships with individuals and businesses that complement our client base.

        We are currently forecasting the opening of new offices as part of our expansion. We expect to pursue expansion in an area roughly outlined by Bee Cave Road, U.S. Highway 71, Ranch Road 620, U.S. Highway 183, and Loop 1 (Mopac Expressway). Offices in this area would allow us to surround our target market and allow our clients convenient access to the Bank and its resources. Secondary expansions may include south Austin and the nearby cities of Dripping Springs, Round Rock, and Georgetown, Texas.

Proposed Services

  Deposit Services

        The Bank will offer a traditional mix of deposit accounts. Rates and terms will be set by the Bank's senior management team and will be updated continually based on market conditions. We will strive to create a stable, low-cost base of deposits through personalized offerings and high levels of client service.

        The Bank will also offer a variety of other types of accounts:

  •
  goal-oriented savings accounts;

  •
  accumulation certificates of deposit (CDs);

  •
  standard CDs;

  •
  children's savings accounts;

  •
  medical savings accounts;

  •
  IRA accounts; and

  •
  educational accounts.

        In order to maximize our ability to serve our clients in a cost-effective manner, we will provide automated and electronic account management tools free of charge to all clients.

  Lending Services

        Our lending practices will work to meet the credit needs of small to medium-sized business. These loans will include lines of credit, term loans, home equity products, and limited commercial real estate loans for owner-occupants. Our loan portfolio will rely on the commercial and consumer credit experience of the loan committee and primary servicing officers.

        The Bank's credit standards will be set by a Board-appointed Credit Policy Committee composed of senior bank officers and assisted by the senior credit officer. Criteria to be examined include:

  •
  historical and projected financial information;

  •
  strength of management;

  •
  acceptable collateral and associated advance rates;

  •
  market conditions; and

  •
  trends in the borrower's industry.

        As a state chartered bank, total loans and extensions of credit to a person or entity at one time may not exceed an amount equal to 25% of the lesser of the Bank's capital and certified surplus or the Bank's total equity capital according to Texas law. However, we are likely to adopt an internal lending limit less than that allowed under Texas law to ensure that the Bank does not approach this threshold.

        The Bank will be primarily a secured lender with 90% or more of all loans collateralized. Further, a maximum loan to value ratio of 80% is anticipated for purchase money loans or loans based upon an acceptable appraisal.

        We will analyze prospective loans based on industry concentrations in the Bank's loan portfolio to prevent an unacceptable concentration of loans in any particular industry. The Bank will strive to diversify its loan portfolio by spreading loans over multiple industries and reviewing concentration of loans to related industries. The Bank will focus on middle market commercial and high net worth individual clients. The Bank will endeavor to ensure loans that are appropriately collateralized under its credit standards. We expect to tailor credit policies and underwriting guidelines to address the unique risks of each industry in the portfolio. We will seek a reasonable mix of industries and loan types with up to 50% of the Bank's portfolio over time comprised of commercial loans to businesses, including those secured by real estate owned by owner/operators. Interim construction loans and loans secured by real estate held for investment will be targeted to remain below 30% of the total portfolio value.

        The Bank will extend variable rate loans in which the interest rate fluctuates with a predetermined indicator, such as the United States prime rate or the London Inter-Bank Offered Rate. Variable rate loans will help to protect the Bank from risks associated with interest rate fluctuations since the rates of interest earned by the Bank will automatically reflect those fluctuations. To mitigate interest rate risks further, we also intend to establish a minimum interest rate where feasible. Our expectation is to retain a loan portfolio consisting of approximately 85% variable rate loans.

  Internet Services

        Our service strategy will be enhanced through the Internet. The Bank's Internet client demographics should parallel those of the general Internet population. Our website, TreatyOakBank.com, will provide a complete line of deposit services with a level of convenience that cannot be achieved in a traditional bank branch.

        We intend to contract with third party vendors to provide both basic computer systems and advanced security measures. All banking transactions will be encrypted and routed behind the security system. Clients will be able to access the Bank's services through any Internet service provider by means of a secure Web browser.

  Other Services

        We intend to provide other incentives and benefits to our customers, including the following:

  •
  Rebates of ATM fees paid at most ATM machines throughout the United States;

  •
  Courier service to pick up non-cash deposits from banking clients who have achieved a specific level of relationship profitability;

  •
  The ability to "link" multiple accounts of different but related bank clients for the calculation of overall relationship profitability; and

  •
  Extended banking hours.

Affiliate Services

        We have relationships with affiliated companies that are located in our office complex. These affiliated companies offer services that complement our banking services and are as follows:

  •
  financial planning for both individuals and businesses;

  •
  business consulting and advisory services;

  •
  insurance services for both individuals and businesses;

  •
  estate planning;

  •
  tax planning for both individuals and businesses;

  •
  asset management;

  •
  investment advisory services; and

  •
  bookkeeping and related services.

        We believe that our business relationships with these other services providers will create an integrated service model for our clients and provide a team approach to financial and professional services, increasing the ease and convenience of financial services for those who need them. Our integrated model is intended to relieve the client of the burden of overseeing scattered financial services providers by creating a "one-stop shop" where the client can choose which services best suit his or her needs. In addition, we expect the Bank to be a desired service for existing and new clients of our strategic partners and affiliates who have expressed deep dissatisfaction with their banking relationships and have responded favorably to preliminary inquiries regarding the proposed service model.

Market Analysis

  Austin Market

        According to U.S. Census Bureau data, the Austin metropolitan area has a population of 1,249,763 with a per capita income of $32,039 and a collective buying power of $29 billion a year. The 2001 median price of homes was $163,500. Austin has 16,700 small and medium-sized women or minority-owned businesses, which generate $2.4 billion a year in sales.

        The presence of the state government in Austin has prompted the growth of supporting industries and professions. Austin is also the home of the main campus of the University of Texas and half a dozen smaller colleges and universities, which gives Austin an unusually well-educated population and a steady supply of new workers.

        The greater Austin area currently has an estimated 8.5 million square feet of office space available for lease, including vacant sublease space and 9,000 homes for sale. However, these numbers can be deceptive if taken out of their economic context. Eight and one-half million square feet represents less than 24% of the office space available in downtown Austin alone. Similarly, 8,786 new homes were built in the middle of a recession. Therefore, the estimated 9,000 homes for sale is not a reliable indicator of economic instability.

        Our initial target market has over 2,000 small businesses, and its rolling six-month average price for homes is $583,201. According to U.S. Census Bureau data, 60% of all adults in the area have at least a bachelor's degree and are professionals or executives. The average household size is 3.1 people, and the annual retail consumer deposit base is $1 billion a year.

        We estimate that the diverse and innovative businesses in the target community generate between $900 million and $1.5 billion per year in sales. During our due diligence investigations, representatives of these businesses expressed dissatisfaction in their banking relationships, specifically in the areas of responsiveness, access to funds, and access to reports. Many business owners surveyed want direct access to the bank decision-maker and access to their deposits when the funds clear. They also complained of a time discrepancy of as much as 48 hours between a banking event and when that event is viewable online. Each of these issues may be solved with existing technology, yet most large banks have not done so.

        According to a study by the American Bankers Association, the primary reason a small business leaves a bank is poor service. We believe that the small businesses in the target area are ready for a new provider of banking services, one that will be responsive to their needs and proactive with solutions.

Competition

        The banking business in our target markets has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase. We will compete with some of the largest banking organizations in the state and the country. For example, Wells Fargo Bank and Bank of America, among other large multi-state financial institutions, have branches throughout Texas, including the Austin area. If the recently announced proposed merger is approved, J.P. Morgan Chase/Bank One will be the largest single banking service provider in Austin, Texas. In addition, we face competition from other financial institutions, such as federally and state-chartered savings and loan institutions, including Plains Capital Bank and Liberty Bank, and other lenders engaged in the business of extending credit or taking investment monies, such as consumer finance companies and mutual funds. Our competitors also include well-capitalized local banks, branches of large regional or national banks, and state-regulated entities offering bank-like services and products, including 27 foreign banks, nine trust companies, 59 sale of checks licensees, and 81 currency exchange licensees. In addition, there are also quasi-banking institutions, such as credit unions and brokerage houses, that may compete with us. University Federal Credit Union and Austin TELCO are two particular examples of these types of competitors, which have the ability to make loans, issue credit cards, cash checks, conduct wire transfers, and mimic most other banking functions.

        Many of our larger competitors have broader geographic markets and higher lending limits than we will and have greater access to capital and other resources. They are also able to provide more services and make greater use of media advertising. While we do not expect to compete directly for loans with these larger competitors, they will influence our products, and this competition may force us to offer aggressive loan and deposit rates. We will likely compete more directly with mid-sized and small community banks that have offices in our target markets. These community banks and others in surrounding areas have a direct competitive advantage as borrowers tend to "shop" the terms of their loans and deposits. In addition, the quasi-banking institutions and non-bank competitors do not fall under the tight regulatory environment applicable to banks. Not being subject to the same degree of regulation as we are gives these competitors advantages over us in providing some services and may enable them to offer more favorable financing alternatives.

        Despite the competition in our target markets, we believe that we will have certain competitive advantages that distinguish us from our competition. We believe the Bank will be able to compete effectively with other financial institutions by emphasizing client service, technology, and responsive decision-making, and by building long-term client relationships based on products and services designed to address clients' specific needs. We will offer customers modern banking services without forsaking community values such as prompt, personal service and friendliness. We will offer personalized services and attract customers by being responsive and sensitive to their individualized needs. One of our principal competitive advantages will be our local decision-making process as opposed to electronic, remote, or out-of-market decisions. We believe our approach to business will build goodwill among our customers, shareholders, and the communities we serve that will result in referrals from shareholders and satisfied customers.

        Another competitive advantage will be our experienced management team. Our president, Jeff Nash, has more than 25 years of financial, operational, and leadership experience. Texline State Bank's current president, Tony White, who will remain with us following the acquisition, has more than 20 years experience lending to the agriculture industry. In addition, our Board of Directors has been chosen based on the members' financial, legal, and leadership experience. Finally, we plan to hire people with strong personal and business ties to the target communities and maintain our employees and facilities at the level necessary for us to meet our obligations to our customers and regulators. Please refer to "Management," beginning on page 76, for additional information.

Marketing

        Our marketing efforts will have two parts. First, we will market the Bank directly, through traditional marketing techniques. Second, we will market the Bank by cross-selling affiliated services.

  Traditional Marketing

  •
  Community Events. We plan to participate in local community events to develop a community-oriented image. In addition, a number of our investors, advisors, and directors are active in local charities.

  •
  Direct mail. We expect to target direct mail campaigns at specific neighborhoods. We will track and analyze the responses to those activities to identify the needs of our community.

  •
  Print Ads. We plan to advertise in local editions of national papers, local newspapers, and various other local publications to keep the Bank in front of decision-makers' eyes so that when they seek a change in banks, they will choose us to be their new provider.

  •
  Local Organizations. We plan to work with community groups to expand our network and cultivate the image of a service-oriented bank throughout the community.

  •
  Internet Advertising. We do not plan to market the Bank on the Internet. However, we may use the Internet to create interest in various products and to drive leads for various products.

  •
  Phone calls. We plan to contact existing clients by phone to inform them about various products when their marketing profiles indicate that the products may be useful. We will also use cold calls to create a dialogue with potential clients.

  •
  Radio. We intend to evaluate radio advertising as an alternative to television advertising. We intend to identify the top four or five stations and the programs that our current clients listen to and advertise for new clients on those stations and programs.

  Cross-Selling Affiliated Services

        We will be able to draw clients from several affiliated entities with which we have existing business relationships and which provide financial services that will be available to our customers, including the following:

    Financial Services Firms

    •
    PGI Capital, Inc., is a capital management company that currently acts as the general partner for PGI Equity Partners, LP, which owns the property where our proposed new offices and the Bank will be located.

    •
    Treaty Oak Investment Advisors, Inc., will hold a license as a Registered Investment Advisor.

    •
    Treaty Oak Financial Planning, Inc., offers financial planning services for both individual and small business clients, as well as insurance services and products.

    Professional Services Firms

    •
    Ernstmeyer & Associates, P.C., is a law firm offering estate planning and business law services.

    •
    Hamann & Associates, P.C., is an accounting firm offering tax planning and preparation services for both individuals and small businesses, as well as bookkeeping and related services.

Employees

        As of March 1, 2004, we had three employees. Texline State Bank has seven employees, and we expect to retain the majority of them. We expect to have a total of 15 employees by the close of this offering.

Facilities

        Our principal offices are located at 3811 Bee Cave Road, Austin, Texas 78746. We currently lease all facilities. This lease expires in April 2004, not including any renewal options that may be available. We intend to move our principal offices to 101 Westlake Drive, Austin, Texas 78746, leasing approximately 7,000 square feet of a renovated office building to serve as our principal offices and the main location of the Bank. Please refer to "Related Party Transactions—Office Lease" on page 90 for more information. The property where our new offices will be located is subject to a mortgage secured under a deed of trust with American Bank of Texas in the principal amount of $3.2 million.

        Texline State Bank, which will continue in operation as a branch of the Bank, is located at 111 N. 2nd Street, Texline, Texas 79087. Texline State Bank owns the 2,817 square foot building in which it is located.

Legal Proceedings

        We are not party to any legal proceedings. Texline State Bank is involved in certain legal actions arising from normal business activities. The management of Texline State Bank believes that the outcome of such proceedings will not materially affect the financial position, results of operations or cash flows of Texline State Bank.

MANAGEMENT

General

        Currently, Terry W. Hamann, William J. McLellan, and Jeffrey L. Nash serve on our Board of Directors. Prior to completion of this offering, we intend to fix the number of our directors at nine and amend our bylaws to provide that the Board of Directors be classified into three classes of three directors each. Our executive officers are elected by our Board of Directors and hold office at the Board's discretion. The proposed bylaws for the Bank provide that the Board of Directors of the Bank will consist of not less than nine nor more than 15 persons, the exact number to be determined from time to time by the Board. Each of the proposed Bank directors will serve until the first annual meeting of the Bank's shareholders. Thereafter, the Bank's directors will be elected annually by Treaty Oak Bancorp, as controlling shareholder of the Bank. The Bank's executive officers are appointed by the Bank's directors and hold office at the Board's discretion.

Treaty Oak Bancorp Classified Board of Directors

        Our Board of Directors will be divided into three classes. The members of each class will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of shareholders in the year in which their term expires. Prior to the completion of the offering, the classes will be composed as follows:

  •
  Class I Directors. Charles T. Meeks, Marvin L. Schrager, and Arthur H. Coleman will be Class I Directors whose terms will expire at the 2005 annual meeting of shareholders.

  •
  Class II Directors. Jeffrey L. Nash, Toni A. Neal, and Hayden D. Watson will be Class II Directors whose terms will expire at the 2006 annual meeting of shareholders.

  •
  Class III Directors. Terry W. Hamann, William J. McLellan, and Carl J. Stolle will be Class III Directors whose terms will expire at the 2007 annual meeting of shareholders.

Treaty Oak Bank Directors

        The following individuals have committed to serve on the Bank's Board of Directors, which we expect to consist of at least nine members but not more than 15:

•	Terry W. Hamann	•	Charles T. Meeks	•	Tony White
•	William J. McLellan	•	Sandra L. Ellsworth	•	Arthur H. Coleman
•	Jeffrey L. Nash	•	Toni A. Neal

Biographical Information of Directors and Executive Officers

        Set forth below is biographical information concerning our directors and executive officers and those of the Bank as of December 31, 2003.

Name	Age	Position(s) Held with Treaty Oak Bancorp	Position(s) Held with Treaty Oak Bank
Terry W. Hamann	60	President, Chief Executive Officer, Chairman of the Board(1)*	Director
William J. McLellan	66	Business Development Advisor, Vice-Chairman, Director(2)*	Director
Jeffrey L. Nash	48	Director(1)	President, Chief Executive Officer and Director
Charles T. Meeks	68	Director	Chairman of the Board
Carl J. Stolle	44	Director(2)
Toni A. Neal	55	Director(1)	Director
Marvin L. Schrager	64	Director(2)
Hayden D. Watson	55	Director(3)*
Sandra L. Ellsworth	51	Chief Financial Officer and Treasurer	Cashier and Director
Tony White	46		President-Texline Branch and Director
Arthur H. Coleman	64	Director(3)	Director

(1)
Executive Committee Member
(2)
Compensation Committee Member
(3)
Audit Committee Member

        * Denotes Treaty Oak Bancorp Committee Chair

Background of directors, executive officers

The following is a background summary of each of our directors, executive officers, and organizers.

        Mr. Hamann co-founded Treaty Oak Bancorp, has served as our chairman, president, and chief executive officer since our inception, and will be a director with the Bank. He is also a co-founder of Treaty Oak Holdings and has served as the chairman, president, and chief executive officer since inception in August 2002. He is also the chairman, president, and chief executive officer of Treaty Oak Financial Services, Inc. ("Treaty Oak Financial Services, formerly known as Pro-Group International, Inc."), one of our affiliates and strategic partners, and has served in those capacities since he formed the company in 1993. He has also been Managing Director of Hamann & Associates, P.C., certified public accountants since 1992. Prior to that time, from 1980 to 1991, Mr. Hamann was a partner in the Washington, D.C., office of Ernst & Young, which he joined in 1969 after graduating from Benjamin Franklin University with a BCS degree in finance and accounting. His responsibilities were concentrated in U.S. and international taxation, finance, and business, including significant experience with banks, other financial institutions, and insurance companies. He is licensed as a CPA in Maryland, Washington, D.C., and Texas. He has also attended the Duke University School of Management.

        Mr. McLellan co-founded Treaty Oak Bancorp, has served as a director since our inception, and will be a director with the Bank. He co-founded Treaty Oak Holdings and has been a member of the board of directors since inception in August 2002. He has also been a director with Treaty Oak Financial Services since 2002. Mr. McLellan is a former senior executive with 3M Corporation, from which he retired in 1996. From June 2001 to August 2002, he served as the chief executive officer of the Austin Art Museum. From January 1998 to June 2001, he served as Executive Director for Lifeworks: Alliance of Youth and Family Services. Mr. McLellan received a BA from St. Thomas College and has an honorary MBA from St. Edwards University. He has also attended the Stanford University School of Management and the Graduate Program in Sales Management at Columbia University.

        Mr. Nash co-founded Treaty Oak Bancorp, has served as our executive vice president and as a director since inception, and will be the president and chief executive officer of the Bank. He has also been Executive Vice President and a director with Treaty Oak Holdings since April 2003 and a director with Treaty Oak Financial Holdings, Inc., since November 2003. Mr. Nash has more than 25 years of financial, operational, and leadership experience. From 1999 to January 2003, he served as President and led the turn-around of Addressing Your Needs, Inc. He was also an independent corporate consultant from June 2002 to January 2003. From 1996 to 1999 he was the chief operating officer of CSE Child Support Enforcement, now Supportkids, Inc. From 1991 to 1994 he was Chief Financial Officer and Chief Operating Officer of Select Marketing, Inc., which was acquired by Harte-Hanks Response Management in 1994, at which time he became Executive Vice President and General Manager, a position he held until 1996. He served as Executive Vice President, Chief Operating Officer, and President of Allied Bank North Austin (later First Interstate Bank of North Austin) from 1986 to 1991 and as Vice President and Section Manager at Texas Commerce Bank-Austin, N.A., from 1983 to 1986. Prior to that time he held financial positions with the Public Utility Commission of Texas and Tracor, Inc. Mr. Nash holds BBA and MBA degrees from the University of Texas at Austin and is active in Austin civic activities, most recently acting as Co-Chair of the 2001 United Way Capital Area Fund Drive.

        Mr. Meeks is Chairman of the Board of Texline State Bank, a position he has held since 1996. Prior to the close of this offering, he will become a member of our Board of Directors. Following this offering, he will remain as Chairman of the Board of the Bank. Since 1994, Mr. Meeks has served as the senior principal of the Charles T. Meeks Company, a consulting company for U.S. and offshore banks. From 1989 to 1994, he was a senior vice president with Alex Sheshunoff Management Services. Mr. Meeks has over 40 years of banking experience and served as the chief executive officer of a major affiliate bank of Allied Bancshares, Houston, Texas, a $10 billion bank holding company. He holds a BBA degree from the University of Texas at Austin.

        Ms. Neal will become a member of our Board of Directors prior to the close of this offering and will be a Bank director. She has also been a director with Treaty Oak Holdings since June 2003. In December 2003, Ms. Neal joined our strategic partner and affiliate Treaty Oak Financial Services as its president and chief executive officer. She was previously President of SoCo Consulting, Inc., a management consulting firm in Austin, Texas, providing a wide range of financial, operational, and technology services, which she founded in 1998. SoCo Consulting specialized in productivity and profit improvement (doing things better, smarter, and more efficiently in order to maximize revenues and their collectibility while minimizing or reducing costs). From 1991 to 1998 she was with Neal & Gibson, another management consulting firm in which she was a founding partner. Ms. Neal served as Senior Manager with Price Waterhouse/Coopers from 1984 to 1990. Prior to that she was Director of Public Money Program with the Texas State Treasury and Senior Vice President with Austin National Bank (InterFirst, RepublicBank—now NationsBank). She holds an MBA from the University of Texas at Austin.

        Ms. Ellsworth is our chief financial officer and will be the cashier of the Bank, as well as one of its directors. From October 2001 until joining us in October 2003, Ms. Ellsworth was self-employed as an independent contractor/consultant performing accounting and organizational functions for clients on a contractual basis. From February to September 2001, she served as the chief operating officer for The Buttross Group, assisting in the start-up of a de novo bank. From December 1998 to April 2000, she was employed by Flieller, Kruger & Skelton L.L.P., as a seasonal tax preparer.    Prior to that time, from 1989 to 1998, she served as Senior Vice President and Cashier of Hill Country Bank and served as a member of the board of directors. Until its sale in 1998, Ms. Ellsworth was responsible for Hill Country Bank's regulatory reporting, financial statement and budget preparation, investment portfolio accounting, and calculation of the bank's interest rate risk position and risk management strategy. From 1985 to 1989, Ms. Ellsworth served as Lakeway National Bank's Vice President and Cashier. She holds a BS degree in psychology & social science, with a minor in math, from Clarkson College in Potsdam, New York.

        Mr. Stolle has been a member of the Board of Directors of Treaty Oak Holdings since June 2003 and will become a member of our Board of Directors prior to the close of this offering. Mr. Stolle has been with Dell, Inc., since 1996. He is currently Vice President of Sales for the Small and Medium Business Division. Prior to that, he served in the capacities of Vice President of the Emerging Business Division and Vice President for Dell's OptiPlex and Dimension lines of business. Before joining Dell, Mr. Stolle spent nine years at Sun Microsystems, where he managed the marketing, planning, and sales development for the Sun server business. His previous experience also includes positions in marketing and finance with the Hewlett Packard Company. Mr. Stolle holds a B.A. degree in biochemistry from the University of California, San Diego, and an M.B.A. from the University of Chicago.

        Mr. Schrager has been a member of the Board of Directors of Treaty Oak Holdings since November 2003 and will become a member of our Board of Directors prior to the close of this offering. He has extensive experience in complex business matters in the financial industries and real estate, both as an independent business investor and as a practicing attorney. He has been in the private practice of law in Texas since 1988 and in Illinois from 1963 to 1988. Mr. Schrager holds a Bachelors degree in accounting from Ohio State University and an LLM from the University of Michigan Law School.

        Mr. Watson will become a member of our Board of Directors prior to the close of this offering. He is president of the Mariner Group, Inc., a bank investment and management consulting company he founded in 1999. From 1996 to 1999, Mr. Watson served as managing director of bank operations for Fleet Financial Group, where he was responsible for the bank's consolidated operating units including deposits, commercial and consumer loans, investments (trust and mutual fund), and capital markets. In 1995, Mr. Watson assumed responsibility for the Payment System Services Group at Wells Fargo Bank, following its acquisition of First Interstate Bancorp, where he held several executive management positions with affiliates from 1988 to 1995. Mr. Watson has over 28 years experience in banking and holds a BBA degree in finance from the University of Texas.

        Mr. White is President and Chief Executive Officer of Texline State Bank and following this offering will serve as the president of the proposed Texline Branch of the Bank. He will also be a Bank director. He has more than 20 years experience in the banking industry, specializing in agricultural loans. Mr. White began as President of Texline State Bank in 2001. Prior to that, he was Senior Vice President and Senior Lender at Southwest State Bank in Sentinel, Oklahoma, from 1995 to 2001. He has also served in the capacity of vice president at First National Bank of Hooker, Oklahoma, Citizens State Bank of Liberal, Kansas, and Dumas Banking Center of Dumas, Texas. He attended Oklahoma State University, Northwestern State University, and Panhandle State University, with a major in agri-business. He also attended the Kansas School of Agriculture Banking and has participated in numerous banking seminars during his career. Mr. White is an active civic leader in the Texline community.

        Mr. Coleman will become a member of our Board of Directors prior to the close of this offering and will be a Bank director. He is a practicing attorney and since 1984 has been the president of his own firm, Arthur C. Coleman, P.C. Additionally, he has been Senior Vice President, Director, and General Counsel for the Medical Institute for Sexual Health since 1997. Mr. Coleman was instrumental in organizing the former Hill Country Bank and served as its general counsel and a member of its board of directors until its sale to Compass Bancshares in 1998. He holds a BS degree in economics from the Wharton School of the University of Pennsylvania and a law degree from Columbia University School of Law.

Director Independence

        Our Board reviews the relationships that each director has with Treaty Oak Bancorp. Only those directors whom our Board affirmatively determines have no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and who do not have any of the categorical relationships that prevent independence under Nasdaq listing standards, are considered to be independent directors. Even though our common stock is not listed on the Nasdaq market, our Board determined that the Nasdaq "independence" standards are appropriate standards for our directors in accordance with applicable securities law requirements.

        The Nasdaq "independence" rules include a series of objectives tests, such that the director is not an employee of Treaty Oak Bancorp or an affiliate and has not engaged in various types of business dealings with Treaty Oak Bancorp or an affiliate. In addition, as further required by the Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying our the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and Treaty Oak Bancorp with regard to each director's business and personal activities as they may relate to Treaty Oak Bancorp and its management.

        In accordance with the applicable Nasdaq rules, our Board has determined that the following directors qualify as "independent" directors: Hayden D. Watson, Carl J. Stolle, Marvin L. Schrager, and Arthur H. Coleman.

        In addition, the members of our Board's Audit Committee also each qualify as "independent" under special standards established by the Securities and Exchange Commission ("SEC") for members of audit committees, and the Audit Committee includes at least one member who meets the qualifications of an "audit committee financial expert" in accordance with SEC rules, including that the person meets the relevant definition of an "independent" director. Hayden D. Watson is the independent director who has been determined to be an audit committee financial expert. Investors should understand that this designation is a disclosure requirement of the SEC related to Mr. Watson's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Watson any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and our Board, and his designation as an audit committee financial expert under this SEC requirement does not affect the duties, obligations, or liability of any other member of the Audit Committee or our Board.

Committees of the Boards of Directors

        The Board of Directors of Treaty Oak Bancorp will establish compensation, audit, and executive committees composed of members of the Board of Directors. The Bank will also establish a loan committee and investment/asset-liability committee. These committees are described below.

  Compensation Committee

        The compensation committee will recommend to the Board of Directors the salaries of executive personnel and directors and the policies, terms, and conditions of employment of all employees of Treaty Oak Bancorp and the Bank, as the case may be. The Treaty Oak Bancorp compensation committee will administer our 2004 Stock Incentive Plan. It is expected that the initial members of the Treaty Oak Bancorp compensation committee will be William J. McLellan, Marvin L. Schrager, and Carl J. Stolle. Mr. McLellan will serve as chairman.

  Audit Committee

        The audit committee will recommend the appointment of an independent auditor on an annual basis, approve any special assignments to the independent auditor, review the planned scope of the annual audit, review the independent's auditor's report and management's response, review any changes in accounting principles and the effectiveness and efficiency of the internal audit function, review all reports from regulatory authorities and management's responses, and report to the full Board of Directors on the foregoing matters.

        The Sarbanes-Oxley Act of 2002 has resulted in the imposition of a number of mandates that will be applicable to the composition of our audit committee. Each of these matters is discussed below:

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  Audit Committee Member Independence. Each member of an audit committee must be a director and must be otherwise independent.

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  Responsibilities Relating to Registered Public Accounting Firms. An audit committee must be directly responsible for the appointment, compensation, retention, and oversight of the work of any registered public accounting firm engaged to prepare or issue and audit reports or to perform other audit, review, or attest services for the listed issuer, and each firm must report directly to the audit committee.

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  Procedures for Handling Complaints. An audit committee must establish procedures for the receipt, retention, and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of these types of concerns.

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  Authority to Engage Advisors. An audit committee must have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

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  Funding. Each listed issuer must provide appropriate funding to its audit committee for payment of accounting and other advisors.

        In addition, as a result of the Sarbanes-Oxley Act, we will be required to disclose in our annual reports filed with the Securities and Exchange Commission (1) whether we have at least one "audit committee financial expert" serving on our audit committee and the name of that expert, (2) whether the audit committee financial expert is "independent," and (3) if we have no audit committee financial expert serving on our audit committee, we must state that fact and explain why.

        We expect that the initial members of the audit committee will be Hayden D. Watson, Arthur H. Coleman and one additional director whom we will identify prior to completion of this offering. Mr. Watson will serve as chairman. In accordance with the Sarbanes-Oxley Act, none of the proposed members of the audit committee are executive officers or 10% shareholders of Treaty Oak Bancorp. We have determined that Mr. Watson will qualify as an "independent audit committee financial expert."

  Executive Committee

        The executive committee will meet as needed and, with certain exceptions, will have the same powers as the Board of Directors in the management of the business affairs of Treaty Oak Bancorp and the Bank between meetings of their respective boards. The committee will make recommendations to the Board of Directors regarding matters important to the overall management and strategic operation of Treaty Oak Bancorp and the Bank. It is expected that the initial members of the executive committee will be Terry Hamann, Jeffrey Nash, and Toni Neal. Mr. Hamann will serve as chairman.

  Loan Committee

        The loan committee of the Bank will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

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  establishing the loan approval system;

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  approving all loans in excess of a predetermined amount;

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  reviewing all past due reports, rated loan reports, non-accrual reports, and other reports and indicators of overall loan portfolio quality; and

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  establishing measurements for adequacy of the loan loss reserve; and

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  reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

        It is expected that the initial members of the loan committee will be Jeffrey Nash, Terry W. Hamann, Arthur H. Coleman, Sandra L. Ellsworth and an individual who will also serve as our senior lending officer. Mr. Nash will serve as chairman.

  Investment/Asset-Liability Committee

        The principal responsibilities of this committee of the Bank include:

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  providing guidance to the Board of Directors on balancing the yields and maturities of loans and investments to the yields and maturities of deposits; and

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  working with the Board of Directors to plan annual budgets and to develop three- to five-year strategic plans.

        The investment/asset-liability committee will also be responsible for the overall investment strategy of Treaty Oak Bancorp and the Bank. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing, and portfolio investment decisions. It is expected that the initial members of the investment/asset-liability committee will be Jeffrey Nash, Sandra Ellsworth, Charlie Meeks, and Terry Hamann. Sandra Ellsworth will serve as chairman.

Director Compensation and Indemnification Arrangements

        We currently do not pay our directors for their services as directors, but we do reimburse expenses incurred in attending Board and committee meetings. Following this offering, we expect to pay retainer and committee fees at the rate customary in the banking and financial services industries.

        Treaty Oak Bancorp and Treaty Oak Bank directors who are not employees are eligible to receive stock option grants at periodic intervals under the automatic option grant program of our 2004 Stock Incentive Plan. Under the automatic option grant program, on the date of each annual shareholders meeting held after this offering, each non-employee Board member who continues to serve as a non-employee Board member will automatically be granted an option to purchase up to 1,000 shares of common stock, provided he or she has served on the Board for at least six months. All directors are eligible to receive option grants under the discretionary option grant program of the plan. However, we cannot determine the likelihood of future stock options to Board members under the discretionary option grant program at this time.

        In connection with this offering, we will grant stock options to purchase an aggregate of 200,000 shares of our common stock to our Board members and those of the Bank, of which 120,000 shares will be granted to non-employee Board members. The stock options will be 10,000 shares each, have an exercise price of $8.33 per share, and vest in three equal annual installments over the three-year period of continued Board service from the date of grant. Please refer to "Management—2004 Stock Incentive Plan" on page 84, for additional information.

        In addition, on December 8, 2003, Messrs. Hamann, McLellan, and Nash each received a stock issuance for 10,000 shares each at a purchase price of $2.00 per share in connection with their respective guaranties for the offering expenses line of credit advanced by TIB—The Independent BankersBank.

        We maintain directors' and officers' liability insurance for directors and officers of both Treaty Oak Bancorp and the Bank, and our bylaws provide for mandatory indemnification of directors to the extent permitted under Texas law. Our amended and restated articles of incorporation limit the liability of our directors for breaches of fiduciary duty to the extent permitted under Texas law. The Bank's bylaws and amended and restated articles of association will have similar provisions consistent with Texas law. Please refer to "Description of Capital Stock—Texas Law and Certain Charter and Bylaw Provisions—Indemnification and Limitation of Liability" on page 96 for additional information.

Executive Compensation

  General

        We will have a limited number of officers who will receive direct remuneration for services rendered to us following completion of the offering and the acquisition of the Bank and relocation of the main headquarters to Austin. Following completion of this offering, the compensation committee of our Board of Directors will review and determine the salaries and bonuses of our executive officers and those of the Bank, including our chief executive officer, and establish the general compensation policies for those individuals. We believe the compensation programs for the executive officers should reflect our performance and that of the Bank and the value created for our shareholders. We also believe the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contributions to our success. We will be engaged in a very competitive industry, and our success will depend in part upon our ability to attract and retain qualified executives through the competitive compensation packages we intend to offer to such individuals.

        Effective January 1, 2004, Terry W. Hamann, our president and chief executive officer, will receive a base salary of $90,000 per year. Mr. Hamann will be eligible to receive a bonus of up to 50% of base salary based upon performance criteria relating to profitability and achievement of our business plan objectives and business development. The determination as to the achievement of performance criteria as well as a review of Mr. Hamann's overall performance and compensation will be conducted by the compensation committee of our Board of Directors.

        Jeffrey L. Nash, our executive vice-president and the president and chief executive officer of the Bank will receive a base salary of $168,000 per year. Mr. Nash will be eligible to receive a bonus of up to 50% of base salary based upon performance criteria relating to profitability and achievement of our business plan objectives and the ability to effectively build the operations team of the Bank. His performance will be reviewed on a quarterly basis, and the determination as to the achievement of performance criteria, as well as a review of Mr. Nash's overall performance and compensation, will be conducted by the compensation committee of our Board of Directors with input from our chief executive officer.

        Prior to completion of this offering, the Bank will engage the services of a chief loan officer. We estimate that compensation payable to our officers and those of the Bank during our first 12 months of operations will total $674,000. Each of our executive officers and those of the Bank are eligible to receive stock option grants under the Discretionary Option Grant Program of our 2004 Stock Incentive Plan and are also eligible to participate in the Salary Investment Option Grant Program of our 2004 Stock Incentive Plan. We intend to issue stock options for an aggregate of 90,000 shares under the 2004 Stock Incentive Plan to our executive officers and those of the Bank during the next 12 months. Please refer to "—2004 Stock Incentive Program" below for more information.

  Employment agreements

        We have not entered into formal employment agreements with any of our executive officers, nor has the Bank; all of our executive officers and those of the Bank are employees-at-will serving at the pleasure of our Board of Directors.

2004 Stock Incentive Plan

  Introduction

        Our 2004 Stock Incentive Plan is intended to promote our interests by providing our employees, directors, and key advisors or consultants an opportunity to acquire or otherwise increase a proprietary interest in Treaty Oak Bancorp as an incentive to remain in our service. The 2004 Stock Incentive Plan is designed to provide us with flexibility in offering incentive programs that will afford us the opportunity to attract and retain key employees and advisors. Below is a description of the material features of the 2004 Stock Incentive Plan.

  Share reserve

        We have reserved 500,000 shares of our common stock for issuance under the 2004 Stock Incentive Plan. The share reserve under our plan will increase automatically on the first business day in January of each calendar year, beginning with calendar year 2005, by an amount equal to two percent (2%) of the total number of shares of our common stock outstanding on the last business day of December in the prior calendar year, but in no event will this annual increase exceed 100,000 shares. In addition, no participant in the plan may be granted stock options or direct stock issuances for more than 100,000 shares of common stock in total in any calendar year.

  Programs

        Our 2004 Stock Incentive Plan has three separate programs:

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  the discretionary option grant program, under which eligible individuals may be granted options to purchase shares of our common stock at an exercise price less than, equal to, or greater than the fair market value of those shares on the grant date;

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  the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones, the completion of a specified period of service, or as a bonus for past services; and

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  the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date.

  Eligibility

        The individuals eligible to participate in our plan include our officers and other employees, our non-employee Board members, and any consultants or other independent advisors we hire. The above individuals with respect to the Bank (as our subsidiary) are also eligible.

  Administration

        The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance, and the maximum term for which any granted option is to remain outstanding.

  Plan features

        Our 2004 Stock Incentive Plan includes the following features:

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  The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at the fair market value on the exercise date. Subject to applicable federal securities law requirements, the option may also be exercised through a same-day sale program through an independent brokerage firm without any cash outlay by the optionee.

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  The compensation committee has the authority to cancel outstanding options under the discretionary option grant program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  Automatic option grant program

        On the date of each annual shareholders meeting held after the effective date of this offering, each non-employee Board member who is to continue to serve as a non-employee Board member, including each of our current non-employee Board members, will be granted automatically an option to purchase 1,000 shares of common stock, provided he or she has served on the Board for at least six months.

        Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. The shares subject to each annual 1,000-share automatic grant will vest upon the optionee's completion of one year of service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while then serving as a Board member.

  Change in control

        Our 2004 Stock Incentive Plan includes the following change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances:

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  If we are acquired by merger or asset sale or Board-approved sale by the shareholders of more than 50% of our outstanding voting stock, each outstanding option under the discretionary option grant program that is not to be assumed by the successor corporation or otherwise continued in effect will become exercisable immediately for all the option shares, and all outstanding unvested shares will vest immediately, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

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  The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently involuntarily terminated.

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  The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will vest immediately in connection with a hostile takeover effected through a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our Board through one or more contested elections. Accelerated vesting may occur either at the time of the transaction or upon the subsequent termination of the optionee's services.

  Accounting Treatment

        Under the accounting principles currently in effect, option grants made to employees and non-employee Board members under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, the fair value of those options is required to be disclosed in the notes to our consolidated financial statements. We must also disclose, in the notes to our consolidated financial statements, the pro forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

        Option grants or stock issuances made under the 2004 Stock Incentive Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against our earnings over the period that the option shares or issued shares are to vest.

        Option grants made to non-employee consultants will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such a charge will include the appreciation in the value of the option shares over the period between the grant date of the option and the vesting date of each installment of the option shares. In addition, any options that are repriced will also trigger a direct charge to our reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option and the date the option is exercised or terminates unexercised.

        The Financial Accounting Standards Board ("FASB") has recently initiated a project to reconsider the appropriate accounting treatment for employee stock options, such as those issuable under the 2004 Stock Incentive Plan. Accordingly, the foregoing summary of the applicable accounting treatment for stock options may substantially change if FASB concludes that employee stock options should be valued, either as of the grant date or other appropriate measurement date, under an appropriate option valuation formula such as the Black-Scholes formula and that such value should then be charged as a direct compensation expense against the issuer's reported earnings over a designated period.

  Amendment/Termination

        The Board may amend or modify our 2004 Stock Incentive Plan at any time, subject to any required shareholder approval. Our 2004 Stock Incentive Plan will terminate no later than January 18, 2014.

RELATED PARTY TRANSACTIONS

General

        We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships, or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

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  In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to the Bank;

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  In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party;

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  In the case of all related party transactions, each transaction will be approved by a majority of the independent and disinterested directors; and

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  In the case of loans to related parties or loan guarantees by related parties:

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  the loans will be evidenced by promissory notes naming Treaty Oak Bank as payee;

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  the terms of the loans will be comparable to those normally assessed by other lenders for similar loans made in the Texline and Austin areas;

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  the loans will be repaid pursuant to appropriate amortization schedules and contain default provisions comparable to those normally used by other commercial lenders for similar loans;

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  the loans will be made only if credit reports and financial statements show the loans to be collectible and the borrowers are satisfactory credit risks, in light of the nature and terms of the loans and other circumstances;

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  the loans meet the loan policies normally used by other commercial lenders for similar loans;

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  the purpose of the loans and the disbursements of proceeds will be reviewed and monitored in a manner comparable to that normally used by commercial lenders for similar loans; and

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  the loans will not violate the requirements of any banking or other financial institution's regulatory authority.

Initial Capitalization

        On December 8, 2003, we issued 1,000,000 shares to Treaty Oak Holdings, Inc., in consideration for $1,200,000 in cash and the contribution of other intangible assets. Treaty Oak Holdings, Inc., is the controlling shareholder and a promoter of Treaty Oak Bancorp, Inc. The following table sets forth the nature and amount of the additional consideration we received from Treaty Oak Holdings:

Nature of Consideration	Book Value	Assigned Value(1)
Contract to Acquire Texline State Bank	$0	$520,000
Deferred Stock Offering Costs	$307,000	$307,000
Bank Acquisition Deposit	$50,000	$50,000
Bank Acquisition Costs	$129,000	$129,000
Contributed Costs of Organization and	$0	$342,246
Pre-opening (2)

(1)
represent values determined by our Board of Directors in good faith independent of whether such values would be considered assets for financial reporting purposes.

(2)
represent cumulative costs that were incurred and paid by Treaty Oak Holdings prior to December 8, 2003, and expensed in accordance with generally accepted accounting principles not subject to reimbursement.

        On December 8, 2003, we also issued 10,000 shares of common stock to each of our initial directors and organizers, Terry W. Hamann, William J. McLellan, and Jeffrey L. Nash, in consideration for $200 in cash and each individual's guaranty associated with the line of credit that Treaty Oak Holdings obtained from TIB—The Independent BankersBank, Irving, Texas, in order to fund organizational, other pre-opening, and offering expenses.

        In accordance with state corporate law, our Board of Directors on the date of issuance, Messrs. Hamann, McLellan, and Nash, determined the value and sufficiency of the consideration received for our shares. In determining the value of the consideration, our Board of Directors did not seek an independent valuation from a third party.

Additional Bank Capitalization

        In March 2004, our organizing shareholder, Treaty Oak Holdings, advanced $500,000 to us in connection with the acquisition of Texline State Bank. The $500,000 was advanced to us so we could make a contribution to the capital of Texline State Bank in addition to the new capital we intend to contribute from the proceeds of this offering. This obligation is currently represented by a promissory note bearing interest at 2.00% and payable in 12 months, with no penalty for prepayment. This note, including accrued interest, will automatically convert to 61,342 shares of common stock on March 9, 2005, based upon a conversion price of $8.33 per share.

Expense Reimbursement Agreement

        Treaty Oak Holdings, our organizing shareholder, has obtained a working capital line of credit in the amount of $950,000 from TIB—The Independent BankersBank, Irving, Texas. This line of credit is intended to fund organizational, other pre-opening, and offering expenses and will bear interest at the prime rate plus 0.5% (4.5% as of December 1, 2003) and is guaranteed, jointly and severally, by three of our organizers and directors, Terry W. Hamann, William J. McLellan, and Jeffrey L. Nash. Interest on the line of credit is calculated from the date of each advance. Outstanding principal with accrued interest is payable upon demand and matures on June 30, 2004. To date, $175,000 remains available under this line of credit.

        Under the terms of an Expense Reimbursement Agreement, we will reimburse Treaty Oak Holdings for organizational, other pre-opening, and offering expenses it has paid or accrued on our behalf if we raise at least $4,000,000 under this offering. If we fail to raise at least $4,000,000 under this offering, Treaty Oak Holdings will bear the responsibility for any funds paid for these expenses, which we estimate to be approximately $775,000. We intend to satisfy this reimbursement obligation to Treaty Oak Holdings from the proceeds of this offering. Please refer to "Use of Proceeds—Organizational, Other Pre-Opening, and Offering Costs" on page 29 for additional information.

Registration Rights Agreement

        Beginning January 1, 2005, and ending 10 years from the completion of this offering, Treaty Oak Holdings will be entitled to certain registration rights requiring us to register the sale of its shares under the Securities Act of 1933, under the terms of an agreement between us and Treaty Oak Holdings. Treaty Oak Holdings is entitled to demand that we register its shares of Treaty Oak Bancorp common stock under the Securities Act, subject to various limitations. We are not required to effect more than two registrations pursuant to these demand registration rights. In addition, Treaty Oak Holdings is entitled to piggyback registration rights with respect to the registration of its shares under the Securities Act, subject to various limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, Treaty Oak Holdings may require us to file registration statements under the Securities Act on Form S-3 with respect to its shares of common stock. Treaty Oak Holdings may assign its registration rights to transferees of its shares of common stock under certain circumstances.

        These registration rights are subject to certain conditions and limitations, among them the right of any underwriters of an offering to limit the number of shares of common stock held by Treaty Oak Holdings (or subsequent holders assigned these registration rights) to be included in a registration. We are generally required to bear all of the expenses of all of these registrations, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by Treaty Oak Holdings (or subsequent holders assigned these registration rights) would result in shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

Office Lease

        We intend to move our offices to a renovated building located at 101 Westlake Drive, Austin, Texas. We will lease 7,000 square feet for our office space and the Bank's offices from PGI Equity Partners, L.P., a Texas limited partnership. Treaty Oak Holdings owns a 15% limited partnership interest in PGI Equity Partners, L.P. William J. McLellan, one of our directors and organizers, owns a 21% limited partnership interest in PGI Equity Partners, L.P., and Terry W. Hamann and Jeffrey L. Nash, two of our directors and organizers, each own a 10% limited partnership interest in PGI Equity Partners, L.P. Following this offering, our directors and officers will collectively own a 62.5% limited partnership interest. We engaged the services of a third party consultant in determining the fair market rental value of this office space to be leased to us and the Bank.

Accounting and Tax Services

        We expect to receive tax planning advice and general tax and accounting services from Hamann & Associates, P.C. ("Hamann & Associates"), a professional corporation of certified public accountants with staff licensed to practice in Texas, Maryland, the District of Columbia, and before the United States Tax Court. During the first 12 months of operation, we expect to pay approximately $75,000 for these services. Mr. Hamann owns an 80% interest in Hamann & Associates and serves as the chairman of its board of directors but has a limited participation in the ongoing delivery of services to its clients in an advisory capacity.

        Hamann & Associates is a firm focused on tax planning and tax advisory work and does not provide auditing services to clients.

Director Stock Options

        In connection with this offering, we will grant stock options to purchase an aggregate of 200,000 shares of our common stock to our directors and those of the Bank. The stock options will be for 10,000 shares each, have an exercise price of $8.33 per share, and vest in three equal annual installments over the three-year period of continued Board service from the date of grant. Please refer to "Management—2004 Stock Incentive Plan" on page 84 for additional information.

Promotional Shares Lock-In Agreement

        In connection with this offering, Treaty Oak Holdings, our organizing shareholder, and certain of our officers and directors will be required by the Texas State Securities Board to escrow their shares of common stock issued to them upon our formation pursuant to a Promotional Shares Lock-In Agreement. Pursuant to the terms of the Lock-In Agreement, beginning two years from the date of completion of the offering, 2.5% of the promotional shares may be released each quarter on a pro rata basis among the depositors, and all remaining promotional shares will be released from escrow on the fourth anniversary from the date of completion of this offering. The promotional shares may not be transferred by the holders thereof, except in certain limited instances such as by will, the laws of descent and distribution, by order of any court of competent jurisdiction or by gift to family members.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        This table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2003, as adjusted to reflect the sale of common stock in this offering for:

  •
  each person known by us to own beneficially more than 5% of our common stock;

  •
  each executive officer named in the summary compensation table;

  •
  each of our directors and director nominees; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person also includes the shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of this offering. The percentage of beneficial ownership before the offering is based on 1,040,000 shares. Percentage of beneficial ownership after the offering is based on 1,400,000 and 2,480,000 shares, reflecting the 360,000 minimum shares and 1,440,000 maximum shares to be sold in this offering.

Name and Address	Shares of Common Stock Beneficially Owned	Percentage of Stock Beneficially Owned Before Offering	Percentage of Stock Beneficially Owned After Minimum Offering	Percentage of Stock Beneficially Owned After Maximum Offering
Treaty Oak Holdings, Inc. 3811 Bee Cave Road, Ste. 201 Austin, Texas 78746	1,000,000	96.15%	78.13%	40.32%
Terry W. Hamann(1) 3811 Bee Cave Road, Ste. 201 Austin, Texas 78746	1,010,000	97.12%	78.91%	40.73%
William J. McLellan(1) 11 Sundown Parkway Austin, Texas 78746	1,010,000	97.12%	78.91%	40.73%
Jeffrey L. Nash(1) 3811 Bee Cave Road, Ste. 209 Austin, Texas 78746	1,010,000	97.12%	78.91%	40.73%
Toni A. Neal(1) 3811 Bee Cave Road, Ste. 201 Austin, Texas 78746	1,000,000	96.15%	78.13%	40.32%
Carl J. Stolle(1) Dell Inc. One Dell Way Round Rock, Texas 78682	1,000,000	96.15%	78.13%	40.32%
Marvin L. Schrager(1) 6907 Cat Creek Run Austin, Texas 78731	1,000,000	96.15%	78.13%	40.32%
Charles T. Meeks(1) 2308 Quail Run Cove Lago Vista, Texas 78645	1,010,000	96.15%	78.13%	40.32%
Bill F. Schneider(1) 905 Crystal Mountain Drive Austin, TX 78733	1,000,000	96.15%	78.13%	40.32%
All directors and executive officers as a group (8 persons)(1)	1,030,000	99.00%	80.47%	41.53%

(1)
1,000,000 shares indicated as owned by such individual are included because of such individual's position as a director of Treaty Oak Holdings, Inc. Each such individual disclaims beneficial ownership of the shares except to the extent of their respective ownership interest in Treaty Oak Holdings, Inc.

DESCRIPTION OF CAPITAL STOCK

        The following discussion summarizes some of the important rights of our shareholders. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our common stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the Texas Business Corporation Act, and our amended and restated articles of incorporation.

        Following the completion of this offering, our amended and restated articles of incorporation will authorize 20,000,000 shares of common stock, par value $0.01 per share, of which at least 360,000 shares will be issued in this offering, and 10,000,000 shares of preferred stock, par value $1.00 per share. All outstanding shares of common stock, and the common stock in this offering, when issued and sold, will be duly authorized, validly issued, fully paid and nonassessable shares of our capital stock.

Common Stock

        Holders of common stock will be entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There are no cumulative voting rights for the election of directors. Common shareholders will be entitled to dividends and distributions as declared by the Company's Board of Directors, subject to the rights of any preferred shareholders. Upon the Company's liquidation, dissolution or winding-up and after payment of all prior claims, common shareholders will be entitled to receive pro rata all the Company's assets, subject to the rights of any preferred shareholders. Our common shareholders will be entitled to elect nine members to the Board of Directors, which will be divided into three classes. The term of the first class will expire at the 2005 annual shareholders meeting. The term of the second class will expire at the 2006 annual shareholders meeting. The term of the third class will expire at the 2007 annual shareholders meeting. At each annual shareholders meeting beginning in 2005, the directors elected to succeed those directors with expired terms are elected for a term of three years. Our common shareholders will not have pre-emptive rights to subscribe for additional securities. Shares of our common stock will not be subject to conversion or redemption.

Preferred Stock

        There are no shares of our preferred stock outstanding. Our Board of Directors will have the authority, without further action by the shareholders, to issue preferred stock in one or more series and to fix the rights, designations, preferences, privileges, qualifications, and restrictions of the preferred stock, including dividend rights, conversion rights, terms and rights of redemption, liquidation preferences, and sinking fund terms (any or all of which may be greater than the rights of our common stock). Our Board of Directors will also have the authority, without further action by the shareholders and to the extent hereafter permitted by law, to amend our articles of incorporation to fix the voting rights of any unissued or treasury shares of any class of preferred stock. Additionally, our Board of Directors, without shareholder approval, will be able to issue shares of preferred stock with conversion, voting, and other rights that could affect the rights of our common shareholders adversely.

        We will not, however, offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or to new shareholders.

Warrants/Stock Options

  Investor Warrants

        Each of our initial shareholders will receive warrants in recognition of the additional financial risk of investing in Treaty Oak Bancorp at its early stage following inception. Each initial shareholder will receive warrants to purchase one share of common stock for every five shares that he purchases in the offering. For example, if an investor purchases 6,000 shares of our common stock in the offering, he will receive warrants to purchase an additional 1,200 shares of our common stock. The initial shareholder warrants are exercisable at a price of $10.00 per share and will remain exercisable until June 30, 2007.

        We will not issue initial shareholder warrants to purchase fractional shares. Instead, we will round up to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchases shares of our common stock at a price that is less than the then-current market value. If the Bank's capital falls below the minimum level required by the Federal Reserve Board, we may be directed to require the holders to exercise or forfeit their warrants.

  Director Stock Options

        We have reserved 500,000 shares of authorized but unissued shares of our common stock for the purpose of granting stock-based incentives to attract, encourage, and retain directors, key executive officers, and other employees. In connection with this offering, we intend to grant options to our directors, key employees and advisors for the purchase, in the aggregate, of up to 220,000 shares of common stock at an exercise price of $8.33 per share. These options will vest in three equal annual installments over the optionee's three-year period of service from the grant date. Please refer to "Management—2004 Stock Incentive Plan" on page 84 for additional information.

Registration Rights Agreement

        Beginning January 1, 2005, and ending 10 years from the completion of this offering, Treaty Oak Holdings will be entitled to certain registration rights requiring us to register the sale of its shares under the Securities Act of 1933, under the terms of an agreement between us and Treaty Oak Holdings. Treaty Oak Holdings is entitled to demand that we register its shares of Treaty Oak Bancorp common stock under the Securities Act, subject to various limitations. We are not required to effect more than two registrations pursuant to these demand registration rights. In addition, Treaty Oak Holdings is entitled to piggyback registration rights with respect to the registration of its shares under the Securities Act, subject to various limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, Treaty Oak Holdings may require us to file registration statements under the Securities Act on Form S-3 with respect to its shares of common stock. Treaty Oak Holdings may assign its registration rights to transferees of its shares of common stock under certain circumstances.

        These registration rights are subject to certain conditions and limitations, among them the right of any underwriters of an offering to limit the number of shares of common stock held by Treaty Oak Holdings (or subsequent holders assigned these registration rights) to be included in a registration. We are generally required to bear all of the expenses of all of these registrations, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by Treaty Oak Holdings (or subsequent holders assigned these registration rights) would result in shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of registration.

Texas Law and Certain Charter and Bylaw Provisions

  Business Combinations

        The Company has expressly elected not to be governed under the Texas Business Combination Law, which prohibits a publicly held Texas corporation from engaging in a business combination with an affiliated shareholder for a period of three years after the date of the transaction in which the person became an affiliated shareholder unless the business combination is approved in a prescribed manner.

  Protective Provisions

        Certain provisions of our proposed amended and restated articles of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, prevent, or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of current management. These provisions include:

                                    Classified Board of Directors

        Our amended and restated articles of incorporation and bylaws provide that directors elected by the holders of common stock will be divided into three classes as nearly equal in number as possible, serving staggered three-year terms. This provision, coupled with the provisions authorizing the Board of Directors to increase the size of the Board and fill vacancies, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors.

                                    Special Meetings of Shareholders

        Our bylaws provide that special meetings of our shareholders may be called only by the chairman of the Board of Directors, or the president or by the secretary at the request of a majority of our Board of Directors. This provision may make it more difficult for shareholders to bring matters before a meeting of shareholders.

                                    Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders must provide us with timely written notice of their proposals and nominations. To be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 180 days before the first anniversary date of the immediately preceding annual meeting. If, however, the date of the annual meeting has been changed by more than 30 days from the anniversary date, notice by the shareholder must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting for the date of the meeting was mailed to shareholders or the date on which it is first disclosed to the public. Our bylaws also specify certain requirements as to the form and content of a shareholder's notice. These provisions may make it more difficult for shareholders to bring matters before an annual meeting of shareholders or to make nominations for directors at an annual meeting of shareholders.

                                    Authorized but Unissued Shares

        Our authorized but unissued shares of common and preferred stock will be available for our Board to issue without shareholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. In addition, our Board of Directors will have the authority, without shareholder approval, to issue preferred stock with conversion, voting, and other rights which may be greater than the rights of the holders of common stock. The existence of authorized but unissued shares of common and preferred stock could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or other transaction.

                                    Shareholder action upon written consent

        Our amended and restated articles of incorporation and bylaws will provide that following this offering, any action required or permitted to be taken at an annual or special meeting of our shareholders must be taken at a meeting of shareholders, duly called, with proper notice, and duly held. Prior to this offering, shareholder action could be taken without a meeting, without prior notice, and without a vote, if a written consent setting forth the action taken was signed by the holders of shares representing not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted. Limiting the ability for shareholders to act without a meeting could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or other transaction.

  Indemnification and Limitation of Liability

        Our charter documents eliminate a director's liability for monetary damages to our shareholders for a breach of fiduciary duty, except in specified circumstances involving wrongful acts. Consistent with the Texas Business Corporation Act, our articles of incorporation do not limit the personal liability of our directors to the extent the director is found liable for:

  •
  a breach of the director's duty of loyalty to the corporation or it shareholders;

  •
  an act or omission not in good faith that constitutes a breach of the duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

  •
  a transaction from which a director received a improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

  •
  an act or omission for which the liability of a director is expressly provided for by statute.

        Our articles of incorporation also contain a provision that, if Texas law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director will be eliminated or limited to the fullest extent permitted by law. Our articles of incorporation do not eliminate or limit our right or the right of shareholders to seek injunctive or other equitable relief not involving monetary damages.

        Our articles of incorporation and bylaws contain provisions to indemnify our directors and officers to the extent permitted by Texas law. We also intend to enter into indemnification agreements with our officers and directors. To the extent that indemnification concerning liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Treaty Oak Bancorp or the Bank, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Shares Eligible for Future Sale

        Upon completion of the offering, we will have between 1,400,000 and 2,480,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that "affiliates" of Treaty Oak Bancorp must comply with the resale limitations of Rule 144 under the Securities Act. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with Treaty Oak Bancorp. Affiliates of a company generally include its directors, executive officers, and principal shareholders.

        In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

  •
  1% of the outstanding shares of common stock; or

  •
  the average weekly trading volume during the four calendar weeks preceding his sale.

        Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements, and the availability of current public information about Treaty Oak Bancorp. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate ends.

        Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

SUPERVISION AND REGULATION

        Banking is a complex, highly regulated industry. Consequently, the growth and earnings performance of Treaty Oak Bancorp and the Bank can be affected not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Board of Governors of the Federal Reserve System, the FDIC, the Texas Department of Banking, the Internal Revenue Service, and state taxing authorities. The effect of these statutes, regulations, and policies and any changes to any of them can be significant and cannot be predicted.

        The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies, and the banking industry. The system of supervision and regulation applicable to us and our banking subsidiary establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the Bank's depositors, and the public, rather than the shareholders and creditors. The following is an attempt to summarize some of the relevant laws, rules, and regulations governing banks and bank holding companies, but does not purport to be a complete summary of all applicable laws, rules, and regulations governing banks and bank holding companies. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

Treaty Oak Bancorp

        Upon approval of the Federal Reserve, we will be a bank holding company registered with, and subject to regulation by, the Federal Reserve under the "Bank Holding Company Act of 1956." The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

        In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to the Bank and commit resources to support the Bank. This support may be required under circumstances when we might not be inclined to do so absent this Federal Reserve policy. As discussed below, we could be required to guarantee the capital plan of the Bank if it becomes undercapitalized for purposes of banking regulations.

  Certain acquisitions

        The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before (1) acquiring more than 5% of the voting stock of any bank or other bank holding company, (2) acquiring all or substantially all of the assets of any bank or bank holding company, or (3) merging or consolidating with any other bank holding company.

        Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below. As a result of the Patriot Act, which is discussed below, the Federal Reserve is also required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.

        Under the Bank Holding Company Act, any bank holding company located in Texas, if adequately capitalized and adequately managed, may purchase a bank located outside of Texas. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Texas may purchase a bank located inside Texas. In each case, however, restrictions currently exist on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.

  Change in bank control

        Subject to various exceptions, the Bank Holding Company Act and the "Change in Bank Control Act of 1978," together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. With respect to our Company, control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities.

  Permitted activities

        Generally, bank holding companies are prohibited under the Bank Holding Company Act from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (1) banking or managing or controlling banks or (2) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

        Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

  •
  factoring accounts receivable;

  •
  making, acquiring, brokering, or servicing loans and usual related activities;

  •
  leasing personal or real property;

  •
  operating a non-bank depository institution, such as a savings association;

  •
  trust company functions;

  •
  financial and investment advisory activities;

  •
  conducting discount securities brokerage activities;

  •
  underwriting and dealing in government obligations and money market instruments;

  •
  providing specified management consulting and counseling activities;

  •
  performing selected data processing services and support services;

  •
  acting as agent or broker in selling credit life insurance and other types of insurance in connection            with credit transactions; and

  •
  performing selected insurance underwriting activities.

        Despite prior approval, the Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness, or stability of any of its banking subsidiaries. A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

  •
  lending, exchanging, transferring, investing for others, or safeguarding money or securities;

  •
  insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

  •
  providing financial, investment, or advisory services;

  •
  issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

  •
  underwriting, dealing in, or making a market in securities;

  •
  other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

  •
  foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

  •
  merchant banking through securities or insurance affiliates; and

  •
  insurance company portfolio investments.

        To qualify to become a financial holding company, the Bank and any other depository institution subsidiary that we may own at the time must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least "satisfactory." Additionally, we must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days' written notice prior to engaging in a permitted financial activity. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. The Federal Reserve serves as the primary "umbrella" regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators, and insurance activities by insurance regulators. We anticipate that we will seek to qualify as a financial holding company immediately following our acquisition of the Bank.

  Sound banking practice

        Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve Board's Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank's soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.

        The "Financial Institutions Reform, Recovery and Enforcement Act of 1989" expanded the Federal Reserve's authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. The Financial Institutions Reform, Recovery and Enforcement Act increased the amount of civil money penalties which the Federal Reserve can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. The Financial Institutions Reform, Recovery and Enforcement Act also expanded the scope of individuals and entities against which such penalties may be assessed.

  Anti-tying restrictions

        Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

  Dividends

        Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of distributions to shareholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality, and overall financial condition. In addition, we are subject to certain restrictions on the making of distributions as a result of the requirement that the Bank maintain an adequate level of capital as described below. As a Texas corporation, we are restricted under the "Texas Business Corporation Act of 1957" from paying dividends under certain conditions. Under Texas law, we cannot pay dividends to shareholders if the dividends exceed our surplus or if after giving effect to the dividends, we would be insolvent.

The Bank

        The Bank is subject to various requirements and restrictions under the laws of the United States and the State of Texas, and to regulation, supervision, and regular examination by the Texas Department of Banking and the Federal Deposit Insurance Corporation. The Texas Department of Banking and the Federal Deposit Insurance Corporation have the power to enforce compliance with applicable banking statutes and regulations. These requirements and restrictions include requirements to maintain reserves against deposits, restrictions on the nature and amount of loans that may be made and the interest that may be charged thereon, and restrictions relating to investments and other activities of the Bank. In addition to these restrictions, Texline State Bank entered into a Memorandum of Understanding with the FDIC and the Texas Department of Banking, which places additional restrictions on Texline State Bank's activities and imposes additional reporting obligations on Texline State Bank. Please refer to "Business—Regulatory Matters" on page 65 for additional information.

  Regulation of Lending Activities

        Loans made by the Bank are subject to numerous federal and state laws and regulations, including the Truth-In-Lending Act, Federal Consumer Credit Protection Act, the Texas Finance Code, The Texas Consumer Credit Code, the Texas Consumer Protection Code, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and adjustable rate mortgage disclosure requirements. Remedies to the borrower or consumer and penalties to the Bank are provided if the Bank fails to comply with these laws and regulations. The scope and requirements of these laws and regulations have expanded significantly in recent years.

  Dividends

        All dividends paid by the Bank are paid to our Company, as the sole shareholder of the Bank. The general dividend policy of the Bank is to pay dividends at levels consistent with maintaining liquidity and preserving applicable capital ratios and servicing obligations. The dividend policy of the Bank is subject to the discretion of the Board of Directors of the Bank and will depend upon such factors as future earnings, financial conditions, cash needs, capital adequacy, compliance with applicable statutory and regulatory requirements, and general business conditions.

        The ability of the Bank, as a Texas banking association, to pay dividends is restricted under applicable law and regulations. The Bank generally may not pay a dividend reducing its capital and surplus without the prior approval of the Texas Banking Commissioner. All dividends must be paid out of net profits then on hand, after deducting expenses, including losses and provisions for loan losses. The Federal Deposit Insurance Corporation has the right to prohibit the payment of dividends by the Bank where the payment is deemed to be an unsafe and unsound banking practice. The Bank is also subject to certain restrictions on the payment of dividends as a result of the requirements that it maintain an adequate level of capital in accordance with guidelines promulgated from time to time by the Federal Deposit Insurance Corporation. Under the existing Memorandum of Understanding, Texline State bank is currently restricted from paying dividends without the prior written consent of the FDIC and the Texas State Banking Commissioner.

        The exact amount of future dividends on the stock of the Bank will be a function of the profitability of the Bank in general, applicable tax rates in effect from year to year, and the discretion of the Board of Directors of the Bank. The Bank's ability to pay dividends in the future will directly depend on the Bank's future profitability, which cannot be accurately estimated or assured.

  Capital Adequacy

        In 1990, the federal banking regulators promulgated capital adequacy regulations to which all national and state banks, such as the Bank, are subject. These requirements are similar to the Federal Reserve requirements promulgated with respect to bank holding companies discussed previously. Under the existing Memorandum of Understanding, Texline State Bank is required to maintain a leverage capital ratio of 8%. At December 31, 2003, Texline State Bank was "well-capitalized" and had a total risk-based capital ratio of 12.65%, a Tier I risk-based capital ratio of 11.39%, and a leverage capital ratio of 9.04%. Please refer to "Management's Discussion and Analysis of Financial Condition and Plan of Operation—Capital Resources" on page 62 for additional information.

  Prompt Corrective Action

        Banks are subject to restrictions on their activities depending on their level of capital. The Federal Deposit Insurance Corporation's "prompt corrective action" regulations divide banks into five different categories, depending on their level of capital. Under these regulations, a bank is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or more, a core capital ratio of 6% or more, and a leverage ratio of 5% or more, and if the bank is not subject to an order or capital directive to meet and maintain a certain capital level. Under these regulations, a bank is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a core capital ratio of 4% or more, and a leverage ratio of 4% or more (unless it receives the highest composite rating at its most recent examination and is not experiencing or anticipating significant growth, in which instance it must maintain a leverage ratio of 3% or more). Under these regulations, a bank is deemed to be "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a core capital ratio of less than 4%, or a leverage ratio of less than 4%. Under these regulations, a bank is deemed to be "significantly undercapitalized" if it has a risk-based capital ratio of less than 6%, a core capital ratio of less than 3%, and a leverage ratio of less than 3%. Under such regulations, a bank is deemed to be "critically undercapitalized" if it has a leverage ratio of less than or equal to 2%. In addition, the Federal Deposit Insurance Corporation has the ability to downgrade a bank's classification (but not to "critically undercapitalized") based on other considerations even if the bank meets the capital guidelines. Based on the foregoing classifications, Texline State Bank was "well-capitalized" at December 31, 2003.

        If a state nonmember bank, such as the Bank, is classified as undercapitalized, the bank is required to submit a capital restoration plan to the Federal Deposit Insurance Corporation. An undercapitalized bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new branch office, except under certain circumstances, including the acceptance by the Federal Deposit Insurance Corporation of a capital restoration plan for the bank.

        If a state nonmember bank is classified as undercapitalized, the Federal Deposit Insurance Corporation may take certain actions to correct the capital position of the bank. If a bank is classified as significantly undercapitalized, the Federal Deposit Insurance Corporation would be required to take one or more prompt corrective actions. These actions would include, among other things, requiring sales of new securities to bolster capital, improvements in management, limits on interest rates paid, prohibitions on transactions with affiliates, termination of certain risky activities, and restrictions on compensation paid to executive officers. If a bank is classified as critically undercapitalized, the bank must be placed into conservatorship or receivership within 90 days, unless the Federal Deposit Insurance Corporation determines otherwise.

        The capital classification of a bank affects the frequency of examinations of the bank and impacts the ability of the bank to engage in certain activities, and affects the deposit insurance premiums paid by the bank. The Federal Deposit Insurance Corporation is required to conduct a full-scope, on-site examination of every bank at least once every 12 months.

        Banks also may be restricted in their ability to accept brokered deposits, depending on their capital classification. "Well capitalized" banks are permitted to accept brokered deposits, but all banks that are not well capitalized are not permitted to accept such deposits. The Federal Deposit Insurance Corporation may permit, on a case-by-case basis, banks that are adequately capitalized to accept brokered deposits if the Federal Deposit Insurance Corporation determines that acceptance of such deposits would not constitute an unsafe or unsound banking practice with respect to the bank.

  Community Reinvestment Act

        Under the Community Reinvestment Act, the Bank has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the needs of its entire community, including low- and moderate-income neighborhoods served by the Bank. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit the Bank's discretion to develop the types of products and services that it believes are best suited to its particular community. On a periodic basis, the Federal Deposit Insurance Corporation is charged with preparing a written evaluation of the Bank's record of meeting the credit needs of the entire community and assigning a rating. The bank regulatory agencies will take that record into account in their evaluation of any application made by the Bank or the Company for, among other things, approval of the acquisition or establishment of a branch or other deposit facility, an office relocation, a merger or the acquisition of shares of capital stock of another financial institution. An "unsatisfactory" Community Reinvestment Act rating may be used as the basis to deny an application. In addition, as discussed above, a bank holding company may not become a financial holding company unless each of its subsidiary banks has a Community Reinvestment Act rating of at least "satisfactory". Texline State Bank was last examined for compliance with the Community Reinvestment Act on March 1, 2000, and received a rating of "outstanding."

  Deposit Insurance

        The Bank's deposits are insured up to $100,000 per depositor by the Bank Insurance Fund. As insurer, the Federal Deposit Insurance Corporation imposes deposit premiums and is authorized to conduct examinations of and to require reporting by the Bank. The Federal Deposit Insurance Corporation assesses insurance premiums on a bank's deposits at a variable rate depending on the probability that the deposit insurance fund will incur a loss with respect to the bank. The Federal Deposit Insurance Corporation determines the deposit insurance assessment rates on the basis of the bank's capital classification and supervisory evaluations.    The Bank's deposits insurance assessments may increase or decrease depending upon the risk assessment classification to which the Bank is assigned by the Federal Deposits Insurance Corporation. Any increase in insurance assessments could have an adverse effect on the Bank's earnings.

  USA PATRIOT Act

        On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 in response to the terrorist events of September 11, 2001. Also known as the "USA PATRIOT Act," the law enhances the powers of the federal government and law enforcement organizations to combat terrorism, organized crime, and money laundering. The USA PATRIOT Act significantly amends and expands the application of the Bank Secrecy Act, including enhanced measures regarding customer identity, new suspicious activity reporting rules, and enhanced anti-money laundering programs. Under the Act, each financial institution is required to establish and maintain anti-money laundering compliance and due diligence programs, which include, at a minimum, the development of internal policies, procedures, and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test programs. In addition, the Act requires the bank regulatory agencies to consider the record of a bank or bank holding company in combating money laundering activities in their evaluation of bank and bank holding company merger or acquisition transactions.

        On April 24, 2002, the Treasury Department issued regulations under the USA PATRIOT Act. The regulations state that a depository institution will be deemed in compliance with the Act provided it continues to comply with the current Bank Secrecy Act regulations.

        The Bank amended its Bank Secrecy Act Policy to include the provisions of the USA Patriot Act, including specific steps employed to properly identify individual customers and an enhanced due diligence program to identify suspicious activity of individual customers. Separate files are maintained to segregate identification records from other banking information. In addition, the bank intends to use ancillary products to its core processing system that will allow the identity of new customers to be immediately verified at account opening, as well as checking against lists of known terrorist or money laundering individuals and organizations.

        The policy also includes procedures to be followed should a match occur in comparing customers with lists of known terrorist organizations or individuals. The funding of transactions is prohibited from occurring unless certain procedures for identification have been fulfilled.

        The policy also includes provisions for training and periodic audit.

  Transactions with Affiliates

        Transactions between the Bank and any of its affiliates (including Treaty Oak Bancorp and Treaty Oak Holdings) are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by, or is under common control with the bank. A subsidiary of a bank that is not also a depository institution is not treated as an affiliate of a bank for purposes of Sections 23A and 23B unless it engages in activities not permissible for a national bank to engage in directly. Generally, Sections 23A and 23B (1) limit the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and limit such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (2) require that all such transactions be on terms that are consistent with safe and sound banking practices. The term "covered transaction" includes the making of loans to an affiliate, the purchase of or investment in securities issued by an affiliate, the purchase of assets from an affiliate, the issuance of a guarantee for the benefit of an affiliate, and similar transactions. Most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amount, depending on the nature of the collateral. In addition, any covered transaction by a bank with an affiliate and any sale of assets or provision of services to an affiliate must be on terms that are substantially the same, or at least as favorable, to the bank as those prevailing at the time for comparable transactions with nonaffiliated companies. The Bank is also restricted in the loans that it may make to its executive officers and directors, the executive officers and directors of the Company, any owner of 10% or more of its stock or the stock of the Company, and certain entities affiliated with any such person.

        On October 31, 2002, the Federal Reserve issued a new regulation, Regulation W, effective April 1, 2003, that comprehensively implements sections 23A and 23B of the Federal Reserve Act, which are intended to protect insured depository institutions from suffering losses arising from transactions with affiliates. The regulation unifies and updates staff interpretations issued over the years, incorporates several new interpretative proposals (such as to clarify when transactions with an unrelated third party will be attributed to an affiliate), and addresses new issues arising as a result of the expanded scope of nonbanking activities engaged in by Bank and bank holding companies in recent years and authorized for financial holding companies under the Gramm-Leach-Bliley Act.

  Branch Banking

        Pursuant to the Texas Finance Code, all banks located in Texas are authorized to branch statewide. Accordingly, a bank located anywhere in Texas has the ability, subject to regulatory approval, to establish branch facilities near any of our facilities and within our market area. If other banks were to establish branch facilities near our facilities, it is uncertain whether these branch facilities would have a material adverse effect on the business of the Bank.

        In 1994 Congress adopted the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994. That statute provides for nationwide interstate banking and branching, subject to certain aging and deposit concentration limits that may be imposed under applicable state laws. Texas law permits interstate branching in two manners, with certain exceptions. First, a financial institution with its main office outside of Texas may establish a branch in the State of Texas by acquiring a financial institution located in Texas that is at least five years old, so long as the resulting institution and its affiliates would not hold more than 20% of the total deposits in the state after the acquisition. In addition, a financial institution with its main office outside of Texas generally may establish a branch in the State of Texas on a de novo basis if the financial institution's main office is located in a state that would permit Texas institutions to establish a branch on a de novo basis in that state.

        The Federal Deposit Insurance Corporation has adopted regulations under the Riegle-Neal Act to prohibit an out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to insure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities served by the out-of-state bank.

  Enforcement Authority

        The federal banking laws also contain civil and criminal penalties available for use by the appropriate regulatory agency against certain "institution-affiliated parties" primarily including management, employees, and agents of a financial institution, as well as independent contractors such as attorneys, accountants, and others who participate in the conduct of the financial institution's affairs and who caused or are likely to cause more than minimum financial loss to or a significant adverse affect on the institution, who knowingly or recklessly violate a law or regulation, breach a fiduciary duty, or engage in unsafe or unsound practices. These practices can include the failure of an institution to timely file required reports or the submission of inaccurate reports. These laws authorize the appropriate banking agency to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification, or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, or take other action as determined by the ordering agency to be appropriate.

  Governmental Monetary Policies

        The commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve. Changes in the discount rate on member bank borrowings, control of borrowings, open market operations, the imposition of and changes in reserve requirements against member banks, deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates which member banks may pay on time and savings deposits are some of the instruments of monetary policy available to the Federal Reserve. Those monetary policies influence to a significant extent the overall growth of all bank loans, investments and deposits and the interest rates charged on loans or paid on time and savings deposits. The nature of future monetary policies and the effect of such policies on the future business and earnings of the Company, therefore, cannot be predicted accurately.

        All of the above laws and regulations add to the cost of our operations and thus have a negative impact on profitability. You should note that there has been a tremendous expansion experienced in recent years by financial service providers that are not subject to the same rules and regulations as are applicable to the Company and the Bank. These institutions, because they are not so highly regulated, have a competitive advantage over us and may continue to draw large amounts of funds away from traditional banking institutions, with a continuing adverse effect on the banking industry in general.

LEGAL MATTERS

        Ernstmeyer & Associates, P.C., will pass upon the validity of the shares of common stock and the shareholder warrants offered by this prospectus for Treaty Oak Bancorp, Inc.

EXPERTS

        The balance sheet of Treaty Oak Bancorp, Inc. as of September 30, 2003, and the statement of operations, changes in shareholders' equity and cash flows for the period from November 1, 2002 through September 30, 2003. and the balance sheets of Texline State Bank as of September 30, 2003, and 2002, and the statements of operations, changes in shareholders' equity and cash flows for the years then ended, appearing in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, independent accountants, to the extent and for the periods indicated in their reports appearing elsewhere herein and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

        The Valuation Assessment information included in this prospectus has been included in reliance on the opinion of James R. Miller, independent valuation consultant.

REPORTS TO SHAREHOLDERS

        Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, which includes requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation may be suspended for subsequent fiscal years if at the beginning of the year our common stock is held by fewer than 300 persons.

ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information contained in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. You may inspect copies of the registration statement and the accompanying exhibits and schedules without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http:www.sec.gov.

        We have filed or will file various regulatory applications with the FDIC, the Texas Department of Banking, and the Federal Reserve Bank of Dallas. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the Federal Reserve Bank of Dallas and the Texas Department of Banking, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

TREATY OAK BANCORP, INC.

TEXLINE STATE BANK

FINANCIAL STATEMENTS

Contents

TREATY OAK BANCORP, INC.
Independent Auditor's Report	F-2
Balance Sheets	F-3
Statements of Operations During the Development Stage	F-4
Statements of Changes in Shareholders' Equity	F-5
Statements of Cash Flows	F-6
Notes To Financial Statements	F-7
TEXLINE STATE BANK
Independent Auditor's Report	F-13
Consolidated Balance Sheets	F-14
Consolidated Statements of Operations	F-15
Consolidated Statements of Changes In Shareholders' Equity	F-16
Consolidated Statements of Cash Flows	F-17
Notes to Consolidated Financial Statements	F-18
PRO FORMA FINANCIAL INFORMATION
Pro Forma Condensed Combined Financial Information	F-32
Pro Forma Condensed Combined Balance Sheet as of December 31, 2003	F-33
Pro Forma Condensed Combined Statement of Operations for the three months ended December 31, 2003	F-34
ProForma Condensed Combined Statement of Operations for the year ended September 30, 2003	F-35
Notes To Unaudited Pro Forma Condensed Combined Financial Statements	F-36

[LETTERHEAD]

Independent Auditor's Report

Board of Directors
Treaty Oak Bancorp, Inc.
Dallas, Texas

        We have audited the accompanying balance sheet of Treaty Oak Bancorp, Inc., a development stage enterprise, as of September 30, 2003, and the related statements of operations, changes in shareholders' equity, and cash flows during the development stage for the period from November 1, 2002, (inception) through September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Treaty Oak Bancorp, Inc., as of September 30, 2003, and the results of its operations and its cash flows for the period from November 1, 2002 (inception) through September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in the notes to the financial statements, the Company has not commenced any operations other than matters incidental to the acquisition of a bank subsidiary (to be acquired) and the sale of its common stock and will not commence intended operations until regulatory approvals have been obtained and will not commence its expanded operations until the sale of its common stock has occurred.

McGladrey & Pullen, LLP

Dallas, Texas
January 20, 2004

Treaty Oak Bancorp, Inc.
(A Development Stage Enterprise)
Balance Sheets

	September 30, 2003	December 31, 2003 (Unaudited)
ASSETS
Cash and cash equivalents	$—	$1,200,687
Deferred stock issuance costs	—	383,916
Direct acquisition costs—Texline State Bank	—	149,572
Deposit, acquisition of Texline State Bank	—	50,000

Total assets	$—	$1,784,175

LIABILITIES AND SHAREHOLDERS' EQUITY
Due to related party—subject to reimbursement agreement	$—	$152,896
Shareholders' equity:
Common stock, par value $.01; 20,000,000 shares authorized; 1,040,000 issued and outstanding	—	10,400
Additional paid in capital	218,350	2,351,734
Deficit accumulated during the development stage	(218,350)	(730,855)

Total Shareholders' equity	—	1,631,279

Total liabilities and shareholders' equity	$—	$1,784,175

See Notes to Financial Statements.

Treaty Oak Bancorp, Inc.
(A Development Stage Enterprise)
Statements of Operations During the Development Stage

	Period from November 1, 2002 to September 30, 2003	Period from November 1, 2002 to December 31, 2002 (unaudited)	Three months ended December 31, 2003 (unaudited)	Cumulative Since Inception (Unaudited)
Expenses:
Compensation	$—	$—	$332,400	$332,400
Professional fees	27,174	—	64,011	91,185
Acquisition related costs	189,312	70,000	72,150	261,462
General administrative and other miscellaneous costs	1,864	—	43,944	45,808

Net loss	$(218,350)	$(70,000)	$(512,505)	$(730,855)

Loss per share—basic and diluted	$(0.22)	$(0.07)	$(0.51)
Weighted-average shares outstanding—basic and diluted	1,000,000	1,000,000	1,000,579

See Notes to Financial Statements.

Treaty Oak Bancorp, Inc.
(A Development Stage Enterprise)
Statements of Changes in Shareholders' Equity

	Common Stock			Deficit accumulated during development stage
			Additional paid-in capital
	Shares	Amount			Total
Contribution of pre-opening expenses incurred by organizing shareholder on behalf of the Company	—	$—	$218,350	$—	$218,350
Net loss	—	—	—	(218,350)	(218,350)

Balances at September 30, 2003	—	—	218,350	(218,350)	—
Initial capital contribution from organizing shareholder—unaudited	1,000,000	10,000	1,676,688	—	1,686,688
Sale of common stock—unaudited	40,000	400	400	—	800
Contribution of pre-opening expenses incurred by organizing shareholder on behalf of the Company—unaudited	—	—	123,896	—	123,896
Non-cash stock-based compensation—unaudited	—	—	332,400	—	332,400
Net loss—unaudited	—	—	—	(512,505)	(512,505)

Balances at December 31, 2003—unaudited	1,040,000	$10,400	$2,351,734	$(730,855)	$1,631,279

Treaty Oak Bancorp, Inc.
(A Development Stage Enterprise)
Statements of Cash Flows

	Period from November 1, 2002 to September 30, 2003	Three months ended December 31, 2003
		(unaudited)
Cash flows from operating activities:
Net loss	$(218,350)	$(512,505)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash stock-based compensation	332,400
Non-cash pre-opening expenses incurred by majority shareholder on behalf of the Company	218,350	179,992

Net cash provided by (used in) operating activities	—	(113)
Cash flows from investing activities:
Initial capital contribution from majority shareholder		1,200,000
Proceeds from sale of common stock		800

Net cash provided by investing activities	—	1,200,687

Net increase in cash and cash equivalents		1,200,687
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$1,200,687

Supplemental disclosure of non-cash investing and financing activities:
Contribution of deferred stock issuance costs	$—	$383,916

Contribution of Direct acquisition costs—Texline State Bank	$—	$149,572

Contribution of Deposit on Texline State Bank	$—	$50,000

See Notes to Financial Statements

Treaty Oak Bancorp, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

(Information with respect to the three months ended December 31, 2003, is unaudited)

Note 1. Organization and Nature of Operations

        Treaty Oak Bancorp, Inc. (the "Company") is a proposed bank holding company incorporated on November 18, 2003, and organized on December 8, 2003, for the purpose of holding the common stock of Texline State Bank, to be acquired and renamed Treaty Oak Bank (the "Bank"). The Company has not conducted any banking business. Prior to the Company's organization, development stage activities were conducted by the Company's organizing shareholder, Treaty Oak Holdings, Inc. ("Treaty Oak Holdings"), beginning November 1, 2002 (inception), and are reflected in the accompanying financial statements as contributed services in the periods they were incurred and are described in Note 2. On December 22, 2003, the Company filed an application with the Federal Reserve Bank of Dallas to acquire the Bank. As of January 20, 2004 this application was still pending. In addition, the Company will file applications with the Texas Department of Banking and the Federal Deposit Insurance Corporation for approval to relocate the main office of Texline State Bank to Austin, Texas, rename the Bank and retain a branch in Texline, Texas.

        The Company filed a registration statement to offer for sale up to 1,440,000 shares of its common stock at $8.33 per share. (See Note 5). The proceeds of the offering will be utilized primarily to acquire, capitalize and relocate the Texline State Bank and to reimburse our organizing shareholder for certain organizational expenses.

        Following the acquisition, the Bank will continue operations in Texline, Texas prior to and following the relocation of the main office to Austin. Following the relocation of the charter, the Bank intends to be a full service commercial bank initially serving customers in the West Lake Hills area of Austin, Texas.

        The Company's ability to relocate the charter to Austin is dependent upon, among other matters, the receipt of various regulatory approvals, additional contributions of equity capital of approximately $4 million raised through the sale of the Company's common stock and receipt of deposit insurance from the Federal Deposit Insurance Corporation.

Note 2. Initial Capitalization

        On December 8, 2003, Treaty Oak Holdings contributed cash of $250,000, a receivable of $950,000 (which was paid on December 22, 2003) and other assets of $486,688 in exchange for 1,000,000 shares of the Company's common stock, which represented 96% of the issued and outstanding shares of the Company's common stock. Of the $486,688 in other assets, $307,116 were capitalized legal and other fees categorized as deferred stock issuance costs incurred by Treaty Oak Holdings through December 8, 2003.

        Prior to the formation of the Company, certain pre-opening expenses were incurred by its organizing shareholder for the Company's benefit. These costs, which amounted to $123,896 and $218,350 for the period from October 1, 2003, to December 8, 2003, and the year ended September 30, 2003, respectively, and have been reflected in the Company's statements of operations for the respective periods and as contributions to additional paid-in capital.

        On December 8, 2003, the Company issued 40,000 shares of its common stock to four individuals for $0.02 per share, in cash, and other consideration and recognized compensation expense in the amount of $332,400 during the period from October 1, 2003, to December 31, 2003. The other consideration consisted of guarantees related to the financing provided by Treaty Oak Holdings of the Company's organizational pre-opening and stock offering costs and a commitment to serve on the Company's advisory board, which consideration the Company's management valued at $1.98 per share but is not reflected in the financial statements in accordance with generally accepted accounting principles.

(Information with respect to the three months ended December 31, 2003, is unaudited)

Note 3. Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand and held in banks, money-market funds and other investments with maturities of three months or less, when purchased.

Income Taxes

        The Company utilizes the liability method of accounting for deferred income taxes. Under the liability method, deferred income tax assets and liabilities are calculated based on the difference between the financial statements and tax basis of assets and liabilities as measured by the currently enacted tax rates in effect for the years in which these differences are expected to reverse. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. An allowance against deferred tax assets is recorded in whole or in part when it is more likely than not that such tax benefits will not be realized.

Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

        The Company accounts for stock-based compensation to employees using the intrinsic value method. Accordingly, compensation costs for employee stock options is measured as the excess, if any, of the fair value of the Company's common stock at data of grant over the exercise price.

        The Company accounts for stock-based compensation to non-employees at fair value.

Deferred Stock Issuance Costs

        Deferred stock issuance costs represent costs incurred in connection with the Company's proposed offering. Proceeds from the offering will be reduced by these costs. In the event the offering is not consummated, these costs will be reflected as expenses.

Direct Acquisition Costs

        Cumulative acquisition costs represent direct, external costs associated with the Company's acquisition of Texline State Bank and will be included in determining the total purchase price. In the event the acquisition is not consummated, these costs will be reflected as expenses.

Deposit

        The deposit consists of funds escrowed in connection with the proposed acquisition of Texline State Bank. In the event the acquisition is not consummated, these funds may be released and forfeited, and in such event will be reflected as an expense.

(Information with respect to the three months ended December 31, 2003, is unaudited)

New Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FIN 46, which clarifies the application of Accounting Research Bulletin ("ARB") 51, Consolidated Financial Statements, to certain entities (called variable interest entities) in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The disclosure requirements of this Interpretation are effective for all financial statements issued after December 31, 2003. The consolidation requirements apply to all variable interest entities created after January 31, 2003. In addition, public companies must apply the consolidation requirements to variable interest entities that existed prior to December 31, 2003 and remain in existence as of the beginning of annual or interim periods beginning after December 15, 2003. Management is currently assessing the impact of FIN 46, and does not expect this Interpretation to have a material impact to the Consolidated Financial Statements.

        In April 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The provisions of this Statement are effective for contracts entered into or modified after June 20, 2003 and hedging relationships designated after June 30, 2003, and generally require that contracts with comparable characteristics be accounted for similarly. Except for the provisions related to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, all provisions of this Statement should be applied prospectively. The provisions of the Statement related to Statement 133 Implementation Issues that have been effective for fiscal quarters that begin prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. We do not expect the adoption of the provisions of this Statement to have a material effect on the Company's operating results or financial position.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires liability treatment for certain financial instruments which had previously been recognized as equity. The provisions of this Statement are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before May 15, 2003 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. We do not expect the adoption of the provisions of this Statement to have a material effect on the Company's operating results or financial position.

        The foregoing may not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Company keeps its books and records or performs its financial accounting responsibilities. It is intended only as a summary of the most recent accounting pronouncements made which are of particular interest to financial institutions.

(Information with respect to the three months ended December 31, 2003, is unaudited)

Interim Financial Statements

        In the opinion of management, the unaudited interim financial statements as of December 31, 2003 and for the three months ended December 31, 2003, include all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's balance sheet as of December 31, 2003 and the results of its operations and its cash flows for the three months ended December 31, 2003. The results of operations for the three months ended December 31, 2003 are not necessarily indicative of the results to be expected for the full year.

Note 4. Earnings Per Share

        Basic earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed using the weighted-average number of common shares outstanding plus the number of additional common shares that would have been outstanding if dilutive common shares had been issued. For the period from November 1, 2002 to September 30, 2003, the Company had no potentially dilutive securities outstanding.

        For purposes of calculating weighted-average shares outstanding, the 1,000,000 common shares issued in the Company's initial capitalization are assumed to be outstanding for all periods presented.

Note 5. Common Stock Offering

        The Company intends to offer for sale up to 1,440,000 shares of its common stock at an offering price of $8.33 per share. In addition, the Company will issue one stock purchase warrant for every five shares of common stock purchased, up to a maximum of 288,000 warrants. The warrants are exercisable at a price of $10.00 per share and will remain exercisable until June 30, 2007.

Note 6. Advances from Organizers

        Treaty Oak Holdings has and will continue to advance funds for organizational, acquisition, offering and other pre-operating expenses. These advances are being made under an expense reimbursement agreement pursuant to which our organizing shareholder has advanced funds on behalf of the Company subsequent to December 8, 2003, up to an aggregate of $775,000. Unless and until the Company raises at least $4,000,000 from the issuance of its common stock, the Company will not be obligated to reimburse these costs.

        The Company will record the payment or accrual of these costs as a liability as incurred and such amounts will be reflected in the appropriate balance sheet or expense accounts. In the event the Company does not raise at least $4,000,000 from the issuance of common stock, they will be accounted for by the Company as a contribution to capital.

        When the Company has raised the required $4,000,000 from the issuance of common stock, the Company will reimburse Treaty Oak Holdings based upon invoices or other support submitted to the Company for reimbursement.

(Information with respect to the three months ended December 31, 2003, is unaudited)

Note 7. 2004 Stock Incentive Plan

        On January 19, 2004, the Company and its shareholders approved the Company's 2004 Stock Incentive Plan (the "Plan"). The Plan authorizes incentive stock option grants, non-statutory stock option grants, direct stock issuances, stock appreciation rights, salary investment option grants, and director fee option grants. Eligible participants are employees, non-employee board members, and independent consultants or advisors. 500,000 shares of common stock have been initially reserved under the Plan, and the share reserve increases on the 1st business day in January each year (beginning in 2005) by an amount equal to 2% of the number of outstanding shares of the Company on the last business day in December of the preceding year, subject to a maximum annual increase of 100,000 shares. No person may receive stock option grants, stock issuances, or stock appreciation rights for more than 100,000 shares in the aggregate in any calendar year under the Plan.

        As of September 30, 2003, there were no outstanding stock options, awards of stock appreciation rights, or shares issued under the Plan. In addition, the Salary Investment Option Program and the Director Fee Option Grant Program have not been instituted as of such date.

Note 8. Related Party Transactions

        The Company engages the services of certain affiliated companies to provide management, administrative and other support services. These fees incurred by the Company's majority shareholder through September 30, 2003 amounted $218,350, related to the acquisition of Texline State Bank and to the proposed offering of the Company's common stock.

        The Company receives certain accounting services from a firm in which one of the firm's partners is also a director of the Company. The fees incurred by the Company's organizing shareholder through September 30, 2003 amounted to approximately $20,700.

        Following the acquisition of Texline State Bank, the Company intends to lease its office premises from a partnership in which our organizing shareholder owns a 15% interest and in which, as of the completion of the proposed offering, our directors and officers will collectively own a 62.5% interest. Annual minimum lease payments under the lease are anticipated to be approximately $168,000 per year over the 15-year lease term.

        Treaty Oak Holdings is entitled to certain registration rights requiring the Company to register the sale of its shares under the Securities Act of 1933, as amended. Treaty Oak Holdings may make two demands for registration and has piggyback rights, subject to limitations. These registration rights may be exercised beginning January 1, 2005, and ending 10 years from the completion of the Company's proposed stock offering.

        The "Due from organizing shareholder" was collected on December 22, 2003, and represented the balance of the Company's initial capitalization.

(Information with respect to the three months ended December 31, 2003, is unaudited)

Note 9. Commitments

        In connection with its capital raising activities, the Company receives certain services from an unrelated party. These services are provided under an agreement entered into by Treaty Oak Holdings. These services are subject to an Expense Reimbursement Agreement (Note 6) and will not be payable by the Company unless and until it has raised at least $4,000,000 from the sale of common stock under the proposed offering. Certain costs under this agreement have already been incurred by Treaty Oak Holdings and are included in the initial capital contribution to the Company as accumulated deficit. Costs included in the capitalized costs of funding were approximately $210,000 and costs currently expensed as pre-operating costs were approximately $33,000. Additional costs to be incurred under this agreement in the fiscal year ending September 30, 2004, are expected to be approximately $300,000.

Note 10. Income Taxes

        A reconciliation of the income tax benefit at the U.S. federal statutory income tax rate of 34% to actual income tax benefit is as follows:

Period from November 1, 2002 to September 30, 2003
Income tax benefit at statutory rate	$(74,239)
Non-deductible expenses incurred by the organizing shareholder and stock based compensation charge	74,239

$—

Note 11. Subsequent Events—Unaudited

        On March 9, 2004, the Company purchased 99.97% of the outstanding shares of Texline State Bank for a total purchase price of approximately $2,225,000. In conjunction with the purchase, the Company borrowed $500,000 from its organizing shareholder. The promissory note bears interest at a rate of 2% per annum and is payable in full in one year and there is no penalty for prepayment. In addition, this note, including interest accrued thereon, automatically converts to shares of the Company's common stock based upon a conversion price of $8.33 per share on March 9, 2005.

[LETTERHEAD]

Independent Auditor's Report

The Board of Directors
Texline State Bank
Texline, Texas

        We have audited the accompanying consolidated balance sheets of Texline State Bank and Subsidiary (the Company) as of September 30, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Texline State Bank and Subsidiary as of September 30, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                      McGladrey & Pullen, LLP

Dallas, Texas
December 19, 2003

Texline State Bank
Consolidated Balance Sheets
(Dollars In Thousands, Except Per Share Amounts)

ASSETS	September 30, 2002	September 30, 2003	December 31, 2003 (Unaudited)
Cash and due from banks	$885	$684	$481
Interest bearing deposits in banks	17	33	18
Federal funds sold	550	300	1,750

Total cash and cash equivalents	1,452	1,017	2,249
Securities available for sale	224	100	94
Securities held to maturity	249	220	215
Investment in Federal Home Loan Bank stock	203	207	208
Loans, net	9,823	9,271	8,572
Premises and equipment, net	397	340	332
Accrued interest receivable	197	216	182
Other real estate owned	30	27	10
Other assets	18	64	68

Total assets	$12,593	$11,462	$11,930

LIABILITIES AND SHAREHOLDERS EQUITY
Deposits:
Noninterest-bearing demand	$1,713	$1,924	$2,355
NOW, money market and savings	1,731	1,614	1,589
Time deposits	6,735	5,577	5,616

Total deposits	10,179	9,115	9,560
Federal Home Loan Bank advances	1,300	1,300	1,300
Accrued interest payable	26	17	12
Other liabilities	24	19	10

Total liabilities	11,529	10,451	10,882
Shareholders' equity:
Common stock, $4.00 par value, 62,000 shares authorized, issued and and outstanding	248	248	248
Paid-in capital	1,371	1,371	1,371
Accumulated deficit	(558)	(610)	(574)
Accumulated other comprehensive income	3	2	3

Total shareholders' equity	1,064	1,011	1,048

Total liabilities and shareholders' equity	$12,593	$11,462	$11,930

See Notes to Consolidated Financial Statements.

Texline State Bank
Consolidated Statements Of Operations
(Dollars In Thousands, Except Per Share Amounts)

	Years Ending September 30,		Three Months Ended December 31,
	2002	2003	2002	2003
			(Unaudited)
Interest income:
Loans, including fees	$964	$881	$224	$222
Taxable securities	22	11	4	2
Interest on deposits with other banks	7	5	3	1
Federal funds sold	5	10	4	2

Total interest income	998	907	235	227

Interest expense:
Deposits	335	184	55	33
Other borrowings	61	59	15	15

Total interest expense	396	243	70	48

Net interest income	602	664	165	179
Provision for loan losses	257	70	33	—

Net interest income after provision for loan losses	345	594	132	179

Noninterest income:
Service charges on deposit accounts	106	61	18	15
Other operating income	3	1		—

Total noninterest income	109	62	18	15

Noninterest expense:
Salaries and employee benefits	399	300	85	74
Occupancy and equipment expenses	98	93	26	10
Other operating expense	275	315	58	74

Total noninterest expense	772	708	169	158

Income (Loss) before income taxes	(318)	(52)	(19)	36
Income tax expense (benefit)	—	—	—	—

Net income (loss)	$(318)	$(52)	$(19)	$36

Loss per common share—basic and diluted	$(5.13)	$(0.84)	$(0.31)	$0.58
Weighted average shares outstanding—basic and diluted	62,000	62,000	62,000	62,000

See Notes to Consolidated Financial Statements.

Texline State Bank
Consolidated Statements Of Changes In Shareholders' Equity
Three Months Ended December 31, 2003 and Years Ended September 30, 2002 and September 30, 2003
(Dollars In Thousands)

	Preferred Stock	Common Stock	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance at October 1, 2001	$200	$200	$1,219	$(240)	$2	$1,381
Conversion of preferred stock	(200)	48	152			—
Comprehensive income (loss):
Net loss	—	—	—	(318)		(318)
Other comprehensive income
Unrealized gain on securities, net of taxes	—	—	—	—	1	1

Comprehensive loss	—	—	—	—		(317)

Balance at September 30, 2002	—	248	1,371	(558)	3	1,064
Comprehensive income (loss):
Net loss				(52)		(52)
Other comprehensive loss
Unrealized loss on securities, net of taxes					(1)	(1)

Comprehensive loss						(53)

Balance at September 30, 2003	—	248	1,371	(610)	2	1,011
Comprehensive income (loss):
Net income—unaudited				36		36
Other comprehensive income
Unrealized gain on securities, net of taxes—unaudited					1	1

Comprehensive income—unaudited						37

Balance at December 31, 2003—unaudited	$—	$248	$1,371	$(574)	$3	$1,048

See Notes to Consolidated Financial Statements.

Texline State Bank
Consolidated Statements Of Cash Flows
(Dollars In Thousands)

	Years Ended September 30,		Three Months Ended December 31,
	2002	2003	2002	2003
			(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(318)	$(52)	$(19)	$36
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for loan losses	257	70	33	—
Depreciation and amortization	38	38	9	9
Net amortization on securities	3	2	—	1
Loss of disposal of premises and equipment	—	35	—	—
Changes in other operating assets and liabilities:
Accrued interest receivable	41	(19)	57	33
Other assets	172	(43)	(3)	(4)
Accrued interest payable	(33)	(9)	(6)	(5)
Other liabilities	(3)	(5)	(20)	6

Net cash provided by operating activities	157	17	51	76

Cash flows from investing activities:
Proceeds from maturities and principal repayments on securities—available for sale	168	150	42	6
Proceeds from maturities and principal repayments on securities—held to maturity	24		8	5
Net decrease in loans	655	482	690	702
Purchases of premises and equipment	(48)	(24)	(3)	—
Proceeds from sales of premises and equipment	—	8	—	—
Purchase of Federal Home Loan Bank stock	(6)	(4)	(1)	(1)

Net cash provided by investing activities	793	612	736	712

Cash flows from financing activities:
Net increase (decrease) in deposits	(1,745)	(1,064)	333	444

Net cash provided by (used in) financing activities	(1,745)	(1,064)	333	444

Net increase (decrease) in cash and cash equivalents	(795)	(435)	1,120	1,232
Cash and cash equivalents at beginning of the period	2,247	1,452	1,452	1,017

Cash and cash equivalents at end of year	$1,452	$1,017	$2,572	$2,249

See Notes to Consolidated Financial Statements.

Texline State Bank
Notes to Consolidated Financial Statements
Years Ended September 30, 2003 and 2002

(Information with respect to the three months ended December 31, 2003, is unaudited)

Note 1. Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows. The accounting principles followed and the methods of applying them are in conformity with both accounting principles generally accepted in the United States of America and prevailing practices of the banking industry.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Texline State Bank (the "Company") and its wholly-owned subsidiary, Texline State Insurance Agency, Inc., a Texas corporation ("TSIA"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations

The Company's revenue, operating income and assets are primarily from the banking industry. The Company provides a full range of commercial and consumer banking services to individuals and businesses in agriculture, cattle and commercial sectors in the community of Texline, Texas. Through June 30, 2002, the Company had a branch located in Houston, Texas that provided a range of commercial and consumer banking services to individuals and business in the Houston, Texas area. From June 30, 2002 until May 31, 2003, the Company continued to maintain a loan processing center in the former branch office, though no cash transactions were accepted. The facility was closed as of May 31, 2003 and the premises vacated. The Company continues to service loans to individuals in the area. For the year ended September 30, 2003, the Company recorded a loss on the disposition of furniture, fixtures and leasehold improvements for the closure of operations in Houston, Texas of approximately $35,000.

TSIA was licensed as an insurance agency to sell insurance based primarily upon the licensure limitations of its employees. Operation of this agency had ceased as of September 30, 2001.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the period. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Federal funds are normally sold for one-day periods. The Company normally considers all highly liquid investments with an initial maturity less than ninety days to be cash equivalents. Cash flows from loans, due from time deposits and deposits are reported net.

(Information with respect to the three months ended December 31, 2003, is unaudited)

Securities Available for Sale

Securities classified as available for sale are those that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of income taxes.

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Securities Held to Maturity

Securities classified as hold to maturity are those that the Company intends to hold until the instrument matures under the terms of its issuance and are reported at amortized cost. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for the allowance for loan losses. Interest is accrued daily on the outstanding balances.

A loan is considered impaired when it is probable, based upon current information and events, that the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are accounted for at the net present value of expected future cash flows, discounted at the loan's effective interest rate, the observable market price of the loan or at the fair value of the collateral if the loan is collateral dependent.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extend cash payments are received.

Loan fees and certain direct loan origination costs are immaterial.

(Information with respect to the three months ended December 31, 2003, is unaudited)

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation which is computed on the straight line method over the following estimated useful lives:

Building and improvements	10-25 years
Furniture and equipment	3-10 years

Other Real Estate and Repossessed Assets

Assets acquired through or instead of loan foreclosures are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, an impairment charge is recorded through expense. Costs after acquisition are expensed.

Comprehensive Income

Comprehensive income is included in the consolidated statement of changes in shareholders' equity and reported for all periods. Comprehensive income includes both net income and other comprehensive income, which includes the change in unrealized gains and losses on securities available for sale.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

(Information with respect to the three months ended December 31, 2003, is unaudited)

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed using the weighted-average number of common shares outstanding plus the number of additional common shares that would have been outstanding if dilutive common shares had been issued. For the years ended September 30, 2003 and 2002, the Company had no potentially dilutive securities outstanding.

Fair Value of Financial Instruments

The Company provides disclosures regarding financial instruments as prescribed by accounting principles generally accepted in the United States of America. These disclosures do not purport to represent the aggregate net fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations which vary widely among different financial institutions and which are subject to change. The following methods and assumptions were used by the Company in estimating financial instruments' fair values:

        Cash and cash equivalents, accrued interest receivable and accrued interest payable:    The balance sheet carrying amounts approximate the estimated fair values of such assets.

        Investment securities:    Fair values for investment securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices for comparable instruments.

        Loans:    For variable rate loans that reprice frequently and entail no significant change in credit risk, fair values are based on the carrying values. The fair values of other loans are estimated based on the discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

        Deposit liabilities:    The fair values estimated for demand deposits (interest and non-interest bearing accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e. their carry amounts). Fair values of fixed rate certificates of deposits are estimated using a discounted cash flow calculation based on interest rates currently being offered.

        Federal Home Loan Bank advances:    Fair values for Federal Home Loan Bank advances are based upon current market rates for instruments with similar maturities.

(Information with respect to the three months ended December 31, 2003, is unaudited)

Interim Financial Statements

In the opinion of management, the unaudited interim consolidated financial statements as of December 31, 2003 and for the three months ended December 31, 2002 and 2003, include all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's consolidated balance sheet as of December 31, 2003 and the results of their consolidated operations and cash flows for the three months ended December 31, 2002 and 2003. The results of operations for the three months ended December 31, 2003 are not necessarily indicative of the results to be expected for the full year.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board ("FASB") issued FIN 46, which clarifies the application of Accounting Research Bulletin ("ARB") 51, Consolidated Financial Statements, to certain entities (called variable interest entities) in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The disclosure requirements of this Interpretation are effective for all financial statements issued after December 31, 2003. The consolidation requirements apply to all variable interest entities created after January 31, 2003. In addition, public companies must apply the consolidation requirements to variable interest entities that existed prior to December 31, 2003 and remain in existence as of the beginning of annual or interim periods beginning after December 15, 2003. Management is currently assessing the impact of FIN 46, and does not expect this Interpretation to have a material impact to the Consolidated Financial Statements.

In April 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The provisions of this Statement are effective for contracts entered into or modified after June 20, 2003 and hedging relationships designated after June 30, 2003, and generally require that contracts with comparable characteristics be accounted for similarly. Except for the provisions related to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, all provisions of this Statement should be applied prospectively. The provisions of the Statement related to Statement 133 Implementation Issues that have been effective for fiscal quarters that begin prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. We do not expect the adoption of the provisions of this Statement to have a material effect on the Company's operating results or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires liability treatment for certain financial instruments which had previously been recognized as equity. The provisions of this Statement are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before May 15, 2003 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. We do not expect the adoption of the provisions of this Statement to have a material effect on the Company's operating results or financial position.

(Information with respect to the three months ended December 31, 2003, is unaudited)

The foregoing may not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Company keeps its books and records or performs its financial accounting responsibilities. It is intended only as a summary of the most recent accounting pronouncements made which are of particular interest to financial institutions.

Note 2. Statement of Cash Flows

The Company has chosen to report on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, and loans made to customers and principal collections on those loans.

The Company has chosen to report its cash flows by the indirect method. Supplemental information on cash flows and non-cash transactions for the years ended September 30, 2003 and 2002 is as follows (in thousands):

	2003	2002
Cash transactions:
Income taxes refunded	$—	$(31)

Interest income received	$888	$1,042

Interest expense paid	$253	$428

Assets acquired through foreclosure	$85	$30

(Information with respect to the three months ended December 31, 2003, is unaudited)

Note 3. Securities

Securities consisted of the following (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
September 30, 2003:
Treasury notes—held to maturity	$199	$—	$—	$199
Mortgage-backed securities and collateralized mortgage obligations—held to maturity	21	—	—	21

Total held to maturity	220	—	—	220
Mortgage-backed securities and collateralized mortgage obligations—available for sale	98	2	—	100

	$318	$2	$—	$320

September 30, 2002:
Treasury notes—held to maturity	$202	$—	$—	$202
Mortgage-backed securities and collateralized mortgage obligations—held to maturity	47	3	—	50

Total held to maturity	249	3	—	252

Mortgage-backed securities and collateralized mortgage obligations—available for sale	221	3	—	224

	$470	$6	$—	$476

Mortgage-backed securities are backed by pools of mortgages most of which are insured or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or the Government National Mortgage Association.

The amortized cost and estimated fair value of securities at September 30, 2003, by contractual maturity, are shown below (in thousands). Expected maturities of mortgage-backed securities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Therefore mortgage-backed securities are not included in the maturity categories.

	Held to Maturity
	Amortized Cost	Estimated Fair Value
Due within one year	$199	$199

	$199	$199

At September 30, 2003 and 2002, all of the securities owned by the Company were pledged to Texline Independent School District.

There were no securities sold during the years ended September 30, 2003 and 2002.

(Information with respect to the three months ended December 31, 2003, is unaudited)

Note 4. Loans and Allowance for Loan Losses

The Company grants agribusiness, real estate, and commercial loans to customers located primarily in Northwest Texas. The Company has a diversified loan portfolio; however, a significant number of loans made by the Company are agriculture in nature. As a result, the ability of many of the Company's borrowers will, to a certain extent, be dependant on the general economic conditions of the Company's geographic location.

Loans at September 30, 2003, and 2002, and at December 31, 2003 were as follows (in thousands):

	September 30,
			December 31, 2003
	2003	2002
			(unaudited)
Agriculture	$3,540	$2,759	$3,545
Real estate	4,318	5,453	3,854
Commercial	1,064	977	833
Consumer	566	886	508

	9,488	10,075	8,740
Less: allowance for loan losses	(217)	(252)	(168)

	$9,271	$9,823	$8,572

Activity in the allowance for loan losses for the years ended September 30, 2003, and 2002, and for the three months ended December 31, 2003 was as follows (in thousands):

	September 30,
			December 31, 2003
	2003	2002
			(unaudited)
Balance at the beginning of the year	$252	$316	$217
Provision for loan losses	70	257	—
Loans charged off	(127)	(333)	(50)
Recoveries on loans previously charged-off	22	12	1

Balance at the end of the year	$217	$252	$168

Additionally, the Company had loan participations sold of approximately $1,452,871 and $244,657 at September 30, 2003, and 2002, respectively. The banks to which these loans have been sold are not related to the Company.

The following table sets forth the Company's impaired loans and corresponding loan loss reserve allocations as of September 30, 2003, and September 30, 2002:

	September 30, 2003		September 30, 2002
	Recorded Investment	Valuation Allowance	Recorded Investment	Valuation Allowance
Impaired Loans—valuation allowance required	$532,915	$92,713	$1,203,964	$133,022
Impaired Loans—no valuation allowance required	$466,482	$—	$—	$—

(Information with respect to the three months ended December 31, 2003, is unaudited)

The Company had impaired loans with recorded investments of $999,397 at September 30, 2003. The Company had impaired loans at September 30, 2002 of $1,203,964. The allowance for loan losses allocated to these loans was $92,713 and $137,720 in 2003 and 2002, respectively. At September 30, 2003, and 2002, the Company had approximately $454,000 and $688,000, respectively, in nonperforming loans, including nonaccrual loans and loans past due over 90 days and still accruing interest.

Interest recognized on impaired loans during the years ending September 30, 2003, and 2002, was approximately $152,000 and $233,000, respectively. Cash interest received on impaired loans for the years ending September 30, 2003, and 2002, was approximately $40,000 and $102,000, respectively. For the years ending September 30, 2003, and 2002, the Company's average investment in impaired loans was approximately $1,080,000 and $1,410,000, respectively.

Note 5. Premises and Equipment

Premises and equipment at September 30, 2003, and 2002 was as follows (in thousands):

	2003	2002
Land	$4	$4
Building and leasehold improvements	317	345
Furniture, fixtures and equipment	241	258

	562	607
Less accumulated depreciation and amortization	(222)	(210)

	$340	$397

(Information with respect to the three months ended December 31, 2003, is unaudited)

Note 6. Deposits

        Time deposits, of $100,000 or more, totaled $985,001 and $1,380,847 at September 30, 2003, and 2002, respectively. At September 30, 2003, the scheduled maturities of time deposits were as follows (in thousands):

Amount
2004	$5,332
2005	245

$5,577

Note 7. Federal Home Loan Bank Advances

        Federal Home Loan Bank advances consisted of the following at September 30, 2003, and 2002, respectively (in thousands):

	2003	2002
Advance from Federal Home Loan Bank, interest payable monthly at 4.587% and principal due February 23, 2004.	$1,000	$1,000
Advance from Federal Home Loan Bank, interest payable monthly at 4.637% and principal due February 23, 2004.	300	300

	$1,300	$1,300

        As a part of its management of interest rate risk, the Company periodically borrows from the Federal Home Loan Bank. These advances are collateralized by a blanket pledge of the Company's loan portfolio and Federal Home Loan Bank stock. The advances may be prepaid at any time, but such prepayment may be subject to a penalty or benefit depending upon movement in market rates.

Note 8. Contingencies

        The Company is involved in certain legal actions arising from normal business activities. Management believes that the outcome of such proceedings will not materially affect the financial position, results of operations or cash flows of the Company.

Note 9. Related Party Transactions

        In the ordinary course of business, the Company has and expects to continue to have transactions including borrowings with its employees, directors and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. The aggregate amount of such loans was approximately $386,000 (which included draws of $84,000 on a line of credit for $250,000) and $385,000 (which included draws of $110,000 on a line of credit for $250,000) at September 30, 2003, and 2002, respectively. The approximate amount of payments received on these loans was $52,000, and the approximate amount of new loans funded was $53,000 in 2003.

(Information with respect to the three months ended December 31, 2003, is unaudited)

Note 10. Federal Income Taxes

	2003	2002
Deferred tax assets:
Net operating loss carry forward	$172	$133
Other	33	51

	205	184
Deferred tax liabilities:
Premises and equipment	(90)	(86)

	115	98
Less Valuation Allowance	(115)	(98)

	$—	$—

        At September 30, 2003, the Company had approximately $500,000 of federal net operating loss carryforwards which expire in 2021 to 2023.

        As a result of recent operating losses, management determined that the realization of the deferred tax asset was not more likely than not and accordingly, such deferred tax assets have been fully reserved.

        A reconciliation of the income tax benefit at the U.S. federal statutory income tax rate of 34% to actual income tax benefit is as follows (in thousands):

	Year ended September 30,
	2003	2002
Income tax benefit at statutory rate	$(18)	$(108)
Increase in valuation allowance	$17	$97
Other	1	11

	$—	$—

Note 11. Financial Instruments With Off-Balance Sheet Risk

        In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers through the use of commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

(Information with respect to the three months ended December 31, 2003, is unaudited)

        The following table summarizes the Company's off-balance sheet financial instruments (in thousands):

	September 30,
			December 31, 2003 (unaudited)
	2003	2002
Commitments to extend credit	$1,158	$1,185	$1,790
Standby letters of credit	90	90	90

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

        Standby letters of credit are written conditional commitments used by the Company to guarantee the performance of a customer to a third party. The Company's policies generally require that letter of credit arrangements contain security and debt covenants similar to those contained in loan arrangements. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. If the commitment is funded, the Company would be entitled to seek recovery from the customer. As of September 30, 2003, and 2002, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

Note 12. Fair Value of Financial Instruments

	September 30, 2003		September 30, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Amounts in Thousands)
Financial Assets:
Cash and cash equivalents	$1,017	$1,017	$1,452	$1,452
Securities available for sale	100	100	224	224
Securities held to maturity	220	220	249	252
Loans, net	9,271	9,453	9,823	10,262
Accrued interest receivable	216	216	197	197
Financial Liabilities:
Deposits	9,115	9,149	10,179	10,277
Federal Home Loan Bank advances	1,300	1,300	1,300	1,300
Accrued interest payable	17	17	26	26

(Information with respect to the three months ended December 31, 2003, is unaudited)

Note 13. Dividend Restrictions and Regulatory Matters

        Banks and bank holding companies are subject to regulatory capital requirements administered by state and federal banking regulatory agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors. Failure to meet capital requirements can initiate regulatory action. As of September 30, 2003, and 2002, management believes the Bank is in compliance with all regulatory capital requirements to which it is subject.

        The following table sets forth the bank only actual capital levels in addition to the requirements under prompt corrective action regulations (in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2003:
Total capital to risk weighted assets	$1,165	12.65%	$736	8.0%	$921	10.0%
Tier I capital to risk weighted assets	1,049	11.39%	368	4.0%	553	6.0%
Tier I capital to average assets	1,049	9.04%	463	4.0%	580	5.0%
September 30, 2002
Total capital to risk weighted assets	$1,209	13.02%	$743	8.0%	$928	10.0%
Tier I capital to risk weighted assets	1,091	11.75%	371	4.0%	557	6.0%
Tier I capital to average assets	1,091	8.58%	509	4.0%	636	5.0%

        As of September 30, 2003, and 2002, the Company met the level of capital required to be categorized as "well capitalized" under prompt corrective action regulations. Management is not aware of any conditions subsequent to September 30, 2003, that would change the Company's capital category.

        The Company is a state chartered banking association and is subject to regulation, supervision and examination by the Texas Department of Banking. The Company is a member of the Federal Deposit Insurance Corporation ("FDIC"). In addition, upon making certain determinations with respect to the condition of any insured bank, the FDIC may begin proceedings to terminate a bank's federal deposit insurance. The Company is currently under a Memorandum of Understanding with the FDIC to ensure that management takes certain corrective actions to bring operational activities within the parameters of FDIC recommendations. This Memorandum calls for corrective actions including the following:

  •
  Reduce the level of classified assets;

  •
  Revise the profit plan of the Bank and take measures to improve profitability;

  •
  Evaluate the qualifications of management and ensure that each management position is filled with qualified personnel;

(Information with respect to the three months ended December 31, 2003, is unaudited)

  •
  Maintain adequate allowance for loan losses;

  •
  Improve the Bank's liability posture and minimize dependence on volatile funding sources;

  •
  Revise the Bank's loan documentation system and eliminate certain identifiable technical exceptions;

  •
  Revise existing loan policies and internal credit review systems; and

  •
  Develop a written audit program.

        In addition, the Memorandum requires the Company to maintain certain levels of capitalization. The Company is in compliance with that requirement. The Memorandum also restricts the Company's ability to pay dividends. The Company may not pay dividends to its shareholders until the accumulate deficit has been reversed and only upon approval by the Texas Department of Banking.

        The Texas Department of Banking examined the Company in January 2004. Based upon recent communications with the banking regulators, management believes that the Company is in full compliance with the Memorandum of Understanding.

Note 14. Change in Control

        On March 9, 2004, holders of 99.97% of the Company's capital stock sold their shares in the Company to Treaty Oak Bancorp, Inc. for a total purchase price of approximately $2,225,000.

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited Pro Forma Condensed Combined Balance Sheet and Pro Forma Condensed Combined Statements of Operations are based upon the historical results of Texline State Bank (TSB) for the year ended September 30, 2003, and the three months ended December 31, 2003, and the pro forma results of Treaty Oak Bancorp, Inc., (TOBC) for the period beginning November 1, 2002 and ending September 30, 2003, and for the three months ended December 31, 2003, giving effect to the acquisition by Treaty Oak Bancorp, Inc., of Texline State Bank using the purchase method of accounting. This acquisition closed March 9, 2004. The fiscal year end of both TSB and TOBC is September 30. Pro forma adjustments, and the assumptions on which they are based, are described below and in the accompanying footnotes to the pro forma condensed combined financial statements. These financial statements should be read in conjunction with the historical financial statements of TSB incorporated by reference into this Prospectus. The pro forma condensed combined financial statements are not necessarily indicative of the results that actually would have occurred had the companies constituted a single entity during the respective periods, nor are they indicative of future results of operations.

The Statement of Condition presented herein assumes that TOBC purchased TSB on December 31, 2003 and gives effect to the significant accounting adjustments necessary to record the purchase. The Statements of Operations reflect the operations of TOBC and TSB through September 30, 2003 and for the three months ended December 31, 2003 giving effect to the purchase of TSB by TOBC as if it had occurred on October 1, 2002.

These pro formas are prepared assuming acquisition of all of the outstanding shares of Texline State Bank. On March 9, 2004, TOBC completed the acquisition and purchased 99.97% of outstanding shares. However, minority interests are not reflected in these pro formas because they are deemed to be immaterial.

Pro Forma Condensed Combined Balance Sheet as of December 31, 2003
(Unaudited)

	TOBC	TSB	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands)
ASSETS:
Cash and due from banks	$1,201	$481	$(1,012	)(Note 3)	$670
Interest bearing deposits	—	18	—		18
Federal funds sold	—	1,750	—		1,750
Mortgage-backed securities available for sale, at fair value	—	94	—		94
Securities held to maturity	—	215	—		215
Investment in Federal Home Loan Bank stock	—	208	—		208
Investment in Texline State Bank	199	—	2,225	(Note 3)
		—	(50	)(Note 3)
	—	—	(2,374	)(Note 5)	—
Loans, net	—	8,572	182	(Note 4)	8,754
Premises and equipment, net	—	332	—		332
Accrued interest receivable	—	182	—		182
Other real estate owned	—	10	—		10
Other assets	—	68	—		68
Goodwill	—	—	1,099	(Note 4)	1,099
Core deposit intangibles	—	—	79	(Note 4)	79
Deferred stock issuance costs	384	—	—		384

Total Assets	$1,784	$11,930	$149		$13,863

LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
Deposits	$—	$9,560	$34	(Note 4)	$9,594
Federal Home Loan Bank advances	—	1,300	—		1,300
Notes payable	—	—	1,163	(Note 3)	1,163
Accrued interest payable	—	12	—		12
Due to related party—subject to reimbursement agreement	153	—	—		153
Other liabilities	—	10	—		10

Total Liabilities	153	10,882	1,197		12,232

SHAREHOLDERS' EQUITY:
Common stock	10	248	(248	)(Note 5)	10
Additional paid-in capital	2,352	1,371	755	(Note 4)	2,352
		0	(2,126	)(Note 5)
Accumulated deficit	(731)	(574)	574	(Note 4)	(731)
		0	—
Accumulated other comprehensive income	—	3	(3	)(Note 4)	—

Total Shareholders' Equity	1,631	1,048	(1,048)		1,631

Total Liabilities and Shareholders' Equity	$1,784	$11,930	$149		$13,863

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Pro Forma Condensed Combined Statement of Operations
(Unaudited)

	Three Months Ended December 31, 2003
	Historical TOBC		Historical TSB	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands, except per share amounts)
INTEREST INCOME:
Loans, including fees	$—		$222	$(5	)(Note 4)	$217
Taxable securities	—		2			$2
Interest of deposits with other banks	—		1			$1
Federal funds sold	—		2			2

Total interest income	—		227	(5)		222
INTEREST EXPENSE:
Deposits	—		33			33
Federal Home Loan Bank advances	—		15			15
Note interest	—		—	14	(Note 6)	14

Total interest expense	—		48	14		229

Net interest income	—		179	(19)		160
Provision for loan losses	—		—	—		—

Net interest income after provision for loan losses	—		179	(19)		160
NONINTEREST INCOME:
Service charges on deposit accounts	—		15	—		15
Other noninterest income	—		—	—		—

Total non interest income	—		15	—		15
NON-INTEREST EXPENSE:
Salaries and employee benefits	332	(Note 2)	74			406
Occupancy and equipment expenses	—		10			10
Professional expenses	64	(Note 2)	—	—		64
Acquisition related costs	72	(Note 2)	—	—		72
Data processing expenses	—		16			16
Amortization of core deposit intangibles				3	(Note 4)	3
Other expenses	44	(Note 2)	58			102

Total noninterest expense	512		158	3		673

Net income (loss)	$(512)		$36	$(22)		$(498)

EARNINGS PER SHARE (NOTE 8):
Basic	$(0.49)		$0.58	$(0.02)		$(0.48)

Diluted	$(0.49)		$0.58	$(0.02)		$(0.48)

WEIGHTED-AVERAGE SHARES OUTSTANDING (NOTE 8):
Basic	1,040,000		62,000	1,040,000		1,040,000

Diluted	1,040,000		62,000	1,040,000		1,040,000

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Pro Forma Condensed Combined Statement of Operations
(Unaudited)

	Year Ended September 30, 2003
	Pro Forma TOBC		Historical TSB	Pro Forma Adjustment		Pro Forma Combined
	(Dollars in thousands, except per share amounts)
INTEREST INCOME:
Loans, including fees	$—		$881	$(18	)(Note 4)	$899
Taxable securities	—		11	—		11
Interest of deposits with other banks	—		5	—		5
Federal funds sold	—		10	—		10

Total interest income	—		907	(18)		925
INTEREST EXPENSE:
Deposits	—		184	34	(Note 4)	218
Federal Home Loan Bank advances	—		59	—		59
Note interest	—		—	58	(Note 6)	58

Total interest expense	—		243	92		335

Net interest income	—		664	(74)		590
Provision for loan losses	—		70	—		70

Net interest income after provision for loan losses	—		594	(74)		520
NONINTEREST INCOME:
Service charges on deposit accounts	—		61	—		61
Other noninterest income	—		1	—		1

Total non interest income	—		62	—		62
NON-INTEREST EXPENSE:
Salaries and employee benefits	—		300	—		300
Occupancy and equipment expenses	—		93	—		93
Professional expenses	27	(Note 2)	—	—		27
Acquisition related costs	189	(Note 2)		—		189
Data processing expenses	—		66	—		66
Amortization of core deposit intangibles	—		—	11	(Note 4)	11
Other expenses	2		249	215	(Note 6)	466

Total noninterest expense	218		708	226		1,152

Net income (loss)	$(218)		$(52)	$(300)		$(570)

EARNINGS PER SHARE (NOTE 8):
Basic	$(0.21)		$(0.84)	$(0.29)		$(0.55)

Diluted	$(0.21)		$(0.84)	$(0.29)		$(0.55)

WEIGHTED-AVERAGE SHARES
OUTSTANDING (NOTE 8):
Basic	1,040,000		62,000	1,040,000		1,040,000

Diluted	1,040,000		62,000	1,040,000		1,040,000

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Treaty Oak Bancorp, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Basis of Presentation

The acquisition of TSB will be accounted for by TOBC using the purchase method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS No. 141"). Under this method, the aggregate cost of the merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values as of the date the purchase of Texline State Bank is completed. For purposes of pro forma presentation, estimates of the fair values of TSB's assets and liabilities as of December 31, 2003, have been combined with the book values of TOBC's assets and liabilities as of December 31, 2003.

The unaudited Pro Forma Combined Condensed Statements of Operations for the year ended September 30, 2003, and the three months ended December 31, 2003, are derived from the statement of operations of TOBC and the consolidated statements of operations of Texline State Bank and Subsidiary. The unaudited Pro Forma Combined Condensed Statements of Operations for the three months ended December 31, 2003, and for the year ended September 30, 2003, are adjusted for the impact of SFAS No. 141, assuming the acquisition occurred on October 1, 2002.

Note 2: Formation of Treaty Oak Bancorp, Inc.

The Articles of Incorporation for Treaty Oak Bancorp, Inc. were filed on November 18, 2003. TOBC was organized as of December 8, 2003. However, certain costs related to its formation and the acquisition of TSB had been incurred by Treaty Oak Holdings, Inc. (TOHI), between November 1, 2002 and September 30, 2003. Those costs were reflected as additional paid-in-capital (to the credit of Treaty Oak Holdings, Inc.) and accumulated deficit as of September 30, 2003, and are reflected in the Statements of Operations of TOBC for the period beginning November 1, 2002 and ending September 30, 2003, as follows:

Professional fees and expenses	$27,174
Acquisition related costs	$189,312
General and administrative costs	$1,864
Additional paid-in-capital		$218,350

Additional costs incurred between September 30, 2003, and December 8, 2003 are reflected as additional paid-in-capital (to the credit of TOHI) and accumulated deficit for the period ending December 31, 2003, as follows:

Professional fees and expenses	$49,011
Acquisition related costs	$57,150
General and administrative costs	$17,735
Additional paid-in-capital		$123,896

Further, costs incurred between December 8, 2003, and December 31, 2003, which are subject to the Expense Reimbursement Agreement (Note 7) are reflected in Due to related party—subject to reimbursement agreement and accumulated deficit as of December 31, 2003, as follows:

Professional fees and expenses	$15,000
Acquisition related costs	$15,000
General and administrative costs	$26,096
Due to related party		$56,096

In summary, the costs incurred between October 1, 2003 and December 31, 2003, are reflected as follows:

Professional fees and expenses	$72,150
Acquisition related costs	$64,011
General and administrative costs	$43,831
Due to related party		$56,096
Additional paid-in-capital		$123,896

The initial capitalization reflects the issuance of 1,040,000 shares of $0.01 par value common stock for an aggregate additional consideration of approximately $2,133,000.

1,000,000 shares were purchased by its organizing shareholder, TOHI, for $1,200,000 in cash plus the contribution of certain costs accumulated by TOHI related to the acquisition of TSB and direct costs incurred related to the formation, organization and start-up of TOBC incurred between November 1, 2002 (inception) and December 8, 2003, as follows:

Cash and due from shareholder(1)	$1,200,000
Professional fees and expenses	$76,185
Acquisition related costs	$246,462
General and administrative costs	$19,599
Deferred stock issuance costs(2)	$307,116
Cumulative acquisition costs- Texline State Bank (includes deposit toward purchase of $50,000)	$179,572
Common stock		$10,000
Additional paid-in-capital		$2,018,934

(1)
On the organizational date, there was a receivable in the amount of $950,000 due from the organizing shareholder. This amount was paid in cash on December 22, 2003.

(2)
Deferred stock issuance costs are legal and other fees incurred on TOBC's behalf prior to TOBC's inception by TOHI. TOHI was initially proposed to be the registrant for this offering and consequently these costs were included in TOHI's contribution to TOBC's capital and will be treated as an offset to additional paid-in-capital. These costs are not subject to the Expense Reimbursement Agreement.

The remaining 40,000 shares were purchased for $800 cash, and other commitments, by four individuals. These issuances were compensatory in nature. Therefore, TOBC recognized the receipt of additional paid-in-capital and compensation expense of $332,400 in conjunction with these issuances for a total issuance price per share of $8.33 for financial accounting purposes. This issuance was recorded as follows:

Cash	$800
Compensation expense	$332,400
Common stock		$400
Additional paid-in-capital		$332,800

Note 3: Acquisition of Texline State Bank

We have assumed for purposes of these pro formas that in conjunction with the acquisition of TSB, TOBC acquired, for cash and seller financing, all of the outstanding shares of TSB at an estimated purchase price of $35.89 per share that the purchase price was paid approximately $1,062,000 in cash and with notes payable for $1,163,000 to the two largest shareholders owners of TSB and that the notes will accrue interest at 5% and are expected to be paid within one year.

Note 4: Allocation of Purchase Accounting Adjustments

In accordance with SFAS No. 142, intangible assets acquired that can be separately identified shall be assigned a portion of the total cost of the acquired company if the fair values of those assets can be reliably determined. Any identified intangible shall be recorded as the cost of the intangible and amortized over its estimated life. Management believes that the fair value of assets of TSB, other than loans and deposits, does not materially differ from their current book values based on all of the information available.

The following table provides a reconciliation of the excess cost of the TSB merger to TOBC as of December 31, 2003, based on estimated value of the acquisition consideration over the fair value of stock acquired from the TSB shareholders (in thousands):

Cash, cash deposit and notes to acquire stock (62,000 shares)	$2,225
Direct acquisition costs	$149

Total Purchase Price	$2,374
Less:
Purchase accounting adjustments:
Adjust loans to fair value	$182
Adjust deposits to fair value	$(34)
Core deposit intangibles	$79
Shareholders' equity of TSB as of September 30, 2003	$1,048

Cost in excess of fair value of net assets acquired allocated to goodwill	$1,099

The purchase accounting adjustments reflect the adjustment to fair value of the assets and liabilities of the Bank as of the date of the purchase. The book value of the noninterest earning assets of the Bank are assumed to approximate fair value as of the date of acquisition and the Company does not anticipate any material adjustments to those carrying values upon closing of the purchase though the purchase accounting adjustment will be finalized following the acquisition. Purchase accounting adjustments are as follows:

Adjust loans to fair value	$182,000)
Adjust deposits to fair value	$(34,000)
Core deposit intangibles	$(79,000)

Adjustment to loans

The adjustment calculated relates, primarily, to the value of the loan portfolio based upon a block of loans secured by real estate in the Houston, Texas, area. These loans currently have an average interest rate of 9.10% and an average maturity of 10 years. The pro forma adjustment is approximately $182,000 and is amortized, on a straight-line basis, over the average 10-year maturity period. The remaining loan portfolio is predominantly variable rate loans which result in no adjustment. The adjustment is estimated as the difference between the interest earned at the weighted-average stated rate on the face amounts of the subject loans over the amount of interest income that the same loans would earn over the same period at current rates. The pro forma amortization of this premium is $18,200 for the year ending September 30, 2003. For the three months ended December 31, 2003 the amortization recorded is $4,500.

Adjustment to deposits

The deposits have been increased for an adjustment of approximately $34,000 which reflects the premium rates being paid on a block of certificates of deposit with an average maturity of 6 months. The carrying value of these certificates totaled $5,577,000. The average interest rate is 2.10%. The purchase adjustment reflects the difference between the interest that will be paid on these certificates through the average maturity date over the amount that would be paid on the same balance with the same maturity at current market rates. As the average maturity is less than 12 months, the pro forma adjustment of $34,000 is amortized in full for the year ended September 30, 2003. Therefore, no amortization is recorded for the three months ended December 31, 2003.

Adjustment for core deposit intangibles

The adjustment for core deposit intangibles is calculated as 2% of the underlying deposits, exclusive of time deposits, or $79,000. This intangible is amortized on a straight-line basis over a 7 year period which is the average amortization period for this type of asset in the industry. The pro forma adjustments for this amortization is $11,300 for the period beginning November 1, 2002 and ending September 30, 2003, and $2,800 for the three months ended December 31, 2003.

Goodwill

Management believes that other than core deposit intangibles there are no other separately identifiable intangible assets. Therefore, the remaining purchase price has been allocated to goodwill. Goodwill is not subject to amortization. Goodwill is periodically reviewed to determine whether a decline in value exists which requires a charge to earnings and a reduction to the net goodwill reflected on the statement of financial condition of the Bank. Under SFAS 142, an intangible asset with an indefinite useful life is tested for impairment at least annually and more frequently if circumstances indicate that the asset could be impaired. To test for impairment, the fair value of the asset is compared to its carrying amount and if the fair value is less than its carrying value, the company will recognize an impairment loss. Management has determined that no impairment to goodwill exits as of December 31, 2003.

Note 5: Shareholders' Equity

Shareholders' equity of TSB is eliminated in combination against the investment in TSB. The entry is recorded as follows:

Common Stock	$248,000
Additional paid-in-capital	$2,126,000
Investment in Texline State Bank		$2,374,000

Note 6: Expense adjustments

All material nonrecurring income or expense items are eliminated through the pro forma adjustments on the statements of operations. For the year ended September 30, 2003, the $35,000 loss related to the closure of the Banco Tejano branch of TSB has been removed as non-recurring. Further, organizational and pre-opening costs of $250,000 expected to be incurred between December 9, 2003, and the completion of the offering related to salaries, occupancy and other related costs have been added as additional costs for the year ended September 30, 2003. Interest paid on the notes receivable to the two largest shareholders of TSB, following the sale has been recorded as $58,000 for the year ended September 30, 2003 and $14,500 for the three months ended December 31, 2003.

Note 7: Expense Reimbursement Agreement

TOHI has and will continue to advance funds for organizational, acquisition, offering and other pre-operating expenses. These advances are being made under an Expense Reimbursement Agreement, which obligates the TOHI to advance such funds on behalf of TOBC, up to an aggregate of $775,000 for costs incurred after December 8, 2003. Unless and until TOBC raises at least $4,000,000 from the issuance of its common stock, TOBC will not be obligated to reimburse these costs. As of December 31, 2003, TOHI had incurred $132,896 of costs under the Expense Reimbursement Agreement, primarily with respect to legal and other professional fees related to the offering. These costs are reflected as other liabilities as of December 31, 2003. Of these costs, $56,096 have been expensed as pre-opening costs, and the balance of $76,800 has been recorded as the costs of stock issuance. In addition, $20,000 has been recorded as additional costs of acquisition of TSB that are not subject to the Expense Reimbursement Agreement. These costs are included in the "Due to related party" as of December 31, 2003.

Note 8: Earnings per Share

Basic earnings per share in the Pro Forma Combined Condensed Statements of Operations were computed by dividing pro forma net income by the total average shares outstanding, assuming the issuance of 1,040,000 shares of TOBC common stock as of October 1, 2002 (reflecting that the shares were outstanding for the entire period), and the elimination of the TSB average shares outstanding as of December 31, 2003.

APPENDIX A

SUBSCRIPTION AGREEMENT

Treaty Oak Bancorp, Inc.
Attn: Terry W. Hamann
3811 Bee Cave Road, suite 201
Austin, Texas 78746

Ladies and Gentlemen:

        I hereby subscribe to purchase the number of shares of common stock (the "Shares") of Treaty Oak Bancorp, Inc. (the "Company"), indicated below. I have received a copy of the Company's prospectus, dated            , 200. In connection with purchase of the Shares, I understand and agree as follows:

  1.
  My purchase of the Company's common stock involves significant risks, as described under "Risk            Factors" in the prospectus.

  2.
  No federal or state agency has made any finding or determination regarding the fairness of the company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

  3.
  THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

  I am enclosing a check in the amount of $8.33 multiplied by the number of shares I wish to buy. My check is made payable to "TIB—The Independent BankersBank—Escrow Account for Treaty Oak Bancorp, Inc."

  THIS SUBSCRIPTION AGREEMENT IS FINAL, BINDING, AND IRREVOCABLE. If the organizers are unable to sell at least 360,000 shares of common stock or fail to receive all required regulatory approvals to open the Company's proposed banking subsidiary, the escrow agent will promptly return all subscription proceeds to me, without any interest earned.

  NUMBER OF SHARES (MINIMUM 300 SHARES): ____________

  TOTAL SUBSCRIPTION PRICE (AT $8.33 PER SHARE): _________

  ____________________________________
  (Please print or type exact name(s) in which
  The shares are to be registered.)

A-1

        Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date
Signature(s)*
*
When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

PRINT ADDRESS:

Area code and telephone number
Social Security or Federal Tax Identification Number	Please indicate form of ownership for the shares. ☐ individual
☐ joint tenants with right of survivorship
☐ tenants in common
☐ trust
☐ corporation
☐ partnership
☐ custodian
☐ other
TO BE COMPLETED BY THE COMPANY Accepted as of , 2004, as to shares.
TREATY OAK BANCORP, INC.
By: ________________________ Terry W. Hamann, President

A-2

APPENDIX B

OPINION OF JAMES R. MILLER REGARDING VALUATION

December 1, 2003

Board of Directors
Treaty Oak Bancorp
3811 Bee Caves Road, Suite 201
Austin TX 78746

Attention: Mr. Terry W. Hamann, Chairman & CEO

        Dear Directors:

        You have asked that I provide you with my professional opinion concerning the Valuation of the pricing of a proposed offering regarding the acquisition of Texline State Bank by Treaty Oak Bancorp.

        This report covers my analysis, conclusions and opinions regarding this assignment.

        A professional synopsis and references opining the qualifications of James R. Miller to perform this assignment are attached to this report.

        The basic data supporting this opinion are as of September 30, 2003. Other data cited are of most recent date available.

        In fulfilling this assignment, I have conducted appropriate research and analysis of the relevant financial, organizational and operational data and information identified with Texline State Bank and Treaty Oak Bancorp, inclusive of senior management interviews and probes and discussions with other parties informed and knowledgeable of the Bank's and Bancorp's current and reasonably predictable future financial status.

        Additional factors considered include:

  •
  The status of the area's banking industry

  •
  The general economic environment

  •
  Texline State Bank's and Treaty Oak Bancorp's financial and general condition

  •
  An analysis of the capitalization structure regarding the offering's proposed pricing and content.

  •
  A comparison of peer bank market valuations on both an as is status for Texline State Bank and a proforma valuation comparison to peer group relating to the at rest institution post offering and acquisition.

  •
  A comparison of peer bank financial performance factors

        The methodology chosen for this analysis is the Market Approach to Valuation. This process is designed to focus valuation as it relates to open market valuation on a stand-alone basis and the transactional valuation opinion as it applies to the potential offering of Units to the public to facilitate the acquisition of Texline State Bank by Treaty Oak Bancorp. The Market Valuation Approach entails three basic steps: analysis of the economic environment, analysis of the industry and analysis of the subject institutions specifically and relatively to peer group.

        The technique employed was to relate peer group relationships on the fundamental plane and then compare peer market valuations to ascertain a fair relative valuation for the pricing of Texline State Bank and the proforma institution of Treaty Oak Bancorp post acquisition. Additionally, certain qualitative factors and assumptions were taken into consideration that are a critical part of the valuation process.

B-1

        Full data relating to the fundamental profile of Texline State Bank and Treaty Oak Bancorp are contained elsewhere in this report. Along with other general data, the following items were reviewed in compiling this opinion:

  •
  Comparative Group analysis relating to Texline Bank and Treaty Oak Bancorp Proforma

  •
  Texline State Bank statement of condition as of September 30, 2003

  •
  Treaty Oak Holdings organization structure, plan and proforma financials dated November 11, 2003

  •
  Treaty Oak Bancorp Tier 1 Capitalization Analysis, proforma, dated November 16, 2003

  •
  Treaty Oak Holdings, Inc. Strategic Business Plan dated June 2003

  •
  Treaty Oak Bank, Inc. Proforma Statement of Position dated August 6, 2003

        The following assumptions are crucial to the valuations presented in this opinion:

  •
  Key in the issuance of this opinion is the acceptance of the validity and reasonable accuracy of the proforma plans prepared by Treaty Oak Holdings for Texline State Bank, Treaty Oak Bancorp and Treaty Oak Holdings.

  •
  The financial data used in presenting peer group data and comparisons provided by SNL Financial are true and accurate within reasonable industry standards.

  •
  Key personnel provided in documents by Treaty Oak Holdings, Inc. will be participants in the outlined institutions.

        Based on the data cited and a complete examination of the proforma assumptions herein, and upon completion of the proposed offering by Treaty Oak Bancorp to raise approximately $12,000,000. The resultant institution will be a viable peer for the groups cited in this study. Therefore it is my professional opinion that a fair valuation for the offering of common shares to the public will yield an "at rest" price to book value in the range of 150% to 170% of hard book value. Further if this offering involves a structure where warrants are included as a potential "bonus" element to investors they will not hinder this valuation factor and could, depending of fundamental performance of the Bancorp and market pricing, add to investor value in the future.

        James R. Miller does not own any shares of Texline State Bank, Treaty Oak Holdings or Treaty Oak Bancorp.

        It has been a pleasure to be of service. I am available to discuss this report and evaluation if desired.

Respectfully submitted,

/s/ James R. Miller

B-2

  •
  You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with inconsistent or different information, you should not rely on it.

  •
  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

  •
  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

  •
  This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

Up to 1,440,000 Shares

TREATY OAK BANCORP, INC.

Common Stock

Prospectus
May 7, 2004

QuickLinks

SUMMARY
RISK FACTORS
Risks related to our Business
Risks related to the Acquisition
Risks Related to the Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE OFFERING
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
As of December 31, 2003
DILUTION
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION
Shock Effect of Interest Rate Changes
Actual Rate Change Effect on Interest Income and Interest Expense
Shock Effect of Interest Rate Changes
Actual Rate Change Effect on Interest Income and Interest Expense
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF CAPITAL STOCK
SUPERVISION AND REGULATION
LEGAL MATTERS
EXPERTS
REPORTS TO SHAREHOLDERS
ADDITIONAL INFORMATION
TREATY OAK BANCORP, INC. TEXLINE STATE BANK FINANCIAL STATEMENTS Contents
Treaty Oak Bancorp, Inc. (A Development Stage Enterprise) Notes to Financial Statements
PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Pro Forma Condensed Combined Balance Sheet as of December 31, 2003 (Unaudited)
Pro Forma Condensed Combined Statement of Operations (Unaudited)
Pro Forma Condensed Combined Statement of Operations (Unaudited)
Treaty Oak Bancorp, Inc. Notes to Unaudited Pro Forma Condensed Combined Financial Statements
APPENDIX A SUBSCRIPTION AGREEMENT
APPENDIX B OPINION OF JAMES R. MILLER REGARDING VALUATION
TABLE OF CONTENTS